EXECUTION COPY
EXHIBIT 4.1
FINANCING AGREEMENT
Dated as of July 17, 2007
by and among
SPHERIS HOLDING II, INC.,
SPHERIS INC.,
SPHERIS OPERATIONS LLC and various of its Subsidiaries

THE LENDERS FROM TIME TO TIME PARTY HERETO,

ABLECO FINANCE LLC,
as Collateral Agent,
and
CRATOS CAPITAL MANAGEMENT LLC,
as Administrative Agent

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Section 12.19 Confidentiality	123

Section 12.20 [Intentionally Omitted]	124

Section 12.21 Debtor-Creditor Relationship	124

Section 12.22 Section Headings	124

Section 12.23 Integration	124

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SCHEDULE AND EXHIBITS

Schedule C-1	Lenders and Lenders’ Commitments
Schedule 6.01(e)	Subsidiaries
Schedule 6.01(f)	Litigation; Commercial Tort Claims
Schedule 6.01(l)	Nature of Business
Schedule 6.01(o)	Real Property
Schedule 6.01(r)	Environmental Matters
Schedule 6.01(s)	Insurance
Schedule 6.01(v)	Bank Accounts
Schedule 6.01(w)	Intellectual Property
Schedule 6.01(x)	Material Contracts
Schedule 6.01(dd)	Name; Jurisdiction of Organization; Organizational ID Number; Chief Place of Business; Chief Executive Office; FEIN
Schedule 6.01(ee)	Tradenames
Schedule 6.01(ff)	Collateral Locations
Schedule 7.02(a)	Existing Liens
Schedule 7.02(b)	Existing Indebtedness
Schedule 7.02(e)	Existing Investments
Schedule 7.02(k)	Limitations on Dividends and Other Payment Restrictions
Schedule 8.01	Blocked Account Banks

Exhibit A-1	Form of Assignment and Acceptance
Exhibit I-1	Form of Intercompany Subordination Agreement
Exhibit L-1	Form of LIBOR Notice
Exhibit L-2	Form of Loan Limiter Certificate
Exhibit 2.01(b)(ii)	Form of Notice of Borrowing
Exhibit 5.01(d)	Form of Opinion of Counsel

FINANCING AGREEMENT
          Financing Agreement, dated as of July 17, 2007, by and among SPHERIS HOLDING II, INC., a Delaware corporation (“Holdings”), SPHERIS INC., a Delaware corporation (the “Parent”), SPHERIS OPERATIONS LLC, a Tennessee limited liability company (the “Borrower”), each subsidiary of the Borrower listed as a “Guarantor” on the signature pages hereto (together with Holdings and the Parent, each a “Guarantor” and collectively, jointly and severally, the “Guarantors”), the lenders from time to time party hereto (each a “Lender” and collectively, the “Lenders”), ABLECO FINANCE LLC, a Delaware limited liability company (“Ableco”), as collateral agent for the Lenders (in such capacity, together with any successor collateral agent, the “Collateral Agent”), and CRATOS CAPITAL MANAGEMENT, LLC, a Delaware limited liability company (“Cratos”), as administrative agent for the Lenders (in such capacity, together with any successor administrative agent, the “Administrative Agent” and together with the Collateral Agent, each an “Agent” and collectively, the “Agents”).
RECITALS
          The Borrower has asked the Lenders to extend a credit facility of $95,000,000 (the “Maximum Credit Facility Amount”) to the Borrower consisting of (a) a term loan in the original principal amount of $70,000,000 and (b) a revolving credit facility in an aggregate principal amount not to exceed $25,000,000 at any time outstanding, which will include a subfacility for the issuance of letters of credit. The proceeds of the term loan and the loans made under the revolving credit facility shall be used to refinance existing senior indebtedness of the Parent and its Subsidiaries, to finance Permitted Acquisitions and Permitted Note Redemptions, for general working capital purposes of the Borrower and its Subsidiaries, and to pay fees and expenses related to this Agreement. The letters of credit will be used for general working capital purposes. The Lenders are severally, and not jointly, willing to extend such credit to the Borrower subject to the terms and conditions hereinafter set forth.
          In consideration of the premises and the covenants and agreements contained herein, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS; CERTAIN TERMS
          Section 1.01 Definitions. As used in this Agreement, the following terms shall have the respective meanings indicated below, such meanings to be applicable equally to both the singular and plural forms of such terms:
          “Ableco” has the meaning specified therefor in the preamble hereto.
          “Account Debtor” means any Person who is or who may become obligated under, with respect to, or on account of, an Account Receivable, chattel paper, or a general intangible.

          “Account Receivable” means, with respect to any Person, all of such Person’s now owned or hereafter acquired right, title, and interest with respect to “accounts” (as that term is defined in Article 9 of the Code), and any and all “supporting obligations” (as that term is defined in the Code) in respect thereof.
          “Acquisition” means the purchase or other acquisition (or series of related purchases or acquisitions) by (i) the Parent, the Borrower or any of its wholly-owned Subsidiaries that is a Guarantor (by merger, stock purchase, or otherwise) of all of the outstanding Capital Stock of any other Person or Persons, or (ii) the Borrower or any of its wholly-owned Subsidiaries of all or substantially all of the assets of any other Person or Persons or comprising one or more divisions or other business units of such other Person or Persons.
          “Action” has the meaning specified therefor in Section 12.12.
          “additional amount” has the meaning specified therefor in Section 2.08(a)
          “Administrative Agent” has the meaning specified therefor in the preamble hereto.
          “Administrative Agent’s Account” means an account at a bank designated by the Administrative Agent from time to time as the account into which the Borrower shall make all payments to the Administrative Agent for the benefit of the Agents and the Lenders under this Agreement and the other Loan Documents.
          “Affected Lender” has the meaning specified therefor in Section 4.05(d).
          “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (i) vote 10% or more of the Capital Stock having ordinary voting power for the election of directors of such Person or (ii) direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Notwithstanding anything herein to the contrary, in no event shall any Agent or any Lender be considered an “Affiliate” of any Loan Party.
          “After Acquired Property” means any fee interest in real property acquired by any Loan Party or any of its Subsidiaries after the date hereof with a Current Value in excess of $1,000,000.
          “Agent” and “Agents” have the respective meanings specified therefor in the preamble hereto.
          “Agreement” means this Financing Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

          “Applicable LIBOR Rate Margin” means, as of any date of determination, the following margins based upon the Parent’s most recent Senior Leverage Ratio calculation; provided, however, that (a) for the period from the Effective Date up to the day that is 5 Business Days following the date the Agents receive the certified calculation of the Parent’s Senior Leverage Ratio in respect of the testing period ending June 30, 2008, which shall be delivered pursuant to Section 7.01(a), and (b) at any time that a Default or an Event of Default has occurred until the first day of the first fiscal quarter following the date on which such Default or Event of Default is no longer continuing, the Applicable LIBOR Rate Margin shall be at the margin in the row styled “Level I”:

Applicable LIBOR Rate
Level	Senior Leverage Ratio	Margin
I	If the Senior Leverage Ratio is greater than or equal to 2.00 to 1.00	3.25 percentage points

II	If the Senior Leverage Ratio is less than 2.00 to 1.00	2.75 percentage points
          Except as set forth in the foregoing proviso, the Applicable LIBOR Rate Margin shall be based upon the most recent calculation of the Parent’s Senior Leverage Ratio, which will be calculated as of the end of each fiscal quarter. Except as set forth in the foregoing proviso, the Applicable LIBOR Rate Margin shall be adjusted quarterly on the day that is 5 Business Days following the date of delivery to the Agents of the certified calculation of the Parent’s Senior Leverage Ratio pursuant to Section 7.01(a); provided, however, that if the Borrower fails to provide such certification when such certification is due, the Applicable LIBOR Rate Margin shall be set at the margin in the row styled “Level I” as of the first day of the month following the date on which the certification was required to be delivered until the date on which such certification is delivered (on which date (but not retroactively), without constituting a waiver of any Default or Event of Default occasioned by the failure to timely deliver such certification, the Applicable LIBOR Rate Margin shall be set at the margin based upon the calculations disclosed by such certification). In the event that the information contained in any financial statement or certificate delivered pursuant to this Agreement is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable LIBOR Rate Margin for any period (an “Applicable LIBOR Rate Period”) than the Applicable LIBOR Rate Margin actually applied for such Applicable LIBOR Rate Period, then (i) the Borrower shall promptly deliver to the Agents a correct certificate for such Applicable LIBOR Rate Period, (ii) the Applicable LIBOR Rate Margin shall be determined as if the correct Applicable LIBOR Rate Margin (as set forth in the table above) were applicable for such Applicable LIBOR Rate Period, and (iii) the Borrower shall promptly deliver to the Administrative Agent full payment in respect of the accrued additional interest on the Obligations as a result of such increased Applicable LIBOR Rate Margin for such Applicable LIBOR Rate Period, which payment shall be promptly applied by the Administrative Agent to the affected Obligations.

          “Applicable Reference Rate Margin” means, as of any date of determination, the following margins based upon the Parent’s most recent Senior Leverage Ratio calculation; provided, however, that (a) for the period from the Effective Date up to the day that is 5 Business Days following the date the Agents receive the certified calculation of the Parent’s Senior Leverage Ratio in respect of the testing period ending June 30, 2008, which shall be delivered pursuant to Section 7.01(a), and (b) at any time that a Default or an Event of Default has occurred until the first day of the first fiscal quarter following the date on which such Default or Event of Default is no longer continuing, the Applicable Reference Rate Margin shall be at the margin in the row styled “Level I”:

Applicable Reference Rate
Level	Senior Leverage Ratio	Margin
I	If the Senior Leverage Ratio is greater than or equal to 2.00 to 1.00 or	1.75 percentage points

II	If the Senior Leverage Ratio is less than 2.00 to 1.00	1.50 percentage points
          Except as set forth in the foregoing proviso, the Applicable Reference Rate Margin shall be based upon the most recent calculation of the Parent’s Senior Leverage Ratio, which will be calculated as of the end of each fiscal quarter. Except as set forth in the foregoing proviso, the Applicable Reference Rate Margin shall be adjusted quarterly on the day that is 5 Business Days following the date of delivery to the Agents of the certified calculation of the Parent’s Senior Leverage Ratio pursuant to Section 7.01(a); provided, however, that if the Borrower fails to provide such certification when such certification is due, the Applicable Reference Rate Margin shall be set at the margin in the row styled “Level I” as of the first day of the month following the date on which the certification was required to be delivered until the date on which such certification is delivered (on which date (but not retroactively), without constituting a waiver of any Default or Event of Default occasioned by the failure to timely deliver such certification, the Applicable Reference Rate Margin shall be set at the margin based upon the calculations disclosed by such certification). In the event that the information contained in any financial statement or certificate delivered pursuant to this Agreement is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Reference Rate Margin for any period (an “Applicable Reference Rate Period”) than the Applicable Reference Rate Margin actually applied for such Applicable Reference Rate Period, then (i) the Borrower shall promptly deliver to the Agents a correct certificate for such Applicable Reference Rate Period, (ii) the Applicable Reference Rate Margin shall be determined as if the correct Applicable Reference Rate Margin (as set forth in the table above) were applicable for such Applicable Reference Rate Period, and (iii) the Borrower shall promptly deliver to the Administrative Agent full payment in respect of the accrued additional interest on the Obligations as a result of such increased Applicable Reference Rate Margin for such Applicable Reference Rate Period, which payment shall be promptly applied by the Administrative Agent to the affected Obligations.

          “Approved Foreign Bank” has the meaning specified therefor in the definition of “Permitted Investments”.
          “Assignment and Acceptance” means an assignment and acceptance entered into by an assigning Lender and an assignee, and accepted by the Collateral Agent, in accordance with Section 12.07 and substantially in the form of Exhibit A-1 hereto or such other form acceptable to the Collateral Agent.
          “Authorized Officer” means, with respect to any Person, the chief executive officer, chief financial officer, president, executive vice president, general counsel or controller of such Person.
          “Auto-Extension Letter of Credit” has the meaning specified therefor in Section 3.02(c).
          “Availability” means, at any time, the difference between (i) the lesser of (A) the Loan Limiter, and (B) the Total Revolving Credit Commitment, and (ii) the sum of (A) the aggregate outstanding principal amount of all Revolving Loans, (B) the aggregate outstanding principal amount of all Swing Line Loans and (C) all L/C Obligations.
          “Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. § 101, et seq.), as amended, and any successor statute.
          “Base LIBOR Rate” means the rate per annum, determined by the Administrative Agent in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate, on the basis of the rates at which Dollar deposits are offered to major banks in the London interbank market on or about 11:00 a.m. (New York time) 2 Business Days prior to the commencement of the applicable Interest Period, for a term and in amounts comparable to the Interest Period and amount of the LIBOR Rate Loan requested by the Borrower in accordance with this Agreement, which determination shall be conclusive in the absence of manifest error.
          “Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which the Parent, any its Subsidiaries or any of their ERISA Affiliates has been an “employer” (as defined in Section 3(5) of ERISA) within the past 6 years.
          “Blocked Account” has the meaning specified therefor in Section 8.01(a).
          “Blocked Account Bank” has the meaning specified therefor in Section 8.01(a).
          “Board” means the Board of Governors of the Federal Reserve System of the United States.
          “Borrower” has the meaning specified therefor in the preamble hereto.
          “Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the State of New York, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term “Business Day”

also shall exclude any day on which banks are closed for dealings in U.S. Dollar deposits in the London interbank market.
          “Capital Expenditures” means, with respect to any Person for any period, the sum of (i) the aggregate of all expenditures by such Person and its Subsidiaries during such period that in accordance with GAAP are or should be included in “property, plant and equipment” or in a similar fixed asset account on its balance sheet, whether such expenditures are paid in cash or financed and including all Capitalized Lease Obligations paid or payable during such period, and (ii) to the extent not covered by clause (i) above, the aggregate of all expenditures by such Person and its Subsidiaries during such period to acquire by purchase or otherwise the business or fixed assets of, or the Capital Stock of, any other Person.
          “Capitalized Lease” means, with respect to any Person, any lease of real or personal property by such Person as lessee which is required under GAAP to be capitalized on the balance sheet of such Person.
          “Capitalized Lease Obligations” means, with respect to any Person, obligations of such Person and its Subsidiaries under Capitalized Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.
          “Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.
          “Carry-Over Amount” has the meaning specified therefor in Section 7.03(d).
          “Cash Collateral Account” has the meaning specified therefor in Section 3.06(a).
          “Cash Collateralize” has the meaning specified therefor in Section 3.06(a).
          “Cash and Cash Equivalents” means all cash, deposit or securities account balances, certificates of deposit or other financial instruments properly classified as cash or cash equivalents under GAAP.
          “CFC” means a Subsidiary of the Parent that is a controlled foreign corporation (as that term is defined in the IRC).
          “Change in Law” has the meaning specified therefor in Section 4.05(a).
          “Change of Control” means each occurrence of any of the following:
               (a) (i) the Permitted Holders shall cease to have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act), in the aggregate, of more than 51% of the aggregate outstanding voting power of the Capital Stock of Holdings, or (ii) Warburg shall cease to have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act), in the aggregate, of more than 40% of the aggregate outstanding voting power of the Capital Stock of Holdings,
               (b) the acquisition by any person or group (within the meaning of Section 13(d)(3) of the Exchange Act), other than the Permitted Holders, of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of a greater percentage of the aggregate outstanding voting power of the Capital Stock of Holdings than the percentage owned by Warburg,
               (c) Holdings ceases to own and control, directly or indirectly, 100% of the shares of the Capital Stock of the Parent,
               (d) the Parent ceases to own and control, directly or indirectly, 100% of the shares of the Capital Stock of the Borrower,
               (e) the Borrower ceases to own and control, directly or indirectly, 100% of the shares of the Capital Stock of the Borrower’s Subsidiaries, unless otherwise permitted hereunder,
               (f) at any time the Permitted Holder ceases to have the power to appoint, or ceases to have appointed, a majority of the individuals who compose the Board of Directors of Holdings, or
               (g) (i) Holdings consolidates with or merges into another entity or conveys, transfers or leases all or substantially all of its property and assets to any Person, or (ii) any entity consolidates with or merges into Holdings, which in either event (i) or (ii) is pursuant to a transaction in which the outstanding voting Capital Stock of Holdings is reclassified or changed into or exchanged for cash, securities or other property, other than any such transaction in which the Permitted Holder has beneficial ownership of more than 50% of the aggregate voting power of all Capital Stock of the resulting, surviving or transferee entity.
          “Code” means the New York Uniform Commercial Code, as in effect from time to time; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, priority, or remedies with respect to Collateral Agent’s Liens on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies.
          “Collateral” means all of the property and assets and all interests therein and proceeds thereof now owned or hereafter acquired by any Person upon which a Lien is granted or purported to be granted by such Person in favor of Collateral Agent, as security for all or any part of the Obligations.
          “Collateral Agent” has the meaning specified therefor in the preamble hereto.
          “Collateral Agent Advances” has the meaning specified therefor in Section 10.08(a).

          “Commitments” means, with respect to each Lender, such Lender’s Revolving Credit Commitment and Term Loan Commitment.
          “Consolidated Current Assets” means, as at any date of determination, the total assets of the Parent and its Subsidiaries (other than Cash and Cash Equivalents) which may properly be classified as current assets on a consolidated balance sheet of the Parent and its Subsidiaries in accordance with GAAP.
          “Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of the Parent and its Subsidiaries which may properly be classified as current liabilities (other than the current portion of the Term Loan, the Swing Line Loans and the Revolving Loans) on a consolidated balance sheet of the Parent and its Subsidiaries in accordance with GAAP.
          “Consolidated EBITDA” means, with respect to any Person for any period, (a) the Consolidated Net Income of such Person and its Subsidiaries for such period, plus (b) without duplication, the sum of the following amounts of such Person and its Subsidiaries for such period and to the extent deducted in determining Consolidated Net Income of such Person and its Subsidiaries for such period: (i) Consolidated Net Interest Expense, (ii) net income tax expense (including, without limitation, income tax expense of consolidated CFCs) and foreign withholding tax expense, (iii) depreciation expense, (iv) amortization expense, (v) extraordinary losses, (vi) integration costs and fees acceptable to the Collateral Agent (including, without limitation, cash severance costs) in connection with Permitted Acquisitions (whether or not consummated), (vii) non-cash amortization and impairment charges resulting from purchase accounting adjustments (including inventory step-up adjustments recognized in costs of sales and write-offs of in-process research and development costs), (viii) non-cash compensation charges and deferred compensation charges (including, without limitation, arising from Capital Stock), (ix) any other non-cash charges (other than the write-down of current assets), (x) non-cash translation losses with respect to foreign currency fluctuations or with respect to any Hedging Agreement relating to foreign currency, and (xi) any other charges, costs, fees, expenses or losses acceptable to the Collateral Agent, minus (c) without duplication, the sum of the following amounts of such Person and its Subsidiaries for such period: (i) cash payments on account of non-cash charges added to Consolidated Net Income pursuant to clauses (b)(ix), (x) or (xi) above in such period or in a previous period, (ii) non-cash translation gains with respect to foreign currency fluctuations or with respect to any Hedging Agreement relating to foreign currency, and (iii) to the extent included in determining such Consolidated Net Income for such Person and its Subsidiaries during such period, any extraordinary gains and all non-cash items of income (other than normal accruals in the ordinary course of business).
          “Consolidated Funded Indebtedness” means, with respect to any Person at any date, all Indebtedness for borrowed money or letters of credit of such Person, determined on a consolidated basis in accordance with GAAP, which by its terms matures more than one year after the date of calculation, and any such Indebtedness maturing within one year from such date which is renewable or extendable at the option of such Person to a date more than one year from such date, including, in any event, but without duplication, with respect to the Parent and its Subsidiaries, the Revolving Loans, the Swing Line Loans, the Term Loan, the L/C Obligations, and the amount of their Capitalized Lease Obligations.

          “Consolidated Net Income” means, with respect to any Person for any period, the net income (loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis and in accordance with GAAP, but excluding from the determination of Consolidated Net Income (without duplication) (a) any non-cash extraordinary or non-recurring gains or losses or non-cash gains or losses from Dispositions, (b) restructuring charges, (c) effects of discontinued operations, (d) interest that is paid-in-kind, and (e) any tax refunds, net operating losses or other net tax benefits received during such period on account of any prior period.
          “Consolidated Net Interest Expense” means, with respect to any Person for any period, net interest expense of such Person and its Subsidiaries for such period determined on a consolidated basis and in accordance with GAAP (including interest expense paid to Affiliates of such Person), less (i) the sum of (A) gains for such period on Hedging Agreements (to the extent not included in interest income above and to the extent not deducted in the calculation of gross cash interest expense), and (B) any interest expense associated with the amortization or write-off of deferred financing costs or debt discounts, plus (ii) the sum of (A) losses for such period on Hedging Agreements (to the extent not included in such gross cash interest expense) and (B) the upfront costs or fees for such period associated with Hedging Agreements (to the extent not included in such gross cash interest expense), in each case, determined on a consolidated basis and in accordance with GAAP.
          “Consolidated Senior Funded Indebtedness” means, as of any date of determination, an amount equal to (a) all Consolidated Funded Indebtedness of the Parent and its Subsidiaries, outstanding as of such date, minus (b) the aggregate principal amount of Indebtedness outstanding as of such date under the Senior Subordinated Notes, minus (c) the aggregate principal amount of Subordinated Debt permitted under this Agreement which is outstanding as of such date.
          “Contingent Obligation” means, with respect to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the ”primary obligor”) in any manner, whether directly or indirectly, including (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (ii) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, (iii) any obligation of such Person, whether or not contingent, (A) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (B) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (C) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (D) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include any product warranties extended in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.
          “Control Agreement” means a control agreement, in form and substance satisfactory to the Collateral Agent, executed and delivered by a Loan Party, the Collateral Agent (or its sub-agent) and the applicable securities intermediary with respect to a securities account or a bank with respect to a deposit account.
          “Cratos” has the meaning specified therefor in the preamble hereto.
          “Cumulative Excess Cash Flow” means, as of any date of determination, the sum of 50% of Excess Cash Flow for the period commencing on the Effective Date and ending on December 31, 2007, and 50% of Excess Cash Flow for each succeeding Fiscal Year commencing with the Fiscal Year ended December 31, 2008, and ending on the Parent’s most recently ended Fiscal Year.
          “Curative Equity” means common equity contributions made or paid by Holdings to the Parent which the Parent contributes as additional common equity to the Borrower and which is designated “Curative Equity” by the Borrower under Section 7.03(e).
          “Current Value” has the meaning specified therefor in Section 7.01(o).
          “Default” means an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.
          “Disposition” means any transaction, or series of related transactions, pursuant to which any Person or any of its Subsidiaries sells, assigns, transfers or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person.
          “Dollar,” “Dollars” and the symbol “$” each means lawful money of the United States of America.
          “Domestic Subsidiary” means any Subsidiary of any Person that is not a CFC.
          “Effective Date” means the date, on or before July 31, 2007, on which all of the conditions precedent set forth in Section 5.01 are first satisfied or waived.
          “Environmental Actions” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, request for information or other written communication from any Governmental Authority involving violations of Environmental Laws or Releases of Hazardous Materials (i) from any assets, properties or businesses of any Loan Party or any of its Subsidiaries; (ii) from adjoining properties or businesses; or (iii) from any facilities which received Hazardous Materials generated by any Loan Party or any of its Subsidiaries or any predecessor in interest.
          “Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Federal Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as such laws may be amended or otherwise modified from time to time, and any other present or future federal, state, local or foreign statute, ordinance, rule, regulation, order, judgment, decree, permit, license or other binding determination of any Governmental Authority imposing liability or establishing standards of conduct for protection of the environment or other government restrictions relating to the protection of the environment or the release, emission, deposit, discharge, leaching, migration or spill of any Hazardous Materials into the environment.
          “Environmental Liabilities and Costs” means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigations and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to the liability or potential liability of any Loan Party with respect to any environmental condition or a Release of Hazardous Materials from or onto (i) any property currently or formerly owned by any Loan Party or any of its Subsidiaries or (ii) any Real Property which received Hazardous Materials generated by any Loan Party or any of its Subsidiaries.
          “Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case, as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.
          “ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which would be deemed to be a “controlled group” within the meaning of Sections 414(b), (c), (m) and (o) of the IRC.
          “Event of Default” means any of the events set forth in Section 9.01.
          “Excess Amount” has the meaning specified therefor in Section 7.03(d).
          “Excess Cash Flow” means, with respect to any Person for any period, (i) Consolidated EBITDA of such Person and its Subsidiaries for such period, minus (ii) the sum of (A) all principal payments made on the Term Loan made during such period, (B) all principal payments made on other Indebtedness (other than the Swing Line Loans and the Revolving

Loans unless accompanied by a permanent reduction in the Total Revolving Credit Commitment) of such Person or any of its Subsidiaries during such period to the extent such other Indebtedness is permitted to be incurred, and such payments are permitted to be made, under this Agreement, (C) the cash portion of Capital Expenditures (net of (y) any proceeds reinvested in accordance with Section 2.05(d)(ii)), and (z) any proceeds of related financings (other than Swing Line Loans or Revolving Loans) with respect to such expenditures) made by such Person and its Subsidiaries during such period to the extent permitted to be made under this Agreement, (D) cash interest in respect of Indebtedness and cash letter of credit fees of such Person and its Subsidiaries during such period, (E) cash income taxes paid or payable with respect to such period, (F) the excess, if any, of Net Working Capital at the end of such period over Net Working Capital at the beginning of such period (or, if the difference results in an amount less than zero, minus the excess, if any, of Net Working Capital at the beginning of such period over Net Working Capital at the end of such period), (G) cash payments made during such period (other than payments made from proceeds received from additional equity contributions or the issuance of Subordinated Debt) in respect of Permitted Acquisitions, including purchase price or working capital adjustments, (H) non-recurring cash charges during such period added-back pursuant to clause (vi) or (x) of the definition of Consolidated EBITDA, and (I) cash payments made during such period (other than payments made from proceeds received from additional equity contributions or the issuance of Subordinated Debt) in connection with any Permitted Note Redemption.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          “Existing Credit Facility” means that certain Credit Agreement dated as of November 5, 2004, among Spheris Holding II, Inc., Spheris Inc. (as successor in interest to Spheris Holding, Inc.), as borrower, the several lenders from time to time parties thereto, UBS Securities LLC, as syndication agent, and JPMorgan Chase Bank, as administrative agent, and all agreements and documents related thereto.
          “Existing Lenders” means the lenders party to the Existing Credit Facility.
          “Extraordinary Receipts” means any cash received by any Loan Party or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds of Dispositions or Indebtedness), including (i) foreign, United States, state or local tax refunds, (ii) pension plan reversions, (iii) proceeds of insurance, (iv) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (v) condemnation awards (and payments in lieu thereof), and (vi) indemnity payments.
          “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

          “Fee Letter” means that certain fee letter, dated as of even date herewith, between the Borrower and the Collateral Agent.
          “Filing Authorization Letter” means a letter duly executed by each Loan Party authorizing the Collateral Agent to file financing statements in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by each Security Agreement.
          “Final Maturity Date” means July 17, 2012, or such earlier date on which (a) the Total Revolving Credit Commitment is terminated for any reason or (b) all or any portion of the Obligations shall become due and payable pursuant to the terms of Section 9.01.
          “Financial Statements” means (i) the audited consolidated balance sheet of the Parent and its Subsidiaries for the Fiscal Years ended December 31, 2005 and December 31, 2006, and the related consolidated statement of operations, shareholders’ equity and cash flows for the Fiscal Years then ended, and (ii) the unaudited consolidated balance sheet of the Parent and its Subsidiaries for the 3 months ended March 31, 2007, and the related consolidated statement of operations, shareholder’s equity and cash flows for the 3 months then ended.
          “Fiscal Year” means the fiscal year of the Parent and its Subsidiaries ending on December 31st of each year.
          “Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of (i) the Consolidated EBITDA of such Person and its Subsidiaries for such period, to (ii) the sum of (A) all principal of Indebtedness of such Person and its Subsidiaries scheduled to be paid or prepaid during such period, plus (B) Consolidated Net Interest Expense of such Person and its Subsidiaries for such period, plus (C) all income tax liabilities (net of income tax refunds) of such Person and its Subsidiaries payable during such period, to the extent that the amount of such liabilities is greater than zero, plus (D) Capital Expenditures made by such Person and its Subsidiaries during such period, plus (E) Permitted Management Fees paid during such period.
          “Funding Losses” has the meaning specified therefor in Section 2.04(d)(ii)(B).
          “Funds Flow Agreement” means that certain Funds Flow Agreement, dated of even date herewith, by and among the Agents, the Lenders, and the Borrower.
          “GAAP” means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis; provided, however, that for the purpose of Section 7.03 and the definitions used therein, “GAAP” shall mean generally accepted accounting principles in effect on the date hereof and consistent with those used in the preparation of the Financial Statements; provided further, however, that if there occurs after the date of this Agreement any change in GAAP that affects in any respect the calculation of any covenant contained in Section 7.03, the Collateral Agent and the Borrower shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of the Lenders and the Borrower after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the covenants in Section 7.03 shall be calculated as if no such change in GAAP had occurred.

          “Governmental Authority” means any nation or government, any Federal, state, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
          “Guaranteed Obligations” has the meaning specified therefor in Section 11.01.
          “Guarantor” and “Guarantors” (i) have the meanings specified therefor in the preamble to this Agreement, and (ii) include each other Person which guarantees, pursuant to Section 7.01(b) or otherwise, all or any part of the Obligations.
          “Guaranty” means (i) the guaranty of each Guarantor party hereto contained in Article XI hereof, and (ii) each other guaranty made by any other Guarantor in favor of the Collateral Agent for the benefit of the Agents and the Lenders pursuant to the requirements of Section 7.01(b) or otherwise.
          “Hazardous Materials” means (a) any element, compound or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, special waste, or solid waste under Environmental Laws or that is likely to cause immediately, or at some future time, harm to or have an adverse effect on, the environment or risk to human health or safety, including any pollutant, contaminant, waste, hazardous waste, toxic substance or dangerous good which is defined or identified in any Environmental Law and which is present in the environment in such quantity or state that it contravenes any Environmental Law; (b) petroleum and its refined products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic, including corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; and (e) any raw materials, building components (including asbestos-containing materials) and manufactured products containing hazardous substances listed or classified as such under Environmental Laws.
          “Hedging Agreement” means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.
          “Highest Lawful Rate” means, with respect to any Agent or any Lender, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations under laws applicable to such Agent or such Lender which are currently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.
          “Holdings” has the meaning specified therefor in the preamble hereto.
          “Honor Date” has the meaning specified therefor in Section 3.04.

          “Increased Costs Certificate” has the meaning specified therefor in Section 4.05(c).
          “Indebtedness” means, with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money; (ii) all obligations of such Person for the deferred purchase price of property or services; (iii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made; (iv) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used or acquired by such Person, even though the rights and remedies of the lessor, seller or lender thereunder may be limited to repossession or sale of such property; (v) all Capitalized Lease Obligations of such Person; (vi) all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, acceptances and similar facilities; (vii) all obligations and liabilities, calculated on a basis satisfactory to the Collateral Agent and in accordance with accepted practice, of such Person under Hedging Agreements; (viii) all Contingent Obligations; (ix) all monetary obligations under any receivables factoring, receivable sales or similar transactions and all monetary obligations under any synthetic lease, tax ownership/operating lease, off-balance sheet financing or similar financing; and (x) all obligations referred to in clauses (i) through (ix) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.
          “Indemnified Matters” has the meaning specified therefor in Section 12.15.
          “Indemnitees” has the meaning specified therefor in Section 12.15.
          “Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, or extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.
          “Intercompany Subordination Agreement” means the Intercompany Subordination Agreement, dated as of the Effective Date, duly executed by each of the Loan Parties, substantially in the form of Exhibit I-1.
          “Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan and ending 1, 2, or 3 months thereafter; provided, however, that (a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c)-(e) below) to the next succeeding Business Day, (b) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (c) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (d) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, or 3 months after the date on which the Interest Period began, as applicable, and (e) Borrower may not elect an Interest Period which will end after the Final Maturity Date.
          “Inventory” means all of each of the Loan Parties’ now owned or hereafter acquired right, title, and interest with respect to inventory as defined in the Code.
          “Investment Period” means, relative to any L/C Deposits on deposit in the L/C Deposit Account, the period beginning on (and including) the date on which such L/C Deposit is deposited or, if later, the day after the last day of the preceding Investment Period and ending on (and including) the last Business Day of each March, June, September and December; provided, that if any such Investment Period would otherwise end on a day which is not a Business Day, such Investment Period shall end on the preceding Business Day.
          “IRC” means the Internal Revenue Code of 1986, as amended (or any successor statute thereto) and the regulations thereunder.
          “ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).
          “Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by L/C Issuer and the Borrower or in favor of the L/C Issuer and relating to such Letter of Credit.
          “L/C Agent” means Cratos or any Revolving Loan Lender that at the request of the Administrative Agent agrees, in such Revolving Loan Lender’s sole discretion, to become the L/C Agent hereunder.
          “L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a borrowing of the Revolving Loans.
          “L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
          “L/C Deposit” means, as to each Revolving Loan Lender, the cash deposit made by such Revolving Loan Lender pursuant to Section 3.03, as such deposit may be reduced or increased from time to time pursuant to assignments by or to such Revolving Loan Lender pursuant to Section 12.7.
          “L/C Deposit Account” means the account maintained by the L/C Agent at the office of the L/C Issuer.
          “L/C Deposit Rate” shall mean a rate equal to (a) the LIBOR Rate for the applicable Investment Period if the relevant L/C Deposits were deemed to be LIBOR Rate Loans hereunder for such Investment Period (exclusive of any Applicable LIBOR Rate Margin that would otherwise be applicable to such LIBOR Rate Loans) less (b) 0.15%.
          “L/C Deposit Return” has the meaning specified in Section 3.07(b).
          “L/C Disbursement” shall mean a payment or disbursement made by the L/C Issuer pursuant to a Letter of Credit.
          “L/C Issuer” means LaSalle Bank, N.A., in its capacity as issuer of Letters of Credit hereunder, or any other Person that agrees to issue Letters of Credit at the request of the L/C Agent for the benefit of the Borrower.
          “L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 3.14. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
          “L/C Participation Amount” has the meaning specified in Section 2.03(c)(i).
          “Lease” means any lease of real property to which any Loan Party or any of its Subsidiaries is a party as lessor or lessee.
          “Lender” and “Lenders” have the meanings specified therefor in the preamble hereto, and, as the context requires, includes the Swing Line Lender.
          “Lender Group” means, individually and collectively, each of the Lenders, the L/C Issuer, the L/C Agent, and each of the Agents.
          “Letter of Credit” means any letter of credit issued hereunder.
          “Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.
          “Letter of Credit Expiration Date” means the day that is 7 days prior to the Final Maturity Date (or, if such day is not a Business Day, the immediately preceding Business Day).
          “Letter of Credit Fee Rate” means 3.50% per annum.
          “Letter of Credit Participation Amount” has the meaning specified in Section 3.03(a).
          “Letter of Credit Participation Fee” has the meaning specified in Section 3.08.

          “Letter of Credit Sublimit” means an amount equal to $10,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Total Revolving Credit Commitment.
          “Liabilities” has the meaning specified therefor in Section 2.07.
          “LIBOR Deadline” has the meaning set forth in Section 2.04(d)(ii)(A).
          “LIBOR Notice” means a written notice in the form of Exhibit L-1.
          “LIBOR Option” has the meaning specified therefor in Section 2.04(d)(i).
          “LIBOR Rate” means, for each Interest Period for each LIBOR Rate Loan, the rate per annum determined by the Administrative Agent by dividing (a) the Base LIBOR Rate for such Interest Period, by (b) 100% minus the Reserve Percentage. The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.
          “LIBOR Rate Loan” means each portion of a Loan that bears interest at a rate determined by reference to the LIBOR Rate.
          “Lien” means any mortgage, deed of trust, pledge, lien (statutory or otherwise), security interest, charge or other encumbrance or security or preferential arrangement of any nature, including any conditional sale or title retention arrangement, any Capitalized Lease and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security.
          “Loan” means the Term Loan, any Revolving Loan or any Swing Line Loan made by an Agent or a Lender to the Borrower pursuant to Article II hereof.
          “Loan Account” means an account maintained hereunder by the Administrative Agent on its books of account at the Payment Office, and with respect to the Borrower, in which the Borrower will be charged with all Loans made to, all Letters of Credit issued for the benefit of or at the request of, and all other Obligations incurred by, the Borrower.
          “Loan Document” means this Agreement, any Control Agreement, the Fee Letter, the Funds Flow Agreement, the Intercompany Subordination Agreement, any Guaranty, any Security Agreement, any Mortgage, any Letter of Credit Application, any Filing Authorization Letter, and any other agreement, instrument, and other document executed and delivered pursuant hereto or thereto or otherwise evidencing or securing any Loan, any L/C Obligation or any other Obligation.
          “Loan Limiter” means, as of any date of determination, (a) the product of (i) 3.25 times (ii) TTM EBITDA of the Parent, calculated as of the last day of the Fiscal Quarter for which financial statements have most recently been delivered pursuant to Section 7.01(a), minus (b) the outstanding principal balance of the Term Loan as of such date less the amount of Qualified Cash in excess of $2,500,000 as of such date.

          “Loan Limiter Certificate” means a certificate signed by an Authorized Officer of the Borrower and setting forth the calculation of the Loan Limiter in compliance with Section 7.01(a)(v), substantially in the form of Exhibit L-2.
          “Loan Party” means the Borrower or any Guarantor.
          “Losses” has the meaning specified therefor in Section 12.15.
          “Material Adverse Effect” means a material adverse effect on any of (i) the operations, business, assets, properties, or condition (financial or otherwise) of the Loan Parties taken as a whole, (ii) the ability of any Loan Party to perform any of its obligations under any Loan Document to which it is a party, (iii) the legality, validity or enforceability of this Agreement or any other Loan Document, (iv) the rights and remedies of any Agent or any Lender under any Loan Document, or (v) the validity, perfection or priority of a Lien in favor of the Collateral Agent for the benefit of the Agents and the Lenders on any of the Collateral.
          “Material Contract” means, with respect to any Person, all contracts or agreements material to the business, operations, condition (financial or otherwise), performance, prospects or properties of such Person or such Subsidiary, the loss or termination of which could reasonably be expected to result in a Material Adverse Effect.
          “Maximum Credit Facility Amount” has the meaning specified therefor in the recitals hereto.
          “Maximum Judgment Amount” has the meaning specified therefor in Section 9.01(k).
          “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
          “Mortgage” means a mortgage, deed of trust or deed to secure debt, in form and substance satisfactory to the Collateral Agent, made by a Loan Party in favor of the Collateral Agent for the benefit of the Agents and the Lenders, securing the Obligations and delivered to the Collateral Agent pursuant to the provisions hereof or otherwise.
          “Net Cash Proceeds” means, (i) with respect to any Disposition by any Person or any of its Subsidiaries, the amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary, in connection therewith after deducting therefrom only (A) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such Disposition (other than Indebtedness under this Agreement), (B) reasonable expenses related thereto incurred by such Person or such Subsidiary in connection therewith, (C) transfer taxes paid to any taxing authorities by such Person or such Subsidiary in connection therewith, and (D) net income taxes to be paid in connection with such Disposition (after taking into account any tax credits or deductions and any tax sharing arrangements) and (ii) with respect to the issuance or incurrence of any Indebtedness by any Person or any of its Subsidiaries, or the sale or issuance by any Person or any of its Subsidiaries of any shares of its Capital Stock, the aggregate amount of cash received (directly or indirectly) from time to time

(whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary in connection therewith, after deducting therefrom only (A) reasonable expenses related thereto incurred by such Person or such Subsidiary in connection therewith, (B) transfer taxes paid by such Person or such Subsidiary in connection therewith and (C) net income taxes to be paid in connection therewith (after taking into account any tax credits or deductions and any tax sharing arrangements); in each case of clause (i) and (ii) to the extent, but only to the extent, that the amounts so deducted are (x) actually paid to a Person that, except in the case of reasonable out-of-pocket expenses, is not an Affiliate of such Person or any of its Subsidiaries and (y) properly attributable to such transaction or to the asset that is the subject thereof.
          “Net Working Capital” means, at any time, Consolidated Current Assets at such time minus Consolidated Current Liabilities at such time.
          “New Lending Office” has the meaning specified therefor in Section 2.08(d).
          “New Subsidiary” has the meaning specified therefor in Section 7.02(b).
          “Non-Extension Notice Date” has the meaning specified therefor in Section 3.02(c).
          “Non-U.S. Lender” has the meaning specified therefor in Section 2.08(d).
          “Notice of Borrowing” has the meaning specified therefor in Section 2.02(a).
          “Obligations” means all present and future indebtedness, obligations, and liabilities of each Loan Party to the Agents and the Lenders, or any of them, under the Loan Documents, whether or not the right of payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured, unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 9.01, including any and all obligations under or in connection with any interest rate Hedging Agreement with a Lender or an Affiliate of a Lender. Without limiting the generality of the foregoing, the Obligations of each Loan Party under the Loan Documents include (a) the obligation (irrespective of whether a claim therefor is allowed in any Insolvency Proceeding) to pay principal, interest, charges, expenses, fees, attorneys fees and disbursements, indemnities and other amounts payable by such Person under the Loan Documents, and (b) the obligation of such Person to reimburse any amount in respect of any of the foregoing that any Agent or any Lender (in its sole discretion) may elect to pay or advance on behalf of such Person.
          “Other Taxes” has the meaning specified therefor in Section 2.08(b).
          “Parent” has the meaning specified therefor in the preamble hereto.
          “Participant Register” has the meaning specified therefor in Section 12.07(g).
          “Payment Office” means the Administrative Agent’s office located at 3440 Preston Ridge Road, Suite 400, Alpharetta, Georgia 30005, or at such other office or offices of the Administrative Agent as may be designated in writing from time to time by the Administrative Agent to the Collateral Agent and the Borrower.
          “Permitted Acquisition” means any Acquisition as to which each of the following is applicable:
          (a) no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition;
          (b) the Borrower has provided the Collateral Agent with written confirmation, supported by reasonably detailed calculations, that on a pro forma basis, created by adding the historical combined financial statements of the Parent (including the combined financial statements of any other Person that was the subject of a prior Permitted Acquisition during the relevant period) to the historical consolidated financial statements of the proposed Target, subject to pro forma adjustments and add-backs mutually agreed upon by the Agents and the Borrower, the Parent and its Subsidiaries will be in compliance with the financial covenants in Section 7.03 (without giving effect to the receipt of any Curative Equity proceeds and assuming for purposes of making such determination with respect to the covenant set forth in Section 7.03(a), the ratio of Consolidated Senior Funded Indebtedness to TTM EBITDA of the Parent and its Subsidiaries is at least 0.25 to 1.00 lower than the applicable ratio set forth therein for the period for which such determination is made) for the 12-month period ended one-year after the proposed date of consummation of such proposed Acquisition, together with copies of all such historical financial statements of the proposed Target;
          (c) such Acquisition shall be consensual and, if such Acquisition has been submitted to the board of directors (or such other managing body) of the Target, shall have been approved by such board of directors (or such other managing body) and shall not have been preceded by an unsolicited tender offer for the Capital Stock of the Target by, or proxy contest initiated by, the Borrower;
          (d) the Borrower has provided the Collateral Agent with written notice of the proposed Acquisition at least 10 Business Days prior to the anticipated closing date of the proposed Acquisition and, within a reasonable period prior to the anticipated closing date of the proposed Acquisition, drafts of the acquisition agreement and other material documents relative to the proposed Acquisition, which agreement and documents must be reasonably acceptable to the Collateral Agent;
          (e) the Person whose Capital Stock is being acquired is engaged in, or the assets being acquired are useful in, as applicable, the business of the Borrower and its Subsidiaries or a business reasonably related thereto;
          (f) the Target is being acquired directly by the Borrower or one of its wholly-owned Subsidiaries that is a Guarantor, and the Borrower or the Guarantor, as applicable, shall have complied with Section 7.01(b) of this Agreement;
          (g) the Borrower has provided the Collateral Agent with (i) forecasted balance sheets, profit and loss statements, and cash flow statements of the Target, all prepared, to the extent applicable, on a basis consistent with the Target’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions for the one year period following the date of the proposed Acquisition (on a month by month basis) and (ii) any other financial presentation materials presented to any Loan Party’s board of directors or similar governing body in connection with such Acquisition;
          (h) notwithstanding any contrary provisions of Section 7.01(b) or any other contrary provision of this Agreement, (i) the Person whose Capital Stock is being acquired shall have executed and delivered any and all documentation reasonably requested by Collateral Agent in order to become a Guarantor, (ii) the Person whose Capital Stock is being acquired shall have executed and delivered any and all documentation reasonably requested by the Collateral Agent in order to provide the Collateral Agent with a first priority perfected security interest, subject to Permitted Liens, in the assets of such Person, and (iii) the owner of the Capital Stock subject to such Acquisition shall have executed and delivered any and all documentation reasonably requested by the Collateral Agent in order to provide Collateral Agent with a first priority perfected security interest in such Capital Stock;
          (i) all Permitted Acquisitions of assets located, or of Capital Stock of Persons located and organized, outside of the United States shall be made in compliance with the requirements set forth in the definition of Permitted Foreign Subsidiary Acquisition; and
          (j) the sum of Availability plus Qualified Cash shall equal or exceed $7,500,000 immediately prior to and after giving effect to such Acquisition.
          “Permitted Dispositions” means (a) sales or other dispositions of Inventory to buyers in the ordinary course of business, (b) sales or other dispositions of obsolete or worn-out equipment in the ordinary course of business, (c) sales or other dispositions of other property or assets not described in the foregoing clauses (a) and (b) for a purchase price, not less than 75% of which is payable in cash, in an aggregate amount not less than the fair market value of such property or assets, provided that the Net Cash Proceeds of such Dispositions in the case of this clause (c) do not exceed $5,000,000 during any Fiscal Year, (d) the use or transfer of Cash and Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents, (e) the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business, (f) the granting of leases or subleases to other Persons not materially interfering with the conduct of business of any of the Loan Parties, (g) sales or other dispositions of assets from a Loan Party to any other Loan Party, and (h) sales or other dispositions of assets which were acquired in connection with a Permitted Acquisition within 18 months of the date of consummation of such Permitted Acquisition.
          “Permitted Foreign Subsidiary Acquisition” means any Permitted Acquisition of assets located, or of Capital Stock of Persons located and organized, outside of the United States, each case as to which each of the following is applicable:
          (i) no Default or Event of Default shall have occurred and be continuing or would result from the making of the proposed Acquisition;
          (ii) the sum of Availability plus Qualified Cash both immediately before and immediately after giving effect thereto is not less than $7,500,000;

          (iii) the Borrower has provided the Collateral Agent with written confirmation, supported by reasonably detailed calculations, that on a pro forma basis, created by adding the historical combined financial statements of the Parent (including the combined financial statements of any other Person that was the subject of a prior Permitted Acquisition during the relevant period) to the historical consolidated financial statements of the proposed Target, subject to pro forma adjustments and add-backs mutually agreed upon by the Agents and the Borrower, the Parent and its Subsidiaries will be in compliance with the financial covenants in Section 7.03 (without giving effect to the receipt of any Curative Equity proceeds and assuming for purposes of making such determination with respect to the covenant set forth in Section 7.03(a), the ratio of Consolidated Senior Funded Indebtedness to TTM EBITDA of the Parent and its Subsidiaries is at least 0.25 to 1.00 lower than the applicable ratio set forth therein for the period for which such determination is made) for the 12-month period ended one-year after the proposed date of consummation of such proposed Permitted Foreign Subsidiary Acquisition, together with copies of all such historical financial statements of the proposed Target; and
          (iv) the total consideration paid or payable (including, without limitation, deferred payment obligations and assumed Indebtedness) in respect of all such Permitted Foreign Subsidiary Acquisitions, shall not exceed $10,000,000 in the aggregate during the term of this Agreement.
          “Permitted Foreign Subsidiary Investment” means any debt or equity investment by the Parent, the Borrower or any of its wholly-owned Domestic Subsidiaries in any CFC for the purpose of financing Capital Expenditures to be made by such CFC, and which are used by such CFC to make such Capital Expenditures, in each case as to which each of the following is applicable:
          (i) no Default or Event of Default shall have occurred and be continuing or would result from the making of the proposed investment; and
          (ii) the sum of the amount of all such debt and equity investments shall not exceed $2,500,000 in the aggregate during any Fiscal Year.
          “Permitted Holders” means Warburg, Tower Brook Investors L.P. and each of their respective Related Funds.
          “Permitted Indebtedness” means:
               (a) any Indebtedness owing to any Agent and any Lender under this Agreement and the other Loan Documents;
               (b) Indebtedness listed on Schedule 7.02(b), and the extension of maturity, refinancing or modification of the terms thereof; provided, however, that (i) such extension, refinancing or modification is pursuant to terms that are not materially less favorable to the Loan Parties and the Lenders than the terms of the Indebtedness being extended, refinanced or modified and (ii) immediately after giving effect to such extension, refinancing or modification, the amount of such Indebtedness is not greater than the amount of Indebtedness outstanding immediately prior to such extension, refinancing or modification plus accrued interest thereon (except by an amount equal to the premium paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized in respect thereof);
               (c) Indebtedness evidenced by Capitalized Lease Obligations entered into in order to finance Capital Expenditures made by the Loan Parties in accordance with the provisions of Section 7.02(g), which Indebtedness, when aggregated with the principal amount of all Indebtedness incurred under this clause (c) and clause (d) of this definition, does not exceed $4,000,000 at any time outstanding;
               (d) purchase money Indebtedness incurred to enable a Loan Party to acquire equipment in the ordinary course of its business, which Indebtedness, when aggregated with the principal amount of all Indebtedness incurred under this clause (d) and clause (c) of this definition, does not exceed $4,000,000 at any time outstanding;
               (e) Indebtedness permitted under Section 7.02(e);
               (f) Indebtedness of the Parent or any of its Subsidiaries under any Hedging Agreement so long as such Hedging Agreements are used solely as a part of its normal business operations as a risk management strategy or hedge against changes resulting from market operations and not as a means to speculate for investment purposes on trends and shifts in financial or commodities markets;
               (g) Indebtedness owed by one Loan Party to another Loan Party so long as the making of the investment by the Loan Party that is acting as the lender is permitted hereunder;
               (h) unsecured Subordinated Debt of the Parent that is incurred on the date of the consummation of a Permitted Acquisition solely for the purpose of consummating such Permitted Acquisition so long as (i) no Event of Default has occurred and is continuing or would result therefrom and (ii) such unsecured Subordinated Debt is not incurred for working capital, provided, that the aggregate principal amount of all such Indebtedness shall not exceed $20,000,000 during the term of this Agreement;
               (i) Indebtedness of CFCs in an aggregate principal amount not to exceed $10,000,000 during the term of this Agreement;
               (j) Indebtedness assumed by Borrower or any of its Subsidiaries in connection with any Permitted Acquisition secured by Liens on real property or other fixed assets, provided that such Indebtedness is not incurred in connection with or in contemplation of such Permitted Acquisition, in an aggregate principal amount not to exceed $7,500,000 at any time outstanding; and
               (k) Indebtedness of the Parent evidenced by the Senior Subordinated Notes in an aggregate principal amount not to exceed $125,000,000, and any refinancing thereof, in whole or in part; provided, however, that (i) any such refinancing is pursuant to terms that are not materially less favorable to the Loan Parties and the Lenders than the terms of the Indebtedness being refinanced and (ii) immediately after giving effect to any such refinancing, the amount of such Indebtedness is not greater than the amount of Indebtedness outstanding immediately prior to such refinancing plus accrued interest thereon (except by an amount equal to the premium paid, and fees and expenses reasonably incurred, in connection with such refinancing).
          “Permitted Investments” means (i) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States, in each case, maturing within six months from the date of acquisition thereof; (ii) commercial paper, maturing not more than 270 days after the date of issue rated P-1 by Moody’s or A-1 by Standard & Poor’s; (iii) certificates of deposit maturing not more than 270 days after the date of issue, issued by commercial banking institutions and money market or demand deposit accounts maintained at commercial banking institutions, each of which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000; (iv) repurchase agreements having maturities of not more than 90 days from the date of acquisition which are entered into with banks included in the commercial banking institutions described in clause (iii) above and which are secured by readily marketable direct obligations of the United States Government or any agency thereof, (v) money market accounts maintained with mutual funds having assets in excess of $2,500,000,000; (vi) tax exempt securities rated A or better by Moody’s or A+ or better by Standard & Poor’s; and (vii) solely with respect to any CFC, in non-Dollar denominated (A) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such CFC maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from Standard & Poor’s is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Foreign Bank”) and maturing within 270 days of the date of acquisition and (B) equivalents of demand deposit accounts which are maintained with an Approved Foreign Bank.
          “Permitted Liens” means:
               (a) Liens securing the Obligations;
               (b) Liens for taxes, assessments, levies, and governmental charges the payment of which is not required under Section 7.01(c);
               (c) Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) that are not overdue by more than 30 days or are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;
               (d) Liens described on Schedule 7.02(a), but not the extension of coverage thereof to other property or assets;

               (e) Liens arising under Capitalized Leases or securing purchase money Indebtedness permitted under the definition of Permitted Indebtedness; provided, however, that (A) no such Lien shall extend to or cover any other property of any Loan Party or any of its Subsidiaries, other than the property financed, accessions thereto, and proceeds thereof, and (B) the principal amount of the Indebtedness secured by any such Lien shall not exceed the cost of the property so held or acquired;
               (f) deposits and pledges of cash securing (i) obligations incurred in respect of workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits, (ii) the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations or (iii) obligations on surety or appeal bonds, but only to the extent such deposits or pledges are made or otherwise arise in the ordinary course of business and secure obligations not past due;
               (g) easements, zoning restrictions and similar encumbrances on real property and minor irregularities in the title thereto that do not (i) secure obligations for the payment of money or (ii) materially impair the value of such property or its use by any Loan Party or any of its Subsidiaries in the normal conduct of such Person’s business;
               (h) leases or subleases granted to other Persons not materially interfering with the conduct of the business of the Parent or any of its Subsidiaries;
               (i) precautionary financing statement filings regarding operating leases;
               (j) Liens arising out of the existence of judgments or awards not giving rise to an Event of Default;
               (k) statutory and common law landlords’ liens under leases to which the Parent or any of its Subsidiaries is a party;
               (l) Liens securing refinancing Indebtedness permitted to be incurred hereunder; provided, that such Liens do not extend to any property or assets other than the property or assets that served as collateral for the refinanced Indebtedness;
               (m) Liens on the assets of any CFC securing Indebtedness of the type permitted under clause (i) of the definition of “Permitted Indebtedness”; and
               (n) Liens on real property or other fixed assets securing Indebtedness assumed in a Permitted Acquisition to the extent such Indebtedness is permitted under clause (j) of the definition of “Permitted Indebtedness”, provided that such Liens are not created in connection with, or in contemplation of, such Permitted Acquisition.
          “Permitted Management Agreement” means any management or similar agreement entered into after the Effective Date by the Parent, in form and substance satisfactory to the Collateral Agent.

          “Permitted Management Fees” means management or consulting fees payable by the Parent pursuant to the terms of a Permitted Management Agreement in an aggregate amount not to exceed $1,500,000 in any Fiscal Year; provided that if the amount of management or consulting fees permitted to be made in any Fiscal Year is greater than the actual amount of such fees actually made in such Fiscal Year, then such excess amount may be carried forward to the next succeeding Fiscal Year; provided further that the amount carried forward to a particular succeeding Fiscal Year may not be used in that Fiscal Year until the amount otherwise permitted to be expended in such Fiscal Year has first been used in full and the amount carried forward with respect to one Fiscal Year may not be carried forward to another Fiscal Year.
          “Permitted Note Redemption” means any redemption of the Senior Subordinated Notes as to which each of the following is applicable:
          (a) no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed redemption;
          (b) the Borrower shall have provided the Agents with written confirmation, supported by reasonably detailed calculations, that on a pro forma basis after giving effect to the proposed redemption, the Parent and its Subsidiaries will be in compliance with the financial covenants in Section 7.03 for the 12 month period ended one year after the date of consummation of such proposed redemption;
          (c) both before and immediately after giving effect to the proposed redemption, the sum of Availability plus Qualified Cash shall be greater than or equal to $7,500,000; and
          (d) the aggregate principal amount of the Senior Subordinated Notes redeemed pursuant to all Permitted Note Redemptions (including the proposed redemption) shall not exceed $15,000,000 in the aggregate.
          “Permitted Preferred Stock” means and refers to any Preferred Stock issued by Holdings (and not by one or more of its Subsidiaries) that is not Prohibited Preferred Stock.
          “Person” means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other enterprise or entity or Governmental Authority.
          “Post-Default Rate” means a rate of interest per annum equal to the rate of interest otherwise in effect from time to time pursuant to the terms of this Agreement plus 2.0 percentage points, or, if a rate of interest is not otherwise in effect, interest at the highest rate specified herein for any Loan prior to the Event of Default plus 2.0 percentage points.
          “Preferred Stock” means, as applied to the Capital Stock of any Person, the Capital Stock of any class or classes (however designated) that is preferred with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

          “Prohibited Preferred Stock” means any Preferred Stock that by its terms is mandatorily redeemable or subject to any other payment obligation (including any obligation to pay dividends, other than dividends of shares of Preferred Stock of the same class and series payable in kind or dividends of shares of common stock) on or before a date that is less than 2 years after the Final Maturity Date, or, on or before the date that is less than 2 years after the Final Maturity Date, is redeemable at the option of the holder thereof for cash or assets or securities (other than distributions in kind of shares of Preferred Stock of the same class and series or of shares of common stock).
          “property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.
          “Pro Rata Share” means:
          (a) with respect to a Lender’s obligation to make Revolving Loans, to participate in Swing Line Loans and Letters of Credit, and to reimburse the L/C Issuer with respect to Letters of Credit, and right to receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) such Lender’s Revolving Credit Commitment, by (ii) the Total Revolving Credit Commitment, provided, that, if the Total Revolving Credit Commitment has been reduced to zero, the numerator shall be the unpaid principal amount of such Lender’s Revolving Loans (including Collateral Agent Advances) and its interest in the Swing Line Loans and L/C Obligations and the denominator shall be the unpaid principal amount of all Revolving Loans (including Collateral Agent Advances), Swing Line Loans and L/C Obligations,
          (b) with respect to a Lender’s obligation to make the Term Loan and right to receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) such Lender’s Term Loan Commitment, by (ii) the Total Term Loan Commitment, provided that if the Total Term Loan Commitment has been reduced to zero, the numerator shall be the unpaid principal amount of such Lender’s portion of the Term Loan and the denominator shall be the unpaid principal amount of the Term Loan, and
          (c) with respect to all other matters (including the indemnification obligations arising under Section 10.05) regarding a Lender, the percentage obtained by dividing (i) the sum of such Lender’s Revolving Credit Commitment and the unpaid principal amount of such Lender’s portion of the Term Loan, by (ii) the sum of the Total Revolving Credit Commitment and the unpaid principal amount of the Term Loan, provided, that, if such Lender’s Revolving Credit Commitment shall have been reduced to zero, such Lender’s Revolving Credit Commitment shall be deemed to be the unpaid principal amount of such Lender’s Revolving Loans (including Collateral Agent Advances) and its interest in the Swing Line Loans and L/C Obligations and if the Total Revolving Credit Commitment shall have been reduced to zero, the Total Revolving Credit Commitment shall be deemed to be the unpaid principal amount of all Revolving Loans (including Collateral Agent Advances), Swing Line Loans and L/C Obligations.
          “Qualified Cash” means, as of any date of determination, the amount of unrestricted Cash and Cash Equivalents of the Parent and its Subsidiaries that is subject to a

Control Agreement in favor of Collateral Agent and that is on deposit with banks, or in securities accounts with securities intermediaries, or any combination thereof.
          “Rating Agencies” has the meaning specified therefor in Section 2.07.
          “Reference Bank” means JPMorgan Chase Bank, N.A., its successors or any other commercial bank that is a member of the Federal Reserve System with a combined capital and surplus and undivided profits of not less than $500,000,000 designated by the Administrative Agent to the Borrower from time to time.
          “Reference Rate” means the rate of interest publicly announced by the Reference Bank in New York, New York from time to time as its reference rate, base rate or prime rate. The reference rate, base rate or prime rate is determined from time to time by the Reference Bank as a means of pricing some loans to its borrowers and neither is tied to any external rate of interest or index nor necessarily reflects the lowest rate of interest actually charged by the Reference Bank to any particular class or category of customers. Each change in the Reference Rate shall be effective from and including the date such change is publicly announced as being effective.
          “Reference Rate Loan” means each portion of a Loan that bears interest at a rate determined by reference to the Reference Rate.
          “Refunded Swing Line Loan” has the meaning specified therefore in Section 2.02(e)(iii).
          “Register” has the meaning specified therefor in Section 12.07(d).
          “Registered Loan” has the meaning specified therefor in Section 12.07(d).
          “Regulation T”, “Regulation U” and “Regulation X” mean, respectively, Regulations T, U and X of the Board or any successor, as the same may be amended or supplemented from time to time.
          “Reinvestment Eligible Funds” means (a) Net Cash Proceeds which, but for the application of Section 2.05(d)(ii), would be required to be used to prepay the Loans pursuant to Section 2.05(c)(v) or (b) Extraordinary Receipts consisting of insurance or condemnation proceeds paid as the result of loss, destruction, casualty, condemnation or expropriation which, but for the application of Section 2.05(d)(ii), would be required to be used to prepay the Loans pursuant to Section 2.05(c)(vii).
          “Reinvestment Notice” has the meaning specified therefor in Section 2.05(d).
          “Related Fund” means a fund, money market account, investment account or other account managed by a Person or an Affiliate of such Person or its investment manager.
          “Related Party Assignment” has the meaning specified therefor in Section 12.07(b).

          “Related Party Register” has the meaning specified therefor in Section 12.07(d).
          “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) into the indoor or outdoor environment, including the movement of Hazardous Materials through or in the ambient air, soil, surface or ground water, or property.
          “Remedial Action” means all actions taken to (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment; (ii) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (iv) any other actions authorized by 42 U.S.C. § 9601.
          “Replacement Lender” has the meaning specified therefor in Section 4.05(d).
          “Required Lenders” means Lenders whose Pro Rata Shares (calculated under clause (c) of the definition thereof) aggregate more than 50%.
          “Reserve Percentage” means, on any day, for any Lender, the maximum percentage prescribed by the Board (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”) of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.
          “Revolving Credit Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans to the Borrower in the amount set forth opposite such Lender’s name in Schedule C-1 hereto, as such amount may be terminated or reduced from time to time in accordance with the terms of this Agreement.
          “Revolving Loan” and “Revolving Loans” have the meaning specified therefor in Section 2.01(a)(i).
          “Revolving Loan Lender” means a Lender with a Revolving Credit Commitment and, as the context shall require, includes the Swing Line Lender.
          “SEC” means the Securities and Exchange Commission or any other similar or successor agency of the Federal government administering the Securities Act.
          “Securities Act” means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.
          “Securitization” has the meaning specified therefor in Section 2.07.

          “Securitization Parties” has the meaning specified therefor in Section 2.07.
          “Security Agreement” means a Security Agreement, in form and substance reasonably satisfactory to Collateral Agent, made by a Loan Party in favor of the Collateral Agent for the benefit of the Agents and the Lenders, securing the Obligations and delivered to the Collateral Agent.
          “Senior Leverage Ratio” means, as of any date of determination and as to the Parent and its Subsidiaries, the ratio of (a) Consolidated Senior Funded Indebtedness as of the date of determination less the aggregate amount of Qualified Cash in excess of $2,500,000 as of such date, to (b) TTM EBITDA of the Parent and its Subsidiaries for the most recently ended 12 month period as to which financial statements have been delivered to the Agents pursuant hereto.
          “Senior Subordinated Notes Indenture” means that certain Indenture dated as of December 22, 2004, among the Parent, the guarantors named therein, and The Bank of New York, as trustee, as amended or modified in accordance with the terms hereof and thereof.
          “Senior Subordinated Notes” means 11% Senior Subordinated Notes due 2012 issued by the Parent pursuant to the Senior Subordinated Notes Indenture.
          “Settlement Period” has the meaning specified therefor in Section 2.02(d)(i).
          “Solvent” means, with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is not less than the total amount of the liabilities of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its existing debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.
          “Specified Financial Covenants” has the meaning specified therefor in Section 7.03(e).
          “Standard & Poor’s” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.
          “Subordinated Debt” means unsecured Indebtedness of the Parent that is on terms and conditions (including payment terms, interest rates, covenants, remedies, defaults and other material terms) reasonably satisfactory to the Collateral Agent and the Required Lenders and which has been expressly subordinated in right of payment to all Indebtedness of the Parent under the Loan Documents by the execution and delivery of a subordination agreement, in form and substance satisfactory to the Collateral Agent and the Required Lenders.

          “Subsidiary” means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity (i) the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP or (ii) of which more than 50% of (A) the outstanding Capital Stock having (in the absence of contingencies) ordinary voting power to elect a majority of the board of directors or other managing body of such Person, (B) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (C) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person.
          “Succeeding Fiscal Year” has the meaning specified therefor in Section 7.03(d).
          “Swing Line” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.02(e).
          “Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.02(e).
          “Swing Line Lender” means Cratos CLO II Ltd. or one of its Affiliates, in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.
          “Swing Line Loan” has the meaning provided in Section 2.02(e)(i).
          “Swing Line Sublimit” means an amount equal to the lesser of (a) $2,500,000 and (b) the Swing Line Lender’s and its Affiliates’ and Related Funds’ aggregate Pro Rata Share (calculated under clause (a) of the definition thereof) of the Total Revolving Credit Commitment. The Swing Line Sublimit is part of, and not in addition to, the Total Revolving Credit Commitment.
          “Target” means any Person or assets that the Borrower is seeking to have be the subject of a Permitted Acquisition.
          “Taxes” has the meaning specified therefor in Section 2.08(a).
          “Term Loan” has the meaning specified therefor in Section 2.01(a)(ii).
          “Term Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make its portion of the Term Loan to the Borrower in the amount set forth in Schedule C-1 hereto, as the same may be terminated or reduced from time to time in accordance with the terms of this Agreement.
          “Term Loan Lender” means a Lender with a Term Loan Commitment.

          “Term Loan Obligations” means any Obligations with respect to the Term Loan (including the principal thereof, the interest thereon, and the fees and expenses specifically related thereto).
          “Title Insurance Policy” means a mortgagee’s loan policy, in form and substance satisfactory to the Collateral Agent, together with all endorsements made from time to time thereto, issued by or on behalf of a title insurance company satisfactory to the Collateral Agent, insuring the Lien created by a Mortgage in an amount and on terms satisfactory to the Collateral Agent, delivered to the Collateral Agent.
          “Total Commitment” means the sum of the Total Revolving Credit Commitment and the Total Term Loan Commitment.
          “Total L/C Deposits” shall mean, at any time, the sum of all the Revolving Loan Lenders’ L/C Deposits.
          “Total Revolving Credit Commitment” means the sum of the amounts of the Lenders’ Revolving Credit Commitments, which amount is $25,000,000 as of the Effective Date.
          “Total Term Loan Commitment” means the sum of the amounts of the Lenders’ Term Loan Commitments, which amount is $70,000,000 as of the Effective Date.
          “Transferee” has the meaning specified therefor in Section 2.08(a).
          “TTM EBITDA” means, as of any date of determination and with respect to a Person, the Consolidated EBITDA of such Person and its Subsidiaries for the period of 12 consecutive months most recently ended.
          “Uncovered L/C Amount” shall mean, as of any date of determination, an amount equal to (a) 103% times the aggregate outstanding amount of the L/C Obligations less (b) the sum of (i) the aggregate L/C Deposits on deposit in the L/C Deposit Account plus (ii) the total Cash and Cash Equivalents on deposit in the Cash Collateral Account.
          “Unreimbursed Amounts” means all unreimbursed amounts in respect of any L/C Disbursement, including all L/C Borrowings.
          “Warburg” means Warburg Pincus Private Equity VIII, L.P.
          “WARN” has the meaning specified therefor in Section 6.01(z).
          Section 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” whether or not so expressly stated in each such instance and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Except with respect to Section 4.04, any reference herein or in any other Loan Document to the satisfaction or repayment in full of the Obligations shall mean the repayment in full in cash of all Obligations other than unasserted contingent indemnification Obligations. References in this Agreement to “determination” by any Agent include estimates honestly made by such Agent (in the case of quantitative determinations) and beliefs honestly held by such Agent (in the case of qualitative determinations).
          Section 1.03 Accounting and Other Terms. Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP. All terms used in this Agreement which are defined in Article 8 or Article 9 of the Code and which are not otherwise defined herein shall have the same meanings herein as set forth therein.
          Section 1.04 Time References. Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern daylight saving time, as in effect in New York City on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; provided, however, that with respect to a computation of fees or interest payable to any Agent, any Lender or the L/C Issuer, such period shall in any event consist of at least one full day.
ARTICLE II
THE LOANS
          Section 2.01 Commitments. (a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth:
                    (i) each Revolving Loan Lender severally agrees to make loans (each, a “Revolving Loan” and, collectively, the “Revolving Loans”) to the Borrower at any time and from time to time from the Effective Date to the Final Maturity Date, or until the earlier reduction of its Revolving Credit Commitment to zero in accordance with the terms hereof, in an aggregate principal amount of Revolving Loans at any time outstanding not to exceed the lesser of (A) the amount of such Lender’s Revolving Credit Commitment, and (B) the amount of such Lender’s Pro Rata Share of the result of (1) the then extant Loan Limiter, minus (2) the then extant aggregate L/C Obligations, minus (3) the aggregate principal amount of the Swing Line Lines then outstanding; and

                    (ii) each Term Loan Lender severally agrees to make a term loan (collectively, the “Term Loan”) to the Borrower on the Effective Date, in an aggregate principal amount equal to the amount of such Lender’s Term Loan Commitment.
               (b) Notwithstanding the foregoing:
                    (i) The aggregate principal amount of Revolving Loans outstanding at any time to the Borrower shall not exceed the lower of (A) the difference between (x) the Total Revolving Credit Commitment and (y) the aggregate principal amount of the Swing Line Loans and the aggregate L/C Obligations and (B) the difference between (x) the then current Loan Limiter and (y) the aggregate principal amount of the Swing Line Loans and the aggregate L/C Obligations. The Revolving Credit Commitment of each Lender shall automatically and permanently be reduced to zero on the Final Maturity Date. Within the foregoing limits, the Borrower may borrow, repay and reborrow the Revolving Loans, on or after the Effective Date and prior to the Final Maturity Date, subject to the terms, provisions and limitations set forth herein.
                    (ii) The aggregate principal amount of the Term Loan made on the Effective Date shall not exceed the Total Term Loan Commitment. Any principal amount of the Term Loan that is repaid or prepaid may not be reborrowed.
          Section 2.02 Making the Loans.
               (a) The Borrower shall give the Administrative Agent prior written notice, in substantially the form of Exhibit 2.01(b)(ii) hereto (a “Notice of Borrowing”), not later than 12:00 noon (New York City time) on the date which is, (x) in the case of a Swing Line Loan, the date of the proposed Loan, and (y) in the case of any other Loan, 3 Business Days prior to the date of the proposed Loan. Such Notice of Borrowing shall be irrevocable and shall specify (i) the principal amount of the proposed Loan, (ii) the proposed borrowing date, which must be a Business Day, and, with respect to the Term Loan, must be the Effective Date, (iii) whether the proposed Loan (other than a Swing Line Loan, which in all cases, shall be made as a Reference Rate Loan) is to be a Reference Rate Loan or a LIBOR Rate Loan, and (iv) in the case of a LIBOR Rate Loan, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”. If no election as to the type of Loan is specified, then the requested Loan shall be a Reference Rate Loan. If no Interest Period is specified with respect to any requested LIBOR Rate Loan, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent and the Lenders may act without liability upon the basis of written or telecopied notice believed by the Administrative Agent in good faith to be from the Borrower (or from any Authorized Officer thereof designated in writing purportedly from the Borrower to the Administrative Agent). The Administrative Agent and each Lender shall be entitled to rely conclusively on any Authorized Officer’s authority to request a Loan on behalf of the Borrower until the Administrative Agent receives written notice to the contrary. The Administrative Agent and the Lenders shall have no duty to verify the authenticity of the signature appearing on any written Notice of Borrowing.
               (b) Each Notice of Borrowing pursuant to this Section 2.02 shall be irrevocable and the Borrower shall be bound to make a borrowing in accordance therewith.

Except for Revolving Loans deemed made pursuant to Section 3.04, each Revolving Loan shall be made in a minimum amount of $1,000,000 and shall be in integral multiples of $500,000 in excess thereof. Each Swing Line Loan shall be made in a minimum amount of $250,000 and shall be in integral multiples of $250,000 in excess thereof.
               (c) (i) Except as otherwise provided in this Section 2.02(c), all Loans (except Swing Line Loans) under this Agreement shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares of the Total Revolving Credit Commitment or the Total Term Loan Commitment, as applicable; it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender’s obligations to make a Loan requested hereunder, nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder, and each Lender shall be obligated to make the Loans required to be made by it by the terms of this Agreement regardless of the failure by any other Lender.
                    (ii) Notwithstanding any other provision of this Agreement, and in order to reduce the number of fund transfers among the Borrower, the Agents and the Lenders, the Borrower, the Agents and the Lenders agree that the Administrative Agent may (but shall not be obligated to), and the Borrower and the Lenders hereby irrevocably authorize the Administrative Agent to, fund, on behalf of the Lenders with a Revolving Credit Commitment, Revolving Loans pursuant to Section 2.01, subject to the procedures for settlement set forth in Section 2.02(d); provided, however, that (a) the Administrative Agent shall in no event fund any such Revolving Loans if the Administrative Agent shall have received written notice from the Collateral Agent or the Required Lenders prior to the time of the proposed Revolving Loan that one or more of the conditions precedent contained in Section 5.02 will not be satisfied at the time of the proposed Revolving Loan, and (b) the Administrative Agent shall not otherwise be required to determine that, or take notice whether, the conditions precedent in Section 5.02 have been satisfied. If the Borrower gives a Notice of Borrowing requesting a Revolving Loan and the Administrative Agent elects not to fund such Revolving Loan on behalf of the Revolving Loan Lenders, then promptly after receipt of the Notice of Borrowing requesting such Revolving Loan, the Administrative Agent shall notify each Revolving Loan Lender of the specifics of the requested Revolving Loan and that it will not fund the requested Revolving Loan on behalf of the Revolving Loan Lenders. If the Administrative Agent notifies the Revolving Loan Lenders that it will not fund a requested Revolving Loan on behalf of such Revolving Loan Lenders, each Revolving Loan Lender shall make its Pro Rata Share of the Revolving Loan available to the Administrative Agent, in immediately available funds, at the Payment Office no later than 3:00 p.m. (New York City time) (provided that the Administrative Agent requests payment from such Revolving Loan Lender not later than 1:00 p.m. (New York City time)) on the date of the proposed Revolving Loan. The Administrative Agent will make the proceeds of such Revolving Loans available to the Borrower on the day of the proposed Revolving Loan by causing an amount, in immediately available funds, equal to the proceeds of all such Revolving Loans received by the Administrative Agent at the Payment Office or the amount funded by the Administrative Agent on behalf of the Revolving Loan Lenders to be deposited in an account designated by the Borrower.

                    (iii) If the Administrative Agent has notified the Revolving Loan Lenders that the Administrative Agent, on behalf of such Revolving Loan Lenders, will not fund a particular Revolving Loan pursuant to Section 2.02(c)(ii), the Administrative Agent may assume that each such Revolving Loan Lender has made such amount available to the Administrative Agent on such day and the Administrative Agent, in its sole discretion, may, but shall not be obligated to, cause a corresponding amount to be made available to the Borrower on such day. If the Administrative Agent makes such corresponding amount available to the Borrower and such corresponding amount is not in fact made available to the Administrative Agent by any such Revolving Loan Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Revolving Loan Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for 3 Business Days and thereafter at the Reference Rate. During the period in which such Revolving Loan Lender has not paid such corresponding amount to the Administrative Agent, notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the amount so advanced by the Administrative Agent to the Borrower shall, for all purposes hereof, be a Revolving Loan made by the Administrative Agent for its own account. Upon any such failure by a Revolving Loan Lender to pay the Administrative Agent, the Administrative Agent shall promptly thereafter notify the Borrower of such failure and the Borrower shall promptly (but in any event within 1 Business Day) pay such corresponding amount to the Administrative Agent for its own account.
                    (iv) Nothing in this Section 2.02(c) shall be deemed to relieve any Revolving Loan Lender from its obligations to fulfill its Revolving Credit Commitment hereunder or to prejudice any rights that the Administrative Agent or the Borrower may have against any Revolving Loan Lender as a result of any default by such Revolving Loan Lender hereunder.
               (d) (i) With respect to all periods for which the Administrative Agent has funded Revolving Loans pursuant to Section 2.02(c), on Friday of each week, or if the applicable Friday is not a Business Day, then on the following Business Day, or such shorter period as the Administrative Agent may from time to time select (any such week or shorter period being herein called a “Settlement Period”), the Administrative Agent shall notify each Revolving Loan Lender of the unpaid principal amount of the Revolving Loans outstanding as of the last day of each such Settlement Period. In the event that such amount is greater than the unpaid principal amount of the Revolving Loans outstanding on the last day of the Settlement Period immediately preceding such Settlement Period (or, if there has been no preceding Settlement Period, the amount of the Revolving Loans made on the date of such Revolving Loan Lender’s initial funding), each Revolving Loan Lender shall promptly (and in any event not later than 2:00 p.m. (New York City time) if the Administrative Agent requests payment from such Lender not later than 12:00 noon (New York City time) on such day) make available to the Administrative Agent its Pro Rata Share of the difference in immediately available funds. In the event that such amount is less than such unpaid principal amount, the Administrative Agent shall promptly pay over to each Revolving Loan Lender its Pro Rata Share of the difference in immediately available funds. In addition, if the Administrative Agent shall so request at any time when a Default or an Event of Default shall have occurred and be continuing, or any other event shall have occurred as a result of which the Administrative Agent shall determine that it is desirable to present claims against the Borrower for repayment, each Revolving Loan Lender shall promptly remit to the Administrative Agent or, as the case may be, the Administrative Agent shall promptly remit to each Revolving Loan Lender, sufficient funds to adjust the interests of the Revolving Loan Lenders in the then outstanding Revolving Loans to such an extent that, immediately after giving effect to such adjustment, each such Revolving Loan Lender’s interest in the then outstanding Revolving Loans will be equal to its Pro Rata Share thereof. The obligations of the Administrative Agent and each Revolving Loan Lender under this Section 2.02(d) shall be absolute and unconditional. Each Revolving Loan Lender shall only be entitled to receive interest on its Pro Rata Share of the Revolving Loans which have been funded by such Revolving Loan Lender.
                    (ii) In the event that any Revolving Loan Lender fails to make any payment required to be made by it pursuant to Section 2.02(d)(i), the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Revolving Loan Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for 3 Business Days and thereafter at the Reference Rate. During the period in which such Revolving Loan Lender has not paid such corresponding amount to the Administrative Agent, notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the amount so advanced by the Administrative Agent to the Borrower shall, for all purposes hereof, be a Revolving Loan made by the Administrative Agent for its own account. Upon any such failure by a Revolving Loan Lender to pay the Administrative Agent, the Administrative Agent shall promptly thereafter notify the Borrower of such failure and the Borrower shall immediately pay such corresponding amount to the Administrative Agent for its own account. Nothing in this Section 2.02(d)(ii) shall be deemed to relieve any Revolving Loan Lender from its obligation to fulfill its Revolving Credit Commitment hereunder or to prejudice any rights that the Administrative Agent or the Borrower may have against any Revolving Loan Lender as a result of any default by such Revolving Loan Lender hereunder.
               (e) The Swing Line.
                    (i) The Administrative Agent shall notify the Swing Line Lender upon the Administrative Agent’s receipt of any Notice of Borrower for a borrowing of the Revolving Loans. Subject to the terms and conditions hereof, the Swing Line Lender shall make available from time to time during period from the Effective Date to the Final Maturity Date, loans (each, a “Swing Line Loan”) to the Borrower in accordance with any such notice. The provisions of this Section 2.02(e) shall not relieve the Revolving Loan Lenders of their obligations to make Revolving Loans under Section 2.02; provided that if the Swing Line Lender makes a Swing Line Loan pursuant to any such notice, such Swing Line Loan shall be in lieu of any Revolving Loan that otherwise may be made by the Revolving Loan Lenders pursuant to such notice. The aggregate principal amount of Swing Line Loans outstanding shall not exceed at any time the Swing Line Sublimit, and the sum of the aggregate principal amount of Revolving Loans and Swing Line Loans outstanding, plus the L/C Obligations, shall not exceed the lesser of (A) the Total Revolving Credit Commitment and (B) the then extant Loan Limiter. During the period from the Effective Date to the Final Maturity Date, the Borrower may from time to time borrow, repay and reborrow Swing Line Loans under this Section 2.02(e). Each Swing Line Loan shall be made pursuant to a Notice of Borrowing delivered by the Borrower to the Administrative Agent in accordance with Section 2.02(a). Unless the Swing Line Lender has received at least one Business Day’s prior written notice from Required Lenders instructing it not to make a Swing Line Loan, the Swing Line Lender shall, notwithstanding the failure of any condition precedent set forth in Section 5.02, be entitled to fund that Swing Line Loan, and to have each Revolving Loan Lender make a Revolving Loan in accordance with Section 2.02(e)(iii) or purchase participating interests in accordance with Section 2.02(e)(iv). Notwithstanding any other provision of this Agreement or the other Loan Documents, each Swing Line Loan shall constitute a Reference Rate Loan.
                    (ii) If requested by the Swing Line Lender, the Borrower shall execute and deliver to the Swing Line Lender a promissory note to evidence the Swing Line Loans, which note shall represent the obligation of the Borrower to pay the amount of the Swing Line Sublimit or, if less, the aggregate unpaid principal amount of all Swing Line Loans made to the Borrower, together with interest thereon as prescribed in Section 2.04(a)(ii).
                    (iii) The Swing Line Lender, at any time and from time to time in its sole and absolute discretion but no less frequently than once each week, shall on behalf of the Borrower (and the Borrower hereby irrevocably authorizes the Swing Line Lender to so act on its behalf) request each Revolving Loan Lender (including the Swing Line Lender) to make Revolving Loans to the Borrower (which shall be Reference Rate Loans) in an amount equal to that Revolving Loan Lender’s Pro Rata Share of the principal amount of the Swing Line Loans (the “Refunded Swing Line Loan”) outstanding on the date such notice is given. Unless any of the events described in Section 9.01(f) or (g) has occurred and is continuing (in which event the procedures of Section 2.02(e)(iv) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a Revolving Loans are then satisfied, each Revolving Loan Lender shall disburse directly to the Administrative Agent, its Pro Rata Share of a Revolving Loan on behalf of the Swing Line Lender, prior to 3:00 p.m. (New York City time), in immediately available funds on the Business Day next succeeding the date that notice is given. The proceeds of those Revolving Loans shall be immediately paid to the Swing Line Lender and applied to repay the Refunded Swing Line Loan.
                    (iv) If, prior to refunding a Swing Line Loan with a Revolving Loan pursuant to Section 2.02(e)(iii), one of the events described in Section 9.01(f) or (g) has occurred and is continuing, then, subject to the provisions of Section 2.02(e)(v) below, each Revolving Loan Lender shall, on the date such Revolving Loan was to have been made for the benefit of the Borrower, purchase from the Swing Line Lender an undivided participation interest in the Swing Line Loan in an amount equal to its Pro Rata Share of such Swing Line Loan. Upon request, each Revolving Loan Lender shall promptly transfer to the Swing Line Lender, in immediately available funds, the amount of its participation interest.
                    (v) Each Revolving Loan Lender’s obligation to make Revolving Loans in accordance with Section 2.02(e)(iii) and to purchase participation interests in accordance with Section 2.02(e)(iv) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Revolving Loan Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of any Default or Event of Default; (C) any inability of the Borrower to satisfy the conditions precedent to the extension of credit set forth in this Agreement at any time; or (D) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. The Swing Line Lender shall be entitled to recover, on demand, from each Revolving Loan Lender the amounts required pursuant to Section 2.02(e)(iii) or 2.02(e)(iv), as the case may be. If any Revolving Loan Lender does not make available such amounts to the Administrative Agent or the Swing Line Lender, as applicable, the Swing Line Lender shall be entitled to recover, on demand, such amount on demand from such Revolving Loan Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full at the Federal Funds Rate for the first 2 Business Days and at the Reference Rate thereafter.
                    (vi) Until each Revolving Credit Lender refunds a Swing Line Loan with a Revolving Loan or purchases its participation in a Swing Line Loan pursuant to this Section 2.02(e), interest in respect of such Revolving Credit Lender’s Pro Rata Share in respect of such Swing Line Loan shall be solely for the account of the Swing Line Lender.
          Section 2.03 Repayment of Loans; Evidence of Debt. (a) The outstanding principal of all Revolving Loans and Swing Line Loans shall be due and payable on the Final Maturity Date.
               (b) The outstanding principal of the Term Loan shall be repaid in full on the earlier of (i) the termination of the Total Revolving Credit Commitment and (ii) the Final Maturity Date.
               (c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
               (d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
               (e) The entries made in the accounts maintained pursuant to paragraphs (c) or (d) of this Section 2.03 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
               (f) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in a form furnished by the Collateral Agent and reasonably satisfactory to the Borrower. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 12.07) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
          Section 2.04 Interest.
               (a) Revolving Loans and Swing Line Loans.
                    (i) Each Revolving Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of the making of such Loan until the date on which such principal amount is repaid in accordance herewith, as follows: (A) if the relevant Revolving Loan is a LIBOR Rate Loan, at a rate per annum equal to the LIBOR Rate plus the Applicable LIBOR Margin, and (B) otherwise, at a rate per annum equal to the Reference Rate plus the Applicable Reference Rate Margin.
                    (ii) Each Swing Line Loan shall bear interest on the outstanding principal amount thereof from time to time outstanding, from the date of the making of such Loan until the date on which such principal amount is repaid in accordance herewith, at a rate per annum equal to the Reference Rate plus the Applicable Reference Rate Margin.
               (b) Term Loan. The Term Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of the making of the Term Loan until the date on which such principal amount is repaid in accordance herewith, as follows: (i) if the relevant portion of the Term Loan is a LIBOR Rate Loan, at a rate per annum equal to the LIBOR Rate plus the Applicable LIBOR Margin, and (ii) otherwise, at a rate per annum equal to the Reference Rate plus the Applicable Reference Rate Margin.
               (c) Default Interest and Fees. To the extent permitted by law, upon the occurrence and during the continuance of an Event of Default, (i) the principal of, and all accrued and unpaid interest on, all Loans, fees, indemnities, L/C Obligations, or any other Obligations of the Loan Parties under this Agreement and the other Loan Documents, shall bear interest, from the date such Event of Default occurred until the date such Event of Default is cured or waived in writing in accordance herewith, at a rate per annum equal at all times to the Post-Default Rate, and (ii) the Letter of Credit Participation Fees shall be increased by 2 percentage points above the per annum rate otherwise applicable hereunder. All interest at the Post-Default Rate shall be payable on demand. Notwithstanding anything to the contrary contained in this Section 2.04(d), a Swing Line Loan may not be made as or converted to a LIBOR Rate Loan.
               (d) LIBOR Option.
                    (i) Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the Reference Rate, the Borrower shall have the option (the “LIBOR Option”) to have interest on all or a portion of the Loans be charged at a rate of interest based upon the LIBOR Rate. Interest on LIBOR Rate Loans shall be payable on the earliest of (A) the last day of the Interest Period applicable thereto, (B) the occurrence of an Event of Default in consequence of which the Required Lenders or Collateral Agent on behalf thereof elect to accelerate the maturity of all or any portion of the Obligations, or (C) termination of this Agreement pursuant to the terms hereof. On the last day of each applicable Interest

Period, unless the Borrower properly has exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Reference Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing, the Borrower no longer shall have the option to request that Loans bear interest at the LIBOR Rate and Administrative Agent shall have the right to convert the interest rate on all outstanding LIBOR Rate Loans to the rate then applicable to Reference Rate Loans hereunder.
                    (ii) LIBOR Election.
               (A) The Borrower may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the LIBOR Option by notifying Administrative Agent prior to 11:00 a.m. (New York time) at least 3 Business Days prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”). Notice of the Borrower’s election of the LIBOR Option for a permitted portion of the Loans and an Interest Period pursuant to this Section shall be made by delivery to Administrative Agent of a LIBOR Notice received by Administrative Agent before the LIBOR Deadline. Promptly upon its receipt of each such LIBOR Notice, Administrative Agent shall provide a copy thereof to each of the Lenders having a Commitment of the type to which such LIBOR Notice relates.
               (B) Each LIBOR Notice delivered by the Borrower shall be irrevocable and binding on the Borrower. In connection with each LIBOR Rate Loan, the Borrower shall indemnify, defend, and hold Administrative Agent and the Lenders harmless against any loss, cost, or expense incurred by Administrative Agent or any Lender as a result of (1) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (2) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (3) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, and expenses, collectively, “Funding Losses”). Funding Losses shall, with respect to Administrative Agent or any Lender, be deemed to equal the amount determined by Administrative Agent or such Lender to be the excess, if any, of (x) the amount of interest that would have accrued on the principal amount of such LIBOR Rate Loan had such event not occurred, at the LIBOR Rate that would have been applicable thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period therefor), minus (y) the amount of interest that would accrue on such principal amount for such period at the interest rate which Administrative Agent or such Lender would be offered were it to be offered, at the commencement of such period, Dollar deposits of a comparable amount and period in the London interbank market. A certificate of Administrative Agent or a Lender delivered to the Borrower setting forth any amount or amounts that

Administrative Agent or such Lender is entitled to receive pursuant to this Section shall be conclusive absent manifest error.
               (C) The Borrower shall have not more than 10 LIBOR Rate Loans in effect at any given time. The Borrower only may exercise the LIBOR Option for LIBOR Rate Loans of at least $1,000,000 and integral multiples of $100,000 in excess thereof.
                    (iii) Conversion. The Borrower may convert LIBOR Rate Loans to Reference Rate Loans at any time; provided, however, that in the event that LIBOR Rate Loans are converted or prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any automatic prepayment through the required application by the Administrative Agent of proceeds of Collateral in accordance with Section 4.04 or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, the Borrower shall indemnify, defend, and hold Administrative Agent and the Lenders and their participants harmless against any and all Funding Losses in accordance with subsection (ii) above.
                    (iv) Special Provisions Applicable to LIBOR Rate.
               (A) The LIBOR Rate may be adjusted by Administrative Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage, which additional or increased costs would increase the cost of funding loans bearing interest at the LIBOR Rate. In any such event, the affected Lender shall give the Borrower and Administrative Agent notice of such a determination and adjustment and Administrative Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, the Borrower may, by notice to such affected Lender (1) require such Lender to furnish to the Borrower a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (2) repay the LIBOR Rate Loans with respect to which such adjustment is made (together with any amounts due under subsection (ii)(B) above).
               (B) In the event that any change after the Effective Date in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to

Administrative Agent and the Borrower and Administrative Agent promptly shall transmit the notice to each other Lender and (1) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Reference Rate Loans, and (2) the Borrower shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so.
                         (v) No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Administrative Agent, nor any Lender, nor any of their participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate. The provisions of this Section shall apply as if each Lender or its participants had match funded any Obligation as to which interest is accruing at the LIBOR Rate by acquiring eurodollar deposits for each Interest Period in the amount of the LIBOR Rate Loans.
                    (e) Interest Payment in respect of Reference Rate Loans. Interest on each Reference Rate Loan shall be payable monthly, in arrears, on the first day of each month, commencing on the first day of the month following the month in which such Loan is made and at maturity (whether upon demand, by acceleration or otherwise). The Borrower hereby authorizes the Administrative Agent to, and the Administrative Agent may, from time to time, charge the Loan Account pursuant to Section 4.02 with the amount of any interest payment due hereunder.
                    (f) General. All interest shall be computed on the basis of a year of 360 days for the actual number of days, including the first day but excluding the last day, elapsed.
          Section 2.05 Reduction of Commitments; Prepayment of Loans.
                    (a) Reduction of Commitments.
                         (i) Revolving Credit Commitments. The Total Revolving Credit Commitment shall terminate on the Final Maturity Date. The Borrower may, without premium or penalty, reduce the Total Revolving Credit Commitment to an amount (which may be zero) not less than the sum of (A) the aggregate unpaid principal amount of all Revolving Loans then outstanding, (B) the aggregate unpaid principal amount of all Swing Line Loans then (C) the aggregate principal amount of all Revolving Loans and all Swing Line Loans not yet made as to which a Notice of Borrowing has been given by the Borrower under Section 2.02, (D) the L/C Obligations at such time and (E) the stated amount of all Letters of Credit not yet issued as to which a request has been made and not withdrawn. Each such reduction shall be in an amount which is an integral multiple of $1,000,000 (unless the Total Revolving Credit Commitment in effect immediately prior to such reduction is less than $1,000,000), shall be made by providing not less than 2 Business Days prior written notice to the Administrative Agent and shall be irrevocable. Once reduced, the Total Revolving Credit Commitment may not be increased. Each such reduction of the Total Revolving Credit Commitment shall reduce the

Revolving Credit Commitment of each Lender proportionately in accordance with its Pro Rata Share thereof.
                    (ii) Term Loan. The Total Term Loan Commitment shall terminate upon the making of the Term Loan on the Effective Date.
               (b) Optional Prepayment.
                    (i) Revolving Loans. The Borrower may, at any time, prepay without penalty or premium the principal of any Revolving Loan, in whole or in part.
                    (ii) Term Loan. The Borrower may, at any time upon at least 2 Business Days prior written notice to the Administrative Agent, prepay without penalty or premium the principal of the Term Loan, in whole or in part. Each prepayment made pursuant to this Section 2.05(b)(ii) shall be accompanied by the payment of accrued interest to the date of such payment on the amount prepaid.
                    (iii) Prepayment In Full. The Borrower may, upon at least 10 days prior written notice to the Agents, terminate this Agreement by paying to the Administrative Agent, in cash, the Obligations in full (other than unasserted contingent indemnification obligations). Effective as of the date of termination of this Agreement specified in any notice pursuant to this clause (iii), the Lenders’ obligations to extend credit hereunder shall terminate and the Borrower shall be obligated to repay the Obligations in full (other than unasserted contingent indemnification obligations).
               (c) Mandatory Prepayment.
                    (i) The Borrower will immediately prepay the Revolving Loans at any time when the aggregate principal amount of all Revolving Loans plus the aggregate principal amount of all Swing Line Loans plus the outstanding amount of all L/C Obligations exceeds the lesser of (A) the Total Revolving Credit Commitment, and (B) the Loan Limiter, to the full extent of any such excess. If at any time after the Borrower has complied with the first sentence of this Section 2.05(c)(i), the sum of the aggregate principal amount of all Revolving Loans and all Swing Line Loans, plus aggregate L/C Obligations is greater than the lesser of (x) the Total Revolving Credit Commitment, and (y) the then current Loan Limiter, the Borrower shall provide cash collateral to the Administrative Agent in an amount equal to 103% of such excess, which cash collateral shall be deposited in the Cash Collateral Account and, provided that no Event of Default shall have occurred and be continuing, returned to the Borrower at such time as the aggregate L/C Obligations plus the aggregate principal amount of all outstanding Revolving Loans and all outstanding Swing Line Loans no longer exceed the then current Loan Limiter.
                    (ii) The Borrower will immediately prepay the outstanding principal amount of the Term Loan in the event that the Total Revolving Credit Commitment is terminated for any reason.
                    (iii) [Intentionally Omitted]

                    (iv) Within 10 days after delivery to the Agents and the Lenders of audited annual financial statements pursuant to Section 7.01(a)(ii), commencing with the delivery to the Agents and the Lenders of the financial statements for the Fiscal Year ended December 31, 2007 or, if such financial statements are not delivered to the Agents and the Lenders on the date such statements are required to be delivered pursuant to Section 7.01(a)(ii), 10 days after the date such statements are required to be delivered to the Agents and the Lenders pursuant to Section 7.01(a)(ii), the Borrower shall prepay the outstanding principal amount of the Loans in an amount equal to 25% of the Excess Cash Flow of the Parent and its Subsidiaries for such Fiscal Year.
                    (v) Within 3 Business Days after receipt of any proceeds of any Disposition by any Loan Party or its Subsidiaries (other than a Permitted Disposition of the type described in clauses (a), (d), (e), (f) and (g) of the definition of Permitted Dispositions), the Borrower shall prepay the outstanding principal amount of the Loans in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such Disposition to the extent that the aggregate amount of Net Cash Proceeds received by all Loan Parties and their Subsidiaries (and not paid to the Administrative Agent as a prepayment of the Loans) shall exceed $500,000 for any Disposition or series of related Dispositions. Nothing contained in this clause (v) shall permit any Loan Party or any of its Subsidiaries to make a Disposition of any property other than a Permitted Disposition.
                    (vi) Upon the issuance or incurrence by any Loan Party or any of its Subsidiaries of any Indebtedness (other than Indebtedness referred to in clauses (a), (b), (c), (d), (e), (f), (g), (h), (i), (j) and (k) of the definition of Permitted Indebtedness), the Borrower shall prepay the Loans in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection therewith. The provisions of this subsection (vi) shall not be deemed to be implied consent to any such issuance or incurrence otherwise prohibited by the terms and conditions of this Agreement.
                    (vii) Upon the receipt by any Loan Party or any of its Subsidiaries of any Extraordinary Receipts in excess of $500,000 during any Fiscal Year, the Borrower shall prepay the outstanding principal of the Loans in an amount equal to 100% of such Extraordinary Receipts, net of any reasonable expenses incurred in collecting such Extraordinary Receipts.
                    (viii) Except as otherwise provided in clause (ix) below, upon the sale or issuance by any Loan Party or any of its Subsidiaries of any shares of its Capital Stock (other than any such sale or issuance to the extent the Net Cash Proceeds thereof shall be contemporaneously used to finance all or a portion of the purchase price of a Permitted Acquisition and fees and expenses relating thereto), if the Senior Leverage Ratio calculated as of the date of such sale or issuance is greater than or equal to 2.0:1.0, the Borrower shall prepay the Loans in an amount equal to 50% of the Net Cash Proceeds received by such Person in connection therewith. The provisions of this subsection (viii) shall not be deemed to be implied consent to any such issuance or sale otherwise prohibited by the terms and conditions of this Agreement.

                    (ix) Upon the investment of Curative Equity pursuant to Section 7.03(e), the Borrower shall prepay the Loans in an amount equal to 100% of the amount of the proceeds of such Curative Equity; provided, however, that (a) if the level of the Specified Financial Covenant set forth in Section 7.03(b) for the applicable period was less than or equal to 1.00 to 1.00, then the Borrower shall not be required to prepay the Loans with the proceeds of such Curative Equity, and (b) if the level of the Specified Financial Covenant set forth in Section 7.03(b) for the applicable period was greater than 1.00 to 1.00, then the Borrower shall only be required to prepay the Loans in an amount equal to the lesser of (i) that portion of the Curative Equity that represents the difference between the amount necessary to achieve the covenant level set forth in Section 7.03(b) and (ii) the amount that would have been necessary to achieve a Fixed Charge Coverage Ratio of 1.00 to 1.00.
               (d) Application of Payments.
                    (i) Each prepayment made pursuant to subsections (c)(iv), (c)(v), (c)(vi), (c)(vii), (c)(viii), and (c)(ix) above shall be applied, first, to the Term Loan, and second, to the Revolving Loans. Any prepayment of the Revolving Loans pursuant to the foregoing application of payments provision shall not reduce the Total Revolving Credit Commitment.
                    (ii) The foregoing to the contrary notwithstanding, Borrower shall not be required to make a prepayment otherwise required pursuant to Section 2.05(c)(v) (except in the case of any prepayment required to be made from Net Cash Proceeds received in connection with a Disposition of the type described in clause (h) of the definition of Permitted Disposition) or Section 2.05(c)(vii) with Reinvestment Eligible Funds so long as: (A) no Default or Event of Default has occurred and is continuing on the date such Person receives such Reinvestment Eligible Funds or on the date such amounts are to be released to Borrower pursuant to this Section 2.05(d)(ii), (B) the Borrower delivers a notice (a “Reinvestment Notice”) within 30 days after the date that the applicable Person receives the monies constituting such Reinvestment Eligible Funds (provided that such Reinvestment Eligible Funds are deposited into the cash collateral account described in clause (C) below immediately upon receipt thereof) notifying the Agents of the intent of the applicable Person to use such Reinvestment Eligible Funds (1) to repair, restore, or replace the assets that were the subject of the Disposition, casualty or condemnation giving rise to such amounts with assets of equal or greater fair market value which will be useful in the conduct of their business in accordance with past practice, (2) within the period specified in such notice, which period shall not exceed the earlier of (x) 270 days (inclusive of the 30 day notice period provided for herein) after the receipt of such Reinvestment Eligible Funds by the applicable Loan Party or its Subsidiary and (y) the Final Maturity Date, and (C) pending the reinvestment described in clause (B)(1) above, such Reinvestment Eligible Amounts are deposited in a cash collateral account over which Collateral Agent (on behalf of the Lenders) has a perfected first-priority Lien. If all or any portion of such Reinvestment Eligible Funds are not used in accordance with the preceding sentence within the period specified in the Reinvestment Notice, the remaining portion shall be applied to the Loans in accordance with Section 2.05(d)(i) on the last day of such specified period.
               (e) Interest and Fees. Any prepayment made pursuant to this Section 2.05 (other than prepayments made pursuant to subsections (c)(i) and (c)(iv) of this

Section 2.05) shall be accompanied by the payment of accrued interest on the principal amount being prepaid to the date of prepayment, and if such prepayment would reduce the amount of the outstanding Loans to zero at a time when the Total Revolving Credit Commitment has been terminated, such prepayment shall be accompanied by the payment of all fees accrued to such date pursuant to Section 2.06.
               (f) Cumulative Prepayments. Except as otherwise expressly provided in this Section 2.05, payments with respect to any subsection of this Section 2.05 are in addition to payments made or required to be made under any other subsection of this Section 2.05.
          Section 2.06 Fee Letter. In addition to the fees set forth in this Agreement, the Borrower shall pay to the Agents the fees set forth in the Fee Letter in the amounts and on the dates set forth in the Fee Letter.
          Section 2.07 Securitization. The Borrower hereby acknowledges that the Lenders and their Affiliates may sell or securitize the Loans (a “Securitization”) through the pledge of the Loans as collateral security for loans to the Lenders or their Affiliates or through the sale of the Loans or the issuance of direct or indirect interests in the Loans, which loans to the Lenders or their Affiliates or direct or indirect interests will be rated by Moody’s, Standard & Poor’s or one or more other rating agencies (the “Rating Agencies”). The Borrower shall cooperate with the Lenders and their Affiliates to effect the Securitization including by (a) amending this Agreement and the other Loan Documents, and executing such additional documents, as reasonably requested by the Lenders in connection with the Securitization; provided that (i) any such amendment or additional documentation does not impose material additional costs on the Borrower and (ii) any such amendment or additional documentation does not materially adversely affect the rights, or materially increase the obligations, of the Borrower under the Loan Documents or change or affect in a manner adverse to the Borrower the financial terms of the Loans, (b) providing such information as may be reasonably requested by the Lenders in connection with the rating of the Loans or the Securitization, and (c) providing in connection with any rating of the Loans a certificate (i) agreeing to indemnify the Lenders and their Affiliates, any of the Rating Agencies, or any party providing credit support or otherwise participating in the Securitization (collectively, the “Securitization Parties”) for any losses, claims, damages or liabilities (the “Liabilities”) to which the Lenders, their Affiliates or such Securitization Parties may become subject insofar as the Liabilities arise out of or are based upon any untrue statement of any material fact contained in any Loan Document or in any writing delivered by or on behalf of any Loan Party to any Agent or Lender in connection with any Loan Document or arise out of or are based upon the omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and such indemnity shall survive any transfer by the Lenders or their successors or assigns of the Loans and (ii) agreeing to reimburse the Agents, the Lenders and their Affiliates for any legal or other expenses reasonably incurred by such Persons in connection with defending the Liabilities.
          Section 2.08 Taxes.
               (a) Any and all payments by any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on the net income of any Agent, any Lender or the L/C Issuer (or any transferee or assignee thereof, including a participation holder (any such entity, a “Transferee”)) by the jurisdiction in which such Person is organized or has its principal lending office (all such nonexcluded taxes, levies, imposts, deductions, charges withholdings and liabilities, collectively or individually, “Taxes”). If any Loan Party shall be required to deduct any Taxes from or in respect of any sum payable hereunder to any Agent, any Lender or the L/C Issuer (or any Transferee), (i) the sum payable shall be increased by the amount (an “additional amount”) necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.08) such Agent, such Lender or the L/C Issuer (or such Transferee) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
               (b) In addition, each Loan Party agrees to pay to the relevant Governmental Authority in accordance with applicable law any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (“Other Taxes”). Each Loan Party shall deliver to each Agent, each Lender and the L/C Issuer official receipts in respect of any Taxes or Other Taxes payable hereunder promptly after payment of such Taxes or Other Taxes.
               (c) The Loan Parties hereby jointly and severally indemnify and agree to hold each Agent, each Lender and the L/C Issuer harmless from and against Taxes and Other Taxes (including Taxes and Other Taxes imposed on any amounts payable under this Section 2.08) paid by such Person, whether or not such Taxes or Other Taxes were correctly or legally asserted. Such indemnification shall be paid within 10 Business Days from the date on which any such Person makes written demand therefore specifying in reasonable detail the nature and amount of such Taxes or Other Taxes.
               (d) Each Lender that is organized under the laws of a jurisdiction outside the United States (a “Non-U.S. Lender”) agrees that it shall, no later than the Effective Date (or, in the case of a Lender which becomes a party hereto pursuant to Section 12.07 after the Effective Date, promptly after the date upon which such Lender becomes a party hereto) deliver to the Agents (or, in the case of an assignee of a Lender which (x) is an Affiliate of such Lender or a Related Fund of such Lender and (y) does not deliver an Assignment and Acceptance to the Administrative Agent pursuant to the last sentence of Section 12.07(b) for recordation pursuant to Section 12.07(c), to the assigning Lender only, and in the case of a participant, to the Lender granting the participation only) a properly completed and duly executed copy of either U.S. Internal Revenue Service Form W-8BEN, W-8ECI or W-8IMY or any subsequent versions thereof or successors thereto, in each case claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax and payments of interest hereunder. In addition, in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the IRC, such Non-U.S. Lender hereby represents to the Agents and the Borrower that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the IRC, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the

IRC) of Holdings and is not a controlled foreign corporation related to Holdings (within the meaning of Section 864(d)(4) of the IRC), and such Non-U.S. Lender agrees that it shall promptly notify the Agents in the event any such representation is no longer accurate. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement and on or before the date, if any, such Non-U.S. Lender changes its applicable lending office by designating a different lending office (a “New Lending Office”). In addition, such Non-U.S. Lender shall deliver such forms within 20 days after receipt of a written request therefor from any Agent, the assigning Lender or the Lender granting a participation, as applicable. Notwithstanding any other provision of this Section 2.08, a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section 2.08(d) that such Non-U.S. Lender is not legally able to deliver.
               (e) The Loan Parties shall not be required to indemnify any Non-U.S. Lender, or pay any additional amounts to any Non-U.S. Lender, in respect of United States Federal withholding tax pursuant to this Section 2.08 to the extent that (i) the obligation to withhold amounts with respect to United States Federal withholding tax existed on the date such Non-U.S. Lender became a party to this Agreement (or, in the case of a Transferee that is a participation holder, on the date such participation holder became a Transferee hereunder) or, with respect to payments to a New Lending Office, the date such Non-U.S. Lender designated such New Lending Office with respect to a Loan; provided, however, that this clause (i) shall not apply to the extent the indemnity payment or additional amounts any Transferee, or Lender (or Transferee) through a New Lending Office, would be entitled to receive (without regard to this clause (i)) do not exceed the indemnity payment or additional amounts that the Person making the assignment, participation or transfer to such Transferee, or Lender (or Transferee) making the designation of such New Lending Office, would have been entitled to receive in the absence of such assignment, participation, transfer or designation, or (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Non-U.S. Lender to comply with the provisions of clause (d) above.
               (f) The obligations of the Loan Parties under this Section 2.08 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
               (g) If a Loan Party pays any amounts under this Section 2.08 in respect of Taxes or Other Taxes to a Lender or the L/C Issuer and such Lender or L/C Issuer becomes aware that it has actually received any refund of such Taxes or Other Taxes, such Lender or L/C Issuer, as applicable, shall pay such refund to such Loan Party (but only to the extent of the amounts paid by such Loan Party to such Lender or L/C Issuer in respect of the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred in obtaining such refund; provided, however, that (i) such Loan Party agrees to repay the amount it received from such Lender in the event such Lender or L/C Issuer is required to repay such refund for any reason; (ii) nothing in this Section 2.08(g) shall require any Lender or L/C Issuer to disclose to such Loan Party or to any other Person any information it deems to be confidential in its sole discretion (including, without limitation, its tax returns); and (iii) no Lender or L/C Issuer shall be required to pay any amounts pursuant to this Section 2.08(g) at any time in which a Default or Event of Default shall have occurred and be continuing.

ARTICLE III
LETTERS OF CREDIT
          Section 3.01 The Letter of Credit Commitment.
               (a) Subject to the terms and conditions set forth herein, (i) the L/C Agent agrees, in reliance upon the agreements of the Revolving Loan Lenders set forth in this Article III, (1) from time to time on any Business Day during the period from the Effective Date until the Letter of Credit Expiration Date, to cause the L/C Issuer to issue Letters of Credit for the account of the Borrower, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 3.02, and (2) to cause the L/C Issuer to honor drawings under the Letters of Credit; and (ii) the Revolving Loan Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the aggregate L/C Obligations shall not exceed the lowest of (A) the difference between (I) the Total Revolving Credit Commitment and (II) the aggregate principal amount of all Revolving Loans and Swing Line Loans then outstanding, (B) the difference between (I) the Loan Limiter and (II) the aggregate principal amount of all Revolving Loans and Swing Line Loans then outstanding, and (C) the Letter of Credit Sublimit, (y) the aggregate principal amount of the Revolving Loans of any Revolving Loan Lender, plus such Revolving Loan Lender’s Pro Rata Share of the outstanding amount of all Swing Line Loans and L/C Obligations, shall not exceed such Revolving Loan Lender’s Revolving Loan Commitment, and (z) the outstanding amount of the L/C Obligations shall not exceed the Total L/C Deposits at such time. Each request for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.
               (b) The L/C Agent shall not cause the L/C Issuer to issue any Letter of Credit if:
                    (i) subject to Section 3.02(c), the expiry date of such requested Letter of Credit would occur more than 12 months after the date of issuance or last extension; or
                    (ii) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date.
               (c) The L/C Agent shall not be under any obligation to cause the L/C Issuer to issue any Letter of Credit if:
                    (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C

Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the L/C Issuer in good faith deems material to it;
                    (ii) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;
                    (iii) except as otherwise agreed by the L/C Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000;
                    (iv) such Letter of Credit is to be denominated in a currency other than Dollars;
                    (v) after giving effect to the L/C Credit Extension in connection with such Letter of Credit, the outstanding amount of the L/C Obligations would exceed the aggregate principal amount of L/C Deposits that were deposited in the L/C Deposit Account;
                    (vi) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or
                    (vii) a default of any Revolving Loan Lender’s obligations to fund under Section 3.04 exists or any Revolving Loan Lender has at such time failed to fund any Revolving Loan which it is required to fund under this Agreement, unless the L/C Agent has entered into satisfactory arrangements with the Borrower or such Revolving Loan Lender to eliminate the L/C Agent’s risk with respect to such Revolving Loan Lender.
               (d) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.
               (e) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
               (f) The L/C Agent shall act on behalf of the Revolving Loan Lenders with respect to any Letters of Credit issued by the L/C Issuer and the documents associated therewith, and the L/C Agent shall have all of the benefits and immunities (A) provided to the Agents in Article X with respect to any acts taken or omissions suffered by the L/C Agent in connection with Letters of Credit issued by the L/C Issuer or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Agent” as used in Article X included the L/C Agent with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Agent.

          Section 3.02 Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.
               (a) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Agent (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by an Authorized Officer of the Borrower. Such Letter of Credit Application must be received by the L/C Agent and the Administrative Agent not later than 11:00 a.m. (New York City time) at least 5 Business Days prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (i) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (ii) the amount thereof; (iii) the expiry date thereof; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by such beneficiary in case of any drawing thereunder; (vi) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (vii) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the L/C Issuer may require. Additionally, the Borrower shall furnish to the L/C Agent and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer, the L/C Agent or the Administrative Agent may require.
               (b) Promptly after receipt of any Letter of Credit Application, the L/C Agent will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Agent will provide the Administrative Agent with a copy thereof. Unless the L/C Agent has received written notice from any Lender, any Agent or any Loan Party, at least 1 Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article V shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Agent shall cause the L/C Issuer, on the requested date, to issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices.
               (c) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each 12 month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such 12 month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Loan Lenders and the L/C Agent shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, that the L/C Agent and the L/C Issuer shall not permit any such extension if (i) the L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 3.01(b) or (c) or otherwise), or (ii) the L/C Issuer has received notice (which may be by telephone or in writing) on or before the day that is 5 Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Revolving Lenders or the L/C Agent have elected not to permit such extension or (2) from any Agent, the L/C Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 5.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.
               (d) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Agent shall cause the L/C Issuer to deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
          Section 3.03 Participations of Lenders.
               (a) On the date of issuance or amendment of each Letter of Credit, the L/C Agent shall purchase a participation form, or execute an indemnity or reimbursement obligation in favor of, the L/C Issuer with respect to such Letter of Credit. Without any further action on the part of the L/C Agent, the L/C Issuer or any Revolving Loan Lender, each Revolving Loan Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Agent a participation in such Letter of Credit in an amount (the “L/C Participation Amount”) equal to the product of such Revolving Loan Lender’s Pro Rata Share of such Letter of Credit. With respect to each Letter of Credit issuance or amendment, each Revolving Loan Lender shall deposit with the L/C Agent in the L/C Deposit Account an L/C Deposit equal to its L/C Participation Amount in immediately available funds not later than 1:00 p.m. (New York City time) on the Business Day prior to the requested date of issuance of the applicable Letter of Credit. Except as expressly provided for herein, such deposits shall be irrevocable and no Revolving Loan Lender shall have any right to withdraw any of its L/C Deposit. Each Revolving Loan Lender hereby absolutely and unconditionally agrees that if the L/C Issuer makes an L/C Disbursement, the L/C Agent shall reimburse the L/C Issuer for such Revolving Loan Lender’s Pro Rata Share of the amount of such L/C Disbursement from such Revolving Loan Lender’s L/C Deposit on deposit in the L/C Deposit Account, as provided in Section 3.04 below.
               (b) Each Revolving Loan Lender’s obligation to acquire and fund participations in respect of Letters of Credit, as contemplated by Section 3.03(a), shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the L/C Agent, the Borrowers or any other Person for any reason whatsoever; (ii) any amendment, renewal or extension of any Letter of Credit, (iii) or any return of the L/C Deposits, (iv) the occurrence or continuance of any Default or Event of Default, or (v) any other occurrence, event or condition, whether or not similar to any of the foregoing.

               (c) If any Revolving Loan Lender fails to make available to the L/C Agent any amount required to be paid by such Revolving Loan Lender pursuant to the foregoing provisions of Section 3.03(a) by the time specified therein, the L/C Agent shall be entitled to recover from such Revolving Loan Lender, on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Agent at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Agent in accordance with banking industry rules on interbank compensation. A certificate of the L/C Agent submitted to any Revolving Loan Lender with respect to any amounts owing under Section 3.03 shall be conclusive absent manifest error.
          Section 3.04 Drawings and Reimbursements; Funding of Participations. Upon receipt from the beneficiary of any Letter of Credit or from the L/C Issuer of any L/C Disbursement, the L/C Agent shall notify the Borrower, the Revolving Loan Lenders and the Administrative Agent thereof. Each Revolving Loan Lender hereby expressly authorizes the L/C Agent to reimburse the L/C Issuer for such Revolving Loan Lender’s Pro Rata Share of the amount of such L/C Disbursement from such Revolving Loan Lender’s L/C Deposits on deposit in the L/C Deposit Account. In such event, on the date of such reimbursement by the L/C Agent to the L/C Issuer of an L/C Disbursement (each such date, an “Honor Date”), the Borrower shall be deemed to have requested a borrowing of a Revolving Loan that is a Reference Rate Loan to be disbursed on the Honor Date, and such Revolving Loan shall be deemed to be disbursed on the Honor Date, in an amount equal to such L/C Disbursement, without regard to the minimum and multiples specified in Section 2.02(b) for the principal amount of Revolving Loans, but subject to the conditions set forth in Section 5.02 (other than the delivery of a Notice of Borrowing). If the conditions set forth in Section 5.02 (other than the delivery of a Notice of Borrowing) cannot be satisfied in respect thereof, then the Borrower shall be deemed to have incurred from the L/C Agent and the Revolving Loan Lenders an L/C Borrowing (in lieu of a borrowing of a Revolving Loan) in the amount of such L/C Disbursement, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Post-Default Rate. Any notice given by the L/C Agent pursuant to this Section 3.04 may be given by telephone if immediately confirmed in writing; provided, that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice. If the L/C Issuer shall make an L/C Disbursement and the Honor Date in respect thereof does not occur on the same date, then Borrower shall pay interest on such L/C Disbursement for each day prior to (but excluding) the Honor Date in respect thereof, at the rate applicable to Revolving Loans that are Reference Rate Loans.
          Section 3.05 Obligations Absolute. The Borrower’s obligation to reimburse L/C Borrowings and borrowings of the Revolving Loans incurred in accordance with Section 3.04 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (a) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein, (b) any draft or other document presented under an Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (c) payment by the L/C Issuer under an Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (d) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Article III, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. None of the L/C Agent, the Revolving Loan Lenders, the L/C Issuer or any of their Affiliates, and their respective directors, trustees, officers, employees, agents and attorneys-in-fact, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the L/C Issuer; provided, that the foregoing shall not be construed to excuse the L/C Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the L/C Issuer’s failure to exercise care when determining whether drafts and other documents presented under an Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of the L/C Issuer (as determined by a final judgment of a court of competent jurisdiction), the L/C Issuer shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of an Letter of Credit, the L/C Issuer may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
          Section 3.06 Cash Collateralization.
               (a) If any Event of Default shall occur and be continuing and the Borrower receives (or is deemed to have received) a demand to cash collateralize the Uncovered L/C Amount pursuant to Section 2.04(c) or Section 9.01 from the L/C Agent specifying the amount of the Uncovered L/C Amount, then the Borrower shall deposit in an account owned by the L/C Agent (the “Cash Collateral Account”), maintained for the benefit of the L/C Agent, the L/C Issuer and the Revolving Loan Lenders, an amount in cash equal to the aggregate Uncovered L/C Amount on the date specified in such demand. “Cash Collateralize” means to pledge and deposit with or deliver to the L/C Agent, for the benefit of the L/C Agent, the L/C Issuer and the Revolving Loan Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Agents and the L/C Agent (which documents are hereby consented to by the Revolving Loan Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the L/C Agent, for the benefit of the L/C Agent, the L/C Issuer and the Revolving Loan Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.
               (b) If at any time the aggregate L/C Obligations exceed the Total L/C Deposits at such time, upon demand by the L/C Agent, the Borrower shall provide cash collateral in the amount of such excess to be deposited in the Cash Collateral Account.

               (c) If the L/C Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the L/C Agent, then the Borrower will, forthwith upon demand by the L/C Agent, pay to the L/C Agent, as additional funds to be deposited as Cash Collateral that the L/C Agent determines to be free and clear of any such right and claim.
               (d) All such deposits shall be held by the L/C Agent in the Cash Collateral Account shall be held as Collateral for the payment and performance of the Obligations in respect of the Letters of Credit. Each Revolving Loan Lender acknowledges and agrees that interest or profits, if any, on any deposits in the Cash Collateral Account shall accrue for the exclusive benefit of the L/C Agent.
          Section 3.07 L/C Deposit Account.
               (a) The L/C Deposits shall be held by the L/C Agent in the L/C Deposit Account, and no party other than the L/C Agent and the L/C Issuer shall have a right of withdrawal from the L/C Deposit Account or any other right or power with respect to the L/C Deposits. Notwithstanding anything herein to the contrary, the funding obligation of each Revolving Loan Lender in respect of its participation in each Letter of Credit shall be satisfied in full upon the funding of its L/C Deposit in an amount equal to its L/C Participation Amount in respect thereof.
               (b) The L/C Agent and each Revolving Loan Lender hereby acknowledges and agrees that each Revolving Loan Lender is funding (or has funded) its L/C Deposit to the L/C Agent for application in the manner contemplated by Section 3.03. The L/C Agent shall invest the L/C Deposits which are on deposit in the L/C Deposit Account from time to time so as to earn a return on such investment (subject to Section 3.07(e) below) (the “L/C Deposit Return”) for the Revolving Loan Lenders equal to the L/C Deposit Rate. Each Revolving Loan Lender’s Pro Rata Share of such interest will be paid to such Revolving Loan Lender on a quarterly basis, promptly (and in any event within 5 Business Days) after receipt by the L/C Agent in respect thereof. Any amounts earned and received with respect to L/C Deposits during any applicable Investment Period in excess of the L/C Deposit Rate shall accrue to the benefit of the Revolving Loan Lenders based on its Pro Rata Share of the L/C Deposits. In the event that the amount earned on L/C Deposits during any Investment Period is less than the L/C Deposit Return on such L/C Deposits for such Investment Period, the Borrower shall, upon notice by the L/C Agent, pay to each Revolving Loan Lender, through the L/C Agent, an amount equal to such shortfall. It is expressly understood and agreed that neither the L/C Agent, the Administrative Agent, nor any other Person guarantees any rate of return on the investment of any L/C Deposit held in the L/C Deposit Account. In the event that the L/C Issuer shall charge the L/C Agent for any actual breakage costs in connection with the reimbursement of an L/C Disbursement pursuant to Section 3.04(a) from the L/C Deposits which are on deposit in the L/C Deposit Account, the Revolving Loan Lenders shall reimburse the L/C Agent based on their respective Pro Rata Shares of the L/C Deposits for such costs.
               (c) The Borrower shall have no right, title or interest in or to the L/C Deposits and, except as set forth in Section 3.07(b) above, no obligations with respect thereto; it being acknowledged and agreed by the parties hereto that the making of the L/C Deposits by the

Revolving Loan Lenders and the application of the L/C Deposits in the manner contemplated by Section 3.03 constitute agreements among the L/C Agent and each Revolving Loan Lender with respect to the funding obligations of each Revolving Loan Lender in respect of its participation in Letters of Credit and do not constitute any loan or extension of credit to the Borrower (except, for the avoidance of doubt, to the extent deemed converted into borrowings of the Revolving Loans or L/C Borrowings in accordance with Section 3.04).
               (d) Upon delivery to the Administrative Agent of any original Letter of Credit, along with irrevocable written instructions from the beneficiaries thereof to cancel such Letter of Credit (on letterhead and signed by authorized officers) and certifying that no draws have been made on such Letter of Credit, then, at the end of the applicable Investment Period, the L/C Agent shall return to each Revolving Loan Lender its Pro Rata Share of the L/C Deposits remaining on deposit in the L/C Deposit Account with respect to any such Letter of Credit, together with any accrued but unpaid interest thereon at the rate specified in Section 3.07(b) and (e). If (i)(A) all original Letters of Credit are delivered to the Administrative Agent in accordance with the preceding sentence or (B) 30 days have elapsed since the expiration of all of the Letters of Credit, and (B) the Letter of Credit Commitments of all Revolving Loan Lenders shall have been reduced to zero, then at the end of the applicable Investment Period, the L/C Agent shall return to each Revolving Loan Lender its Pro Rata Share of the L/C Deposits remaining on deposit in the L/C Deposit Account with respect to all Letters of Credit, together with any accrued but unpaid interest thereon at the rate specified in Section 3.07(b) and (e).
               (e) If, for any date of determination, the L/C Agent, shall have determined (which determination shall be conclusive and binding on each Revolving Loan Lender) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the L/C Deposit Rate, then, the L/C Agent shall give notice thereof to the Revolving Loan Lenders and until such notice has been withdrawn, the L/C Deposits on deposit in the L/C Deposit Account shall be invested so as to earn a return equal to the Federal Funds Rate.
          Section 3.08 Participation Fees in respect of Letter of Credit. The Borrower agrees to pay to the L/C Agent for the account of each Revolving Loan Lender a participation fee (a “Letter of Credit Participation Fee”) with respect to its agreement to participate in Letters of Credit, which Letter of Credit Participation Fee shall accrue at the Letter of Credit Fee Rate, on the average daily amount of such Revolving Loan Lender’s L/C Deposit during the period from and including the date that such L/C Deposit is made to but excluding any date on which such Lender’s L/C Deposit is returned to it. Accrued Letter of Credit Participation Fees in respect of L/C Deposits shall be due and payable monthly, commencing with the first day of the month after the first L/C Deposit is made, and computed on a monthly basis in arrears; provided that all such fees shall be payable on the date on which any L/C Deposits are returned to the Revolving Loan Lenders in accordance with Section 3.07(d) and any such fees accruing after the date on which the L/C Deposits are returned to the Revolving Loan Lenders in accordance with Section 3.07(d) shall be payable on demand. All Letter of Credit Participation Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All fees payable under this Section 3.08 shall be paid on the dates due, in immediately available funds, to the L/C Agent for the benefit of the parties entitled thereto.

          Section 3.09 Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay to the L/C Agent, for the benefit of the L/C Issuer, a fronting fee with respect to each Letter of Credit, at a rate per annum established by the L/C Issuer, computed on the daily amount available to be drawn under such Letter of Credit on a monthly basis in arrears. Such fronting fee shall be due and payable on the first day of each month, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 3.14. In addition, the Borrower shall pay to the L/C Agent, for the benefit of the L/C Issuer, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
          Section 3.10 Deemed Disbursements.
               (a) Upon the occurrence and during the continuation of any Default or Event of Default under Section 9.01(f) or (g) and upon notification by the Administrative Agent (acting at the direction of the L/C Agent) to the Borrower of its obligations under this Section, following the occurrence and during the continuation of any other Event of Default,
                    (i) the aggregate outstanding amount of all L/C Obligations shall, without demand upon or notice to the Borrower or any other Person, be deemed to have been paid or disbursed by the L/C Issuer as an L/C Disbursement (notwithstanding that such amount may not in fact have been paid or disbursed), and Borrower shall have deemed to have requested a borrowing of a Revolving Loan that is a Reference Rate Loan in an amount equal to such L/C Disbursement, and such Revolving Loan shall be deemed to be disbursed, without regard to the minimum and multiples specified in Section 2.02(b) for the principal amount of Revolving Loans, but subject to the conditions set forth in Section 5.02 (other than the delivery of a Notice of Borrowing); provided, that, if the conditions set forth in Section 5.02 (other than the delivery of a Notice of Borrowing) cannot be satisfied in respect thereof, then the Borrower shall be deemed to have incurred from the L/C Agent and the Revolving Loan Lenders an L/C Borrowing (in lieu of a borrowing of the Revolving Loans) in the amount of such L/C Disbursement;
                    (ii) all borrowings of the Revolving Loans and L/C Borrowings deemed made in accordance with clause (i) above shall be immediately due and payable, and shall bear interest at the Post-Default Rate; and
                    (iii) the Borrower shall be immediately obligated to deposit with (or for the benefit of) the L/C Agent an amount equal to the Uncovered L/C Amount.
               (b) Amounts payable by the Borrower pursuant to this Section shall be deposited in immediately available funds with the L/C Agent and held as collateral security for the Borrower’s reimbursement obligations under Section 3.04.

          Section 3.11 Role of L/C Issuer. Each Revolving Loan Lender, the L/C Agent and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the L/C Agent, the Administrative Agent, any of their respective Affiliates nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Revolving Loan Lender for (a) any action taken or omitted in connection herewith at the request or with the approval of the Required Lenders; (b) any action taken or omitted in the absence of gross negligence or willful misconduct (as determined by a final judgment of a court of competent jurisdiction); or (c) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the L/C Agent, the Administrative Agent, any of their respective Affiliates nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in Section 3.05; provided, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
          Section 3.12 Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer, the L/C Agent, the Administrative Agent and the Borrower when a Letter of Credit is issued, (a) the rules of the ISP shall apply to each standby Letter of Credit, and (b) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.
          Section 3.13 Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
          Section 3.14 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases or decreases in the stated amount thereof, the amount of such Letter of

Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases or decreases whether or not such maximum stated amount is in effect at such time.
ARTICLE IV
FEES, PAYMENTS AND OTHER COMPENSATION
          Section 4.01 Audit and Collateral Monitoring Fees. The Borrower acknowledges that pursuant to Section 7.01(f), representatives of the Agents may visit any Loan Party or conduct audits, inspections or field examinations of any Loan Party and valuations or appraisals of any or all of the Collateral or business or enterprise valuations of the Loan Parties at any time and from time to time in a manner so as to not unduly disrupt the business of such Loan Party, and so long as no Default or Event of Default has occurred and is continuing, during normal business hours and upon reasonable prior notice. The Borrower agrees to pay the reasonable cost of all audits, appraisals and business valuations (including enterprise valuation appraisals) conducted by third party auditors or appraisers on behalf of the Agents. The foregoing notwithstanding, so long as no Event of Default has occurred and is continuing, the Borrower shall not be required to pay for more than 1 such visit, audit, inspection, and field examination during any Fiscal Year.
          Section 4.02 Payments; Computations and Statements.
               (a) The Borrower will make each payment under this Agreement not later than 12:00 noon (New York City time) on the day when due, in lawful money of the United States of America and in immediately available funds, to the Administrative Agent’s Account. All payments received by the Administrative Agent after 12:00 noon (New York City time) on any Business Day will be credited to the Loan Account on the next succeeding Business Day. All payments shall be made by the Borrower without set-off, counterclaim, deduction or other defense to the Agents and the Lenders. Except as provided in Section 2.02, after receipt, the Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal ratably to the Lenders in accordance with their Pro Rata Shares and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement, provided that the Administrative Agent will cause to be distributed all interest and fees received from or for the account of the Borrower not less than once each month and in any event promptly after receipt thereof. The Lenders and the Borrower hereby authorize the Administrative Agent to, and the Administrative Agent shall, from time to time, charge the Loan Account of the Borrower with any amount due and payable by the Borrower under any Loan Document. Each of the Lenders and the Borrower agrees that the Administrative Agent shall have the right to make such charges whether or not any Default or Event of Default shall have occurred and be continuing or whether any of the conditions precedent in Section 5.02 have been satisfied. Any amount charged to the Loan Account of the Borrower shall be deemed a Revolving Loan hereunder made by the Revolving Loan Lenders to the Borrower, funded by the Administrative Agent on behalf of the Revolving Loan Lenders and subject to Section 2.02 of this Agreement. The Lenders and the Borrower confirm that any charges which the Administrative Agent may so make to the Loan Account of the Borrower as herein provided will be made as an accommodation to the Borrower and solely at the Administrative Agent’s discretion, provided that the Administrative Agent shall from time to time upon the request of the Collateral Agent, charge the Loan Account of the Borrower with any amount due and payable under any Loan Document. Whenever any payment to be made under any such Loan Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of interest or fees, as the case may be. All computations of fees shall be made by the Administrative Agent on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such fees are payable. Each determination by the Administrative Agent of an interest rate or fees hereunder shall be conclusive and binding for all purposes in the absence of manifest error.
               (b) The Administrative Agent shall provide the Borrower, promptly after the end of each calendar month, a summary statement (in the form from time to time used by the Administrative Agent) of the opening and closing daily balances in the Loan Account of the Borrower during such month, the amounts and dates of all Loans made to the Borrower during such month, the amounts and dates of all payments on account of the Loans to the Borrower during such month and the Loans to which such payments were applied, the amount of interest accrued on the Loans to the Borrower during such month, any Letters of Credit issued by the L/C Issuer for the account of the Borrower during such month, specifying the face amount thereof, the amount of charges to the Loan Account or Loans made to the Borrower during such month to reimburse the Revolving Loan Lenders for drawings made under Letters of Credit, and the amount and nature of any charges to the Loan Account made during such month on account of fees, commissions, expenses and other Obligations. All entries on any such statement shall be presumed to be correct and, 60 days after the same is sent, shall be final and conclusive absent manifest error.
          Section 4.03 Sharing of Payments, Etc. Except as provided in Section 2.02, if any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Obligation in excess of its ratable share of payments on account of similar obligations obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in such similar obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 4.03 may, to the fullest extent permitted by law, exercise all of its rights (including the Lender’s right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.
          Section 4.04 Apportionment of Payments. Subject to Section 2.02 and to any written agreement among the Agents or the Lenders:

               (a) all payments of principal and interest in respect of outstanding Loans, all payments in respect of the Unreimbursed Amounts, all payments of fees (other than the fees with respect to Letters of Credit provided for in Section 3.08 and the audit and collateral monitoring fees provided for in Section 4.01) and all other payments in respect of any other Obligations, shall be allocated by the Administrative Agent among such of the Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein or, in respect of payments not made on account of Loans or L/C Obligations, as designated by the Person making payment when the payment is made.
               (b) After the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and upon the direction of the Required Lenders shall, apply all payments in respect of any Obligations and all proceeds of the Collateral (i) first, ratably to pay the Obligations in respect of any fees, expense reimbursements, indemnities and other amounts then due to the Agents or the L/C Issuer until paid in full; (ii) second, to pay interest due in respect of the Collateral Agent Advances until paid in full; (iii) third, to pay principal of the Collateral Agent Advances until paid in full; (iv) fourth, ratably to pay any fees and indemnities then due to the Lenders until paid in full; (v) fifth, ratably to pay interest due in respect of the Revolving Loans, Swing Line Loans, Term Loans and Unreimbursed Amounts until paid in full; (vi) sixth, ratably to pay principal of the Revolving Loans, Swing Line Loans, Term Loans and L/C Obligations (or, to the extent such Obligations are contingent, to provide cash collateral in respect of such Obligations (it being understood and agreed that with respect to any Letter of Credit, the amount of such cash collateral must be equal to 103% of the greatest amount for which such Letter of Credit may be drawn)) until paid in full; and (vii) seventh, to the ratable payment of all other Obligations then due and payable until paid in full.
               (c) In each instance, so long as no Event of Default has occurred and is continuing, Section 4.04(b) shall not be deemed to apply to any payment by the Borrower specified by the Borrower to the Administrative Agent to be for the payment of Term Loan Obligations then due and payable under any provision of this Agreement or the prepayment of all or part of the principal of the Term Loan in accordance with the terms and conditions of Section 2.05.
               (d) For purposes of Section 4.04(b), “paid in full” means with respect to any Obligations, payment of all amounts owing under the Loan Documents in respect of such Obligations, including fees, interest, default interest, interest on interest, expense reimbursements and indemnities, specifically including in each case any of the foregoing which would accrue after the commencement of any Insolvency Proceeding irrespective of whether a claim is allowable in such Insolvency Proceeding, except to the extent that default or overdue interest (but not any other interest) and fees, each arising from or related to a default, are disallowed in any Insolvency Proceeding; provided, however, that for purposes of such clause (x), “paid in full” means with respect to any Obligations, payment of all amounts owing under the Loan Documents in respect of such Obligations, including fees, interest, default interest, interest on interest, expense reimbursements and indemnities, specifically including in each case any of the foregoing which would accrue after the commencement of any Insolvency Proceeding irrespective of whether a claim is allowable in such Insolvency Proceeding.

               (e) In the event of a direct conflict between the priority provisions of this Section 4.04 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that both such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 4.04 shall control and govern.
          Section 4.05 Increased Costs and Reduced Return.
               (a) If any member of the Lender Group shall have determined that the adoption or implementation of, or any change in, any law, rule, treaty or regulation, or any policy, guideline or directive of, or any change in, the interpretation or administration thereof by, any court, central bank or other administrative or Governmental Authority, or compliance by any member of the Lender Group or any Person controlling any such member of the Lender Group, with any directive of, or guideline from, any central bank or other Governmental Authority or the introduction of, or change in, any accounting principles applicable to any member of the Lender Group or any Person controlling any such member of the Lender Group (in each case, whether or not having the force of law, but only if occurring after the Effective Date; each, a “Change in Law”), shall (i) subject such member of the Lender Group, or any Person controlling such member of the Lender Group to any tax, duty or other charge with respect to this Agreement or any Loan made by such member of the Lender Group, or change the basis of taxation of payments to such member of the Lender Group or any Person controlling such member of the Lender Group of any amounts payable hereunder (except for taxes on the overall net income of such member of the Lender Group or any Person controlling such member of the Lender Group), (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against any Loan or against assets of or held by, or deposits with or for the account of, or credit extended by, such member of the Lender Group or any Person controlling such member of the Lender Group or (iii) impose on such member of the Lender Group or any Person controlling such member of the Lender Group any other condition regarding this Agreement or any Loan, and the result of any event referred to in clauses (i), (ii) or (iii) above shall be to increase the cost to such member of the Lender Group of making any Loan, or agreeing to make any Loan or to reduce any amount received or receivable by such member of the Lender Group hereunder, then, upon demand by such member of the Lender Group, the Borrower shall pay to such member of the Lender Group such additional amounts as will compensate such member of the Lender Group for such increased costs or reductions in amount.
               (b) If any member of the Lender Group shall have determined that any Change in Law either (i) affects or would affect the amount of capital required or expected to be maintained by such member of the Lender Group or any Person controlling such member of the Lender Group, and such member of the Lender Group determines that the amount of such capital is increased as a direct or indirect consequence of any Loans made or maintained, Letters of Credit issued or any guaranty or participation with respect thereto, or such member of the Lender Group’s other obligations hereunder, or (ii) has or would have the effect of reducing the rate of return on such member of the Lender Group’s or any such other controlling Person’s capital to a level below that which such member of the Lender Group or such controlling Person could have achieved but for such circumstances as a consequence of any Loans made or maintained, Letters of Credit issued, or any guaranty or participation with respect thereto or any agreement to make

Loans, to issue Letters of Credit or such member of the Lender Group’s other obligations hereunder (in each case, taking into consideration, such member of the Lender Group’s or such other controlling Person’s policies with respect to capital adequacy), then, upon demand by such member of the Lender Group, the Borrower shall pay to such member of the Lender Group from time to time such additional amounts as will compensate such member of the Lender Group for such cost of maintaining such increased capital or such reduction in the rate of return on such member of the Lender Group’s or such other controlling Person’s capital.
               (c) All amounts payable under this Section 4.05 shall bear interest from the date that is 10 days after the date of demand by any Lender, any Agent or the L/C Issuer until payment in full to such Lender, such Agent or the L/C Issuer at the Reference Rate. A certificate of such Lender, such Agent or the L/C Issuer (the “Increased Costs Certificate”) claiming compensation under this Section 4.05, specifying the event herein above described and the nature of such event shall be submitted by such Lender, such Agent or the L/C Issuer to the Borrower, setting forth the additional amount due and an explanation of the calculation thereof, and such Lender’s, such Agent’s or the L/C Issuer’s reasons for invoking the provisions of this Section 4.05, and shall be final and conclusive absent manifest error. The Borrower agrees to pay such Lender such additional amount within 10 days after presentation by such Lender, such Agent, or the L/C Issuer of the Increased Costs Certificate to the Borrower. Notwithstanding anything contained herein to the contrary, the Borrower shall not be obligated to pay any amount under this Section 4.05 to the extent it arose prior to the date which is 180 days preceding the date of such demand or to the extent such amount is attributable to periods prior to the date which is 180 days preceding the date of such demand.
               (d) Within 90 days after the date of demand by a Lender (such Lender, an “Affected Lender”) for the payment of additional amounts to compensate such Affected Lender for increased costs or reductions in amount pursuant to Section 4.05(a) or (b), the Borrower may replace the Affected Lender with a new Lender (the “Replacement Lender”) so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom, and (ii) such Replacement Lender is satisfactory to the Collateral Agent in its sole discretion. Within 30 days following notice by the Borrower of its intention to replace the Affected Lender with the Replacement Lender, the Affected Lender shall, pursuant to execution of an Assignment and Acceptance, sell and assign all of its Loans and Commitments to the Replacement Lender subject only to being paid an amount equal to the outstanding principal amount of all Loans held by the Affected Lender and all accrued interest and fees with respect thereto through the date of such sale; provided, however that the Borrower shall have reimbursed such Affected Lender for the additional amounts or increased costs that it is entitled to receive under this Agreement through the date of such sale and assignment.
ARTICLE V
CONDITIONS TO LOANS
          Section 5.01 Conditions Precedent. The obligation of any Lender to make the initial Loans hereunder (or any other Person to otherwise to extend any credit provided for hereunder) is subject to the fulfillment, to the satisfaction of each Lender (the making of such initial extension of credit by any Lender being conclusively deemed to be its satisfaction or waiver of the following), of each of the conditions precedent set forth below:
               (a) Payment of Fees, Etc. The Borrower shall have paid all fees, costs, expenses and taxes then payable pursuant to Sections 2.06 or 12.04.
               (b) Representations and Warranties; No Event of Default.
                    (i) The representations and warranties contained in Article VI and in each other Loan Document, certificate or other writing delivered to any Agent or any Lender pursuant hereto or thereto on or prior to the Effective Date are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the Effective Date as though made on and as of such date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date), and
                    (ii) No Default or Event of Default shall have occurred and be continuing on the Effective Date or would result from the making of the initial Loans (or other extensions of credit) under this Agreement.
               (c) Legality. The making of the initial Loans or the issuance of any Letters of Credit shall not contravene any law, rule or regulation applicable to any Agent, any Lender or the L/C Issuer.
               (d) Delivery of Documents. The Collateral Agent shall have received on or before the Effective Date the following, each in form and substance satisfactory to the Collateral Agent and, unless indicated otherwise, dated the Effective Date:
                    (i) a Security Agreement, duly executed by each Loan Party, together with the original stock certificates representing all of the certificated shares of Capital Stock owned by each such Loan Party (except that such stock pledge shall be limited to 65% of such Loan Party’s first-tier Subsidiaries that are CFCs) (except as contemplated by Section 5.03(b) below) and all promissory notes of each such Loan Party, accompanied by undated stock powers executed in blank and other proper instruments of transfer;
                    (ii) the Funds Flow Agreement, duly executed by each party thereto,
                    (iii) the Intercompany Subordination Agreement, duly executed by each Loan Party;
                    (iv) a Filing Authorization Letter, duly executed by each Loan Party, together with appropriate financing statements duly filed in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by each Security Agreement and each Mortgage;

                    (v) certified copies of all effective financing statements which name as debtor any Loan Party and which are filed in the offices referred to in clause (iv) above, together with copies of such financing statements, none of which, except as otherwise agreed in writing by the Collateral Agent, shall cover any of the Collateral and the results of searches for any tax Lien and judgment Lien filed against such Person or its property, which results, except as otherwise agreed to in writing by the Collateral Agent, shall not show any such Liens;
                    (vi) the Fee Letter, duly executed by the Borrower;
                    (vii) a copy of the resolutions of each Loan Party, certified as of the Effective Date by an Authorized Officer thereof, authorizing (A) the transactions contemplated by the Loan Documents to which such Loan Party is or will be a party, and (B) the execution, delivery and performance by such Loan Party of each Loan Document to which such Loan Party is or will be a party and the execution and delivery of the other documents to be delivered by such Person in connection herewith and therewith;
                    (viii) a certificate of an Authorized Officer of each Loan Party, certifying the names and true signatures of the representatives of such Loan Party authorized to sign each Loan Document to which such Loan Party is or will be a party and the other documents to be executed and delivered by such Loan Party in connection herewith and therewith, together with evidence of the incumbency of such authorized officers;
                    (ix) a certificate of the appropriate official(s) of the state of organization and each state of foreign qualification of each Loan Party in which the failure to be duly qualified and licensed would constitute a Material Adverse Effect, certifying as to the subsistence in good standing of, and the payment of taxes by, such Loan Party in such states;
                    (x) a true and complete copy of the charter, certificate of formation, certificate of limited partnership or other publicly filed organizational document of each Loan Party certified as of a recent date not more than 30 days prior to the Effective Date by an appropriate official of the state of organization of such Loan Party which shall set forth the same complete name of such Loan Party as is set forth herein and the organizational number of such Loan Party, if an organized number is issued in such jurisdiction;
                    (xi) a copy of the charter and by-laws, limited liability company agreement, operating agreement, agreement of limited partnership or other organizational document of each Loan Party, together with all amendments thereto, certified as of the Effective Date by an Authorized Officer of such Loan Party;
                    (xii) an opinion of Bass, Berry & Sims PLC, counsel to the Loan Parties, substantially in the form of Exhibit 5.01(d) and as to such other matters as the Collateral Agent may reasonably request;
                    (xiii) a certificate of an Authorized Officer of each Loan Party, certifying as to the matters set forth in Section 5.01(b);
                    (xiv) a copy of the Financial Statements, together with a certificate of an Authorized Officer of the Parent setting forth (A) all existing Indebtedness,

pending or threatened litigation or claims and other contingent liabilities of the Parent and its Subsidiaries, (B) TTM EBITDA of the Parent and its Subsidiaries for the period ended as of the last day of the fiscal quarter ended March 31, 2007 of not less than $30,000,000 and (C) revenue of the Parent and its Subsidiaries for the period ended as of the last day of the fiscal quarter ended March 31, 2007 of not less than $200,000,000;
                    (xv) a copy of the financial projections described in Section 6.01(g)(ii), which projections shall be reasonably satisfactory in form and substance to the Agents and shall set forth (A) TTM EBITDA of the Parent and its Subsidiaries for the period ended as of the last day of such period of not less than $30,000,000 and (B) revenue of the Parent and its Subsidiaries for the period ended as of the last day of such period of not less than $200,000,000;
                    (xvi) a certificate of the chief financial officer of the Parent, setting forth in reasonable detail the calculations required to establish compliance, on a pro forma basis immediately after giving effect to the transactions contemplated hereby, with each of the financial covenants contained in Section 7.03;
                    (xvii) a certificate of the chief financial officer of the Parent, certifying that the Loan Parties on a consolidated basis are Solvent, which certificate shall be reasonably satisfactory in form and substance to the Collateral Agent;
                    (xviii) evidence of the insurance coverage required by Section 7.01 and the terms of each Security Agreement and each Mortgage and such other insurance coverage with respect to the business and operations of the Loan Parties as the Collateral Agent may reasonably request, in each case, where requested by the Collateral Agent, with such endorsements as to the named insureds or loss payees thereunder as the Collateral Agent may request and providing that such policy may be terminated or canceled (by the insurer or the insured thereunder) only upon 30 days prior written notice to the Collateral Agent and each such named insured or loss payee;
                    (xix) a certificate of an Authorized Officer of the Borrower, certifying the names and true signatures of the persons that are authorized to provide Notices of Borrowing, LIBOR Notices, Letter of Credit Applications, and all other notices under this Agreement and the other Loan Documents;
                    (xx) a landlord waiver, in form and substance satisfactory to the Collateral Agent and which may be included as a provision contained in the relevant Lease, executed by the landlord with respect to the Borrower’s headquarters location;
                    (xxi) copies of (a) the Senior Subordinated Notes Indenture and (b) the other Material Contracts as in effect on the Effective Date, certified as true and correct copies thereof by an Authorized Officer of the Borrower, together with a certificate of an Authorized Officer of the Borrower stating that such agreements remain in full force and effect and that none of the Loan Parties has breached or defaulted in any of its obligations under such agreements;

                    (xxii) a termination and release agreement with respect to the Existing Credit Facility and all related documents, duly executed by the Loan Parties and the Existing Lender, together with termination statements for all financing statements filed by the Existing Lender and covering any portion of the Collateral; and
                    (xxiii) such other agreements, instruments, approvals, opinions and other documents, each reasonably satisfactory to the Collateral Agent in form and substance, as the Collateral Agent may reasonably request.
               (e) Material Adverse Effect. The Collateral Agent shall have determined, in its sole judgment, that no event or development shall have occurred since December 31, 2006, which could reasonably be expected to result in a Material Adverse Effect.
               (f) Proceedings; Receipt of Documents. All proceedings in connection with the making of the initial Loans and the other transactions contemplated by this Agreement and the other Loan Documents, and all documents incidental hereto and thereto, shall be reasonably satisfactory to the Collateral Agent, and the Collateral Agent shall have received all such information and such counterpart originals or certified or other copies of such documents as the Collateral Agent may reasonably request.
               (g) Management Reference Checks. The Collateral Agent shall have received satisfactory reference checks for key management of each Loan Party.
               (h) Availability. After giving effect to all Loans to be made on the Effective Date and the Letters of Credit to be issued on the Effective Date, the Availability shall not be less than $15,000,000. The Borrower shall deliver to the Collateral Agent a certificate of the chief financial officer of the Borrower certifying as to the calculation of such Availability.
               (i) Revolving Loans on Effective Date. The aggregate amount of all Revolving Loans to be made on the Effective Date shall not exceed $10,000,000.
               (j) Patriot Act Compliance. Each of the Agents, the Lenders and L/C Issuer shall have received satisfactory results of any compliance requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
          Section 5.02 Conditions Precedent to All Loans and Letters of Credit. The obligation of any Agent or any Lender to make any Loan or of the Administrative Agent to assist the Borrower in establishing or opening any Letter of Credit is subject to the fulfillment of each of the following conditions precedent:
               (a) Payment of Fees, Etc. The Borrower shall have paid all fees, costs, expenses and taxes then payable by the Borrower pursuant to this Agreement and the other Loan Documents, including Sections 2.06 and 12.04.
               (b) Representations and Warranties; No Event of Default. The following statements shall be true and correct, and the submission by the Borrower to the Administrative Agent of a Notice of Borrowing with respect to each such Loan, and the Borrower’s acceptance of the proceeds of such Loan, or the submission by the Borrower of a

Letter of Credit Application with respect to a Letter of Credit, and the issuance of such Letter of Credit, shall each be deemed to be a representation and warranty by each Loan Party on the date of such Loan or the date of issuance of such Letter of Credit that: (i) the representations and warranties contained in Article VI and in each other Loan Document, certificate or other writing delivered any Agent or any Lender pursuant hereto or thereto on or prior to the date of such Loan or such Letter of Credit (except to the extent that any such representations or warranties expressly relate solely to an earlier date) are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of such date as though made on and as of such date, and (ii) at the time of and immediately after giving effect to the making of such Loan and the application of the proceeds thereof or at the time of issuance of such Letter of Credit, no Default or Event of Default has occurred and is continuing or would result from the making of the Loan to be made, or the issuance of such Letter of Credit to be issued, on such date.
               (c) Legality. The making of such Loan or the issuance of such Letter of Credit shall not contravene any law, rule or regulation applicable to any Agent, any Lender or the L/C Issuer.
               (d) Notices. The Administrative Agent shall have received (i) a Notice of Borrowing pursuant to Section 2.02 or (ii) a Letter of Credit Application pursuant to Section 3.02, as applicable.
          Section 5.03 Conditions Subsequent to Initial Loans. The Loan Parties agree to fulfill, on or before the date applicable thereto, each of the following conditions subsequent (the failure by the Loan Parties to so perform or cause to be performed any of the following to constitute an immediate Event of Default hereunder):
               (a) on or before the date that is 60 days after the Effective Date, the Collateral Agent shall have received such depository account, blocked account, lockbox account and similar agreements and other documents, each in form and substance satisfactory to the Agents, as the Agents may request with respect to the Loan Parties’ cash management system; and
               (b) on or before the date that is 30 days after the Effective Date, the Collateral Agent shall have received original stock certificates representing 65% of all of the certificated shares of Capital Stock of Spheris, India Private Limited owned by the Loan Parties, accompanied by undated stock powers executed in blank.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES
          Section 6.01 Representations and Warranties. Each Loan Party hereby represents and warrants to the Agents, the Lenders and the L/C Issuer as follows:
               (a) Organization, Good Standing, Etc. Each Loan Party (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its organization, (ii) has all requisite power and authority to conduct its business as now conducted and as currently contemplated and, in the case of the Borrower, to make the borrowings hereunder, and to execute and deliver each Loan Document to which it is a party, and to consummate the transactions contemplated thereby, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except, in the case of jurisdictions of foreign qualification, where the failure to be so qualified or in good standing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
               (b) Authorization, Etc. The execution, delivery and performance by each Loan Party of each Loan Document to which it is or will be a party, (i) have been duly authorized by all necessary action, (ii) do not and will not contravene its charter or by-laws, its limited liability company or operating agreement or its certificate of partnership or partnership agreement, as applicable, or any applicable law or any contractual restriction binding on or otherwise affecting it or any of its properties, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its properties, and (iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties, except where any such default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
               (c) Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required in connection with the due execution, delivery and performance by any Loan Party of any Loan Document to which it is or will be a party.
               (d) Enforceability of Loan Documents. This Agreement is, and each other Loan Document to which any Loan Party is or will be a party, when delivered hereunder, will be, a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws or general principles of equity.
               (e) Subsidiaries. Schedule 6.01(e) (as such schedule maybe updated pursuant to Section 7.01(b)) is a complete and correct description of the name, jurisdiction of incorporation and ownership of the outstanding Capital Stock of each Subsidiary of Holdings. All of the issued and outstanding shares of Capital Stock of such Subsidiaries have been validly issued and are fully paid and non-assessable, and the holders thereof are not entitled to any preemptive, first refusal or other similar rights. Except as indicated on such Schedule, all such Capital Stock is owned by Holdings or one or more of its wholly-owned Subsidiaries, free and clear of all Liens. Except as set forth in Schedule 6.01(e), there are no outstanding debt or equity securities of Holdings or any of its Subsidiaries. There are no outstanding obligations of Holdings or any of its Subsidiaries convertible into or exchangeable for, or warrants, options or other rights for the purchase or acquisition from Holdings or any of its Subsidiaries, or other obligations of any Subsidiary to issue, directly or indirectly, any shares of Capital Stock of any Subsidiary of Holdings.

               (f) Litigation; Commercial Tort Claims. Except as set forth in Schedule 6.01(f), (i) there is no pending or, to the knowledge of any Loan Party, threatened action, suit or proceeding affecting any Loan Party before any court or other Governmental Authority or any arbitrator that (A) if adversely determined, could reasonably be expected to result in a Material Adverse Effect or (B) relates to this Agreement or any other Loan Document or any transaction contemplated hereby or thereby and (ii) as of the Effective Date, none of the Loan Parties holds any commercial tort claims in respect of which a claim has been filed in a court of law or a written notice by an attorney has been given to a potential defendant.
               (g) Financial Condition.
                    (i) The Financial Statements, copies of which have been delivered to each Agent and each Lender, fairly present, in all material respects, the consolidated financial condition of the Parent and its Subsidiaries as at the respective dates thereof and the consolidated results of operations of the Parent and its Subsidiaries for the fiscal periods ended on such respective dates, all in accordance with GAAP (with interim statements subject to year-end adjustments), and since December 31, 2006, no event or development has occurred that has had or could reasonably be expected to result in a Material Adverse Effect.
                    (ii) The Parent has heretofore furnished to each Agent and each Lender (A) projected quarterly balance sheets, income statements and statements of cash flows of the Parent and its Subsidiaries for the period from May 1, 2007 through December 31, 2007, and (B) projected annual balance sheets, income statements and statements of cash flows of the Parent and its Subsidiaries for the Fiscal Years ending in 2008 through 2012, which projected financial statements shall be updated from time to time pursuant to Section 7.01(a)(vii). Such projections, as so updated, are believed by the Parent at the time furnished to be reasonable, have been prepared on a reasonable basis and in good faith by the Parent, and have been based on assumptions believed by the Parent to be reasonable at the time made and upon the best information then reasonably available to the Parent, and the Parent is not aware of any facts or information that would lead it to believe that such projections, as so updated, are incorrect or misleading in any material respect.
               (h) Compliance with Law, Etc. No Loan Party is in violation of (i) its organizational documents, (ii) any law, rule, regulation, judgment or order of any Governmental Authority applicable to it or any of its property or assets, or (iii) any material term of any agreement or instrument (including any Material Contract) binding on or otherwise affecting it or any of its properties, except, in the case of clauses (ii) and (iii), to the extent such violations, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and no Default or Event of Default has occurred and is continuing.
               (i) ERISA. None of the Loan Parties, any of their Subsidiaries, or any of their ERISA Affiliates maintains or contributes to any Benefit Plan; provided, however, that if Parent or one or more of its Subsidiaries elects to adopt a Benefit Plan or to acquire a Person that will become a Subsidiary of Parent and has a Benefit Plan, the parties agree to modify this Agreement pursuant to an amendment hereto that adds customary representations, warranties, covenants and events of default related to ERISA.

               (j) Taxes, Etc. All Federal, state and local tax returns and other reports (other than any immaterial reports) required by applicable law to be filed by any Loan Party have been filed, or extensions have been obtained, and all taxes, assessments and other governmental charges imposed upon any Loan Party or any property of any Loan Party and which have become due and payable have been paid, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP.
               (k) Regulations T, U and X. No Loan Party is or will be engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.
               (l) Nature of Business. No Loan Party is engaged in any business other than as set forth on Schedule 6.01(l) and business activities reasonably related or incidental thereto.
               (m) Adverse Agreements, Etc. No Loan Party is a party to any agreement or instrument, or subject to any charter, limited liability company agreement, partnership agreement or other corporate, partnership or limited liability company restriction or any judgment, order, regulation, ruling or other requirement of a court or other Governmental Authority, which has, or could reasonably be expected to result in, a Material Adverse Effect.
               (n) Permits, Etc. Each Loan Party has, and is in compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by such Person, except to the extent such failure to obtain or noncompliance could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, and there is no claim that any thereof is not in full force and effect, except to the extent such suspension, revocation, impairment, forfeiture or non-renewal could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
               (o) Properties.
                    (i) Each Loan Party has good and marketable title to, valid leasehold interests in, or valid licenses to use, all property and assets material to its business, free and clear of all Liens, except Permitted Liens. All such properties and assets are in good working order and condition, ordinary wear and tear excepted. Schedule 6.01(o) sets forth a complete and accurate list, as of the Effective Date, of the location, by state and street address, of all real property owned or leased by each Loan Party. As of the Effective Date, each Loan Party has valid leasehold interests in the Leases described on Schedule 6.01(o) to which it is a party.

                    (ii) Schedule 6.01(o) sets forth with respect to each such Lease, as of the Effective Date, the commencement date, termination date, renewal options (if any) and monthly base rents. Each such Lease is valid and enforceable in accordance with its terms in all material respects and is in full force and effect. No consent or approval of any landlord or other third party in connection with any such Lease is necessary for any Loan Party to enter into and execute the Loan Documents to which it is a party, except as set forth on Schedule 6.01(o). As of the Effective Date, (x) to the knowledge of any Loan Party, no other party to any such Lease is in default of its obligations thereunder, (y) no Loan Party (or any other party to any such Lease) has at any time delivered or received any notice of default which remains uncured under any such Lease, and (z) to the knowledge of any Loan Party, no event has occurred which, with the giving of notice or the passage of time or both, would constitute a default under any such Lease.
               (p) Full Disclosure. Each Loan Party has disclosed to the Agents all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the other reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Agents in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which it was made, not misleading; provided that, with respect to projected financial information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. There is no contingent liability or fact that could reasonably be expected to result in a Material Adverse Effect which has not been set forth in a footnote included in the Financial Statements or a Schedule hereto.
               (q) [Intentionally Omitted].
               (r) Environmental Matters. Except as set forth on Schedule 6.01(r), (i) the operations of each Loan Party are in compliance with all Environmental Laws, except to the extent non-compliance could not, individually or in the aggregate, reasonably be expected to cause a Material Adverse Effect; (ii) there has been no Release at any of the properties owned or operated by any Loan Party which could reasonably be expected to result in a Material Adverse Effect; (iii) no Environmental Action has been asserted in writing against any Loan Party nor does any Loan Party have knowledge or notice of any threatened or pending Environmental Action against any Loan Party which could reasonably be expected to result in a Material Adverse Effect; (iv) to the knowledge of any Loan Party, no property now or formerly owned or occupied by a Loan Party has been used as a treatment or disposal site for any Hazardous Material; (v) no Loan Party has failed to report to the proper Governmental Authority the occurrence of any Release which is required to be so reported by any Environmental Laws which could reasonably be expected to result in a Material Adverse Effect; (vi) each Loan Party holds all licenses, permits and approvals required under any Environmental Laws in connection with the operation of the business carried on by it, except for such licenses, permits and approvals as to which a Loan Party’s failure to maintain or comply with could not reasonably be expected to result in a Material Adverse Effect; and (vii) no Loan Party has received any written notification pursuant to any Environmental Laws that (A) any work, repairs, construction or Capital

Expenditures are required to be made in respect of any of its properties as a condition of continued compliance with any Environmental Laws, or any license, permit or approval issued pursuant thereto or (B) any license, permit or approval referred to above is about to be reviewed, made subject to limitations or conditions, revoked, withdrawn or terminated, in each case, except as could not reasonably be expected to result in a Material Adverse Effect.
               (s) Insurance. Each Loan Party keeps its property adequately insured and maintains (i) insurance to such extent and against such risks, including fire, as is customary with companies in the same or similar businesses, (ii) worker’s compensation insurance in the amount required by applicable law, (iii) public liability insurance, which shall include product liability insurance, in the amount customary with companies in the same or similar business against claims for personal injury or death on properties owned, occupied or controlled by it, and (iv) such other insurance as may be required by law or as may be reasonably required by the Collateral Agent (including against larceny, embezzlement or other criminal misappropriation). Schedule 6.01(s) sets forth a list of all insurance maintained by each Loan Party on the Effective Date.
               (t) Use of Proceeds. The proceeds of the Loans shall be used to (a) refinance existing Indebtedness of the Parent owed under the Existing Credit Facility to the Existing Lenders, (b) pay fees and expenses in connection with the transactions contemplated hereby, (c) to finance Permitted Acquisitions and Permitted Note Redemptions, and (d) to fund working capital and other general corporate needs of the Borrower and its Subsidiaries.
               (u) Solvency. After giving effect to the transactions contemplated by this Agreement and before and immediately after giving effect to each Loan and Letter of Credit, the Loan Parties on a consolidated basis are Solvent.
               (v) Location of Bank Accounts. Schedule 6.01(v) sets forth a complete and accurate list as of the Effective Date of all deposit, checking and other bank accounts, all securities and other accounts maintained with any broker dealer and all other similar accounts maintained by each Loan Party, together with a description thereof (i.e., the bank or broker dealer at which such deposit or other account is maintained and the account number and the purpose thereof).
               (w) Intellectual Property. Except as set forth on Schedule 6.01(w), each Loan Party owns or licenses or otherwise has the right to use all licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, tradenames, copyrights, copyright applications, franchises, authorizations, non-governmental licenses and permits and other intellectual property rights that are necessary for the operation of its business, without infringement upon or conflict with the rights of any other Person with respect thereto, except for such infringements and conflicts which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Set forth on Schedule 6.01(w) is a complete and accurate list as of the Effective Date of all material licenses, permits, patents, patent applications, registered trademarks, trademark applications, registered service marks, registered tradenames, registered copyrights, copyright applications, franchises, authorizations, non-governmental licenses and permits and other registered intellectual property rights of each Loan Party. To the knowledge of the Loan Parties, no slogan or other advertising device, product, process, method, substance, part or other material now employed by any Loan Party infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or threatened, except for such infringements and conflicts which could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect. To the knowledge of each Loan Party, no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or proposed, which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
               (x) Material Contracts. Set forth on Schedule 6.01(x) is a complete and accurate list as of the Effective Date of all Material Contracts of each Loan Party, showing the parties and subject matter thereof and amendments and modifications thereto. Each such Material Contract (i) is in full force and effect and is binding upon and enforceable against each Loan Party that is a party thereto and, to the knowledge of such Loan Party, all other parties thereto in accordance with its terms, (ii) contains no restrictions on the ability of the applicable Loan Party to grant a security interest in any of its rights thereunder in favor of the Collateral Agent, (iii) has not been otherwise amended or modified, and (iv) is not in default due to the action of any Loan Party or, to the knowledge of any Loan Party, any other party thereto.
               (y) Investment Company Act. None of the Loan Parties is an “investment company” or an “affiliated person” or “promoter” of, or “principal underwriter” of or for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended.
               (z) Employee and Labor Matters. There is (i) no unfair labor practice complaint pending or, to the knowledge of any Loan Party, threatened against any Loan Party before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Loan Party which arises out of or under any collective bargaining agreement, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened against any Loan Party or (iii) to the knowledge of any Loan Party, no union organizing activity taking place with respect to any of the employees of any Loan Party. No Loan Party or any of its ERISA Affiliates has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or similar state law, which remains unpaid or unsatisfied. The hours worked and payments made to employees of any Loan Party have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All material payments due from any Loan Party on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Loan Party, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
               (aa) [Intentionally Omitted].
               (bb) No Bankruptcy Filing. No Loan Party is contemplating either the filing of a petition by it under any state, federal or foreign bankruptcy or insolvency laws or the liquidation of all or a major portion of such Loan Party’s assets or property, and no Loan Party has any knowledge of any Person contemplating the filing of any such petition against it.

               (cc) Separate Existence.
                    (i) To the knowledge of the Loan Parties, all material customary formalities regarding the separate existence of each Loan Party have been at all times since its formation observed in all material respects.
                    (ii) To the knowledge of the Loan Parties, each Loan Party has at all times since its formation accurately maintained its financial statements, accounting records and other organizational documents separate in all material respects from those of any Affiliate of such Loan Party and any other Person. To the knowledge of the Loan Parties, each Loan Party has at all times since its formation accurately maintained in all material respects its own bank accounts and separate books of account.
                    (iii) To the knowledge of the Loan Parties, each Loan Party has at all times since its formation paid its own material liabilities from its own separate assets.
               (dd) Name; Jurisdiction of Organization; Organizational ID Number; Chief Place of Business; Chief Executive Office; FEIN. Schedule 6.01(dd) sets forth a complete and accurate list as of the Effective Date of (i) the exact legal name of each Loan Party, (ii) the jurisdiction of organization of each Loan Party, (iii) the organizational identification number of each Loan Party (or indicates that such Loan Party has no organizational identification number), (iv) each place of business of each Loan Party, (v) the chief executive office of each Loan Party and (vi) the federal employer identification number of each Loan Party.
               (ee) Tradenames. Schedule 6.01(ee) hereto sets forth a complete and accurate list as of the Effective Date of all tradenames used by each Loan Party.
               (ff) Locations of Collateral. There is no location at which any Loan Party has any Collateral (except for Inventory in transit) other than (i) customer locations on which are located Collateral having an aggregate book value not in excess of $1,000,000 at any time, (ii) those locations listed on Schedule 6.01(ff) and (iii) any other locations approved in writing by the Collateral Agent from time to time or otherwise permitted under Section 7.01(l). Schedule 6.01(ff) hereto contains a true, correct and complete list, as of the Effective Date, of the legal names and addresses of each warehouse at which Collateral of each Loan Party is stored. None of the receipts received by any Loan Party from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person’s assigns.
               (gg) Security Interests. Each Security Agreement creates in favor of the Collateral Agent, for the benefit of the Agents, the L/C Issuer, and the Lenders, a legal, valid and enforceable security interest in the Collateral covered thereby. Upon the filing of the financing statements described in Section 5.01(d)(iv) and the delivery of appropriate Control Agreements, such security interests in and Liens on the Collateral granted thereby shall be perfected, first priority security interests (subject to Permitted Liens), and no further recordings or filings are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens.

               (hh) Schedules. All of the information which is required to be scheduled to this Agreement is set forth on the Schedules attached hereto, is correct and accurate in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) and does not omit to state any information material thereto.
               (ii) Representations and Warranties in Documents; No Default. All representations and warranties set forth in this Agreement and the other Loan Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) at the time as of which such representations were made and on the Effective Date. No Event of Default has occurred and is continuing and no condition exists which constitutes a Default or an Event of Default.
               (jj) Senior Indebtedness. The subordination provisions of the Senior Subordinated Notes Indenture are and will be enforceable against the holders of the Indebtedness created by or arising under the Senior Subordinated Notes and the Senior Subordinated Notes Indenture by the holders of any Senior Indebtedness (as defined in the Senior Subordinated Notes Indenture) which have not effectively waived the benefits thereof. All Obligations, including, without limitation, those to pay principal of and interest (including post-petition interest) on the Loans and fees and expenses in connection therewith, constitute Senior Indebtedness (as defined in the Senior Subordinated Notes Indenture), and all such Obligations are entitled to the benefits of the subordinated created by the Senior Subordinated Notes Indenture.
               (kk) Holdings as Holding Company. Holdings does not have any liabilities (other than liabilities arising under the Loan Documents), own any assets (other than the Capital Stock of the Parent) or engage itself in any operations or business.
               (ll) Parent as a Holding Company. Parent does not have any material liabilities (other than certain tax obligations and liabilities arising under the Loan Documents and in connection with Indebtedness evidenced by the Senior Subordinated Notes), own any material assets (other than the Capital Stock of the Borrower) or engage itself in any operations or business.
               (mm) Management Agreement. None of the Loan Parties is a party to any management, consulting or other services agreement with any of the shareholders or other equityholders of any Loan Party or any of its Subsidiaries or other Affiliates, or with any other Subsidiaries or Affiliates of any Loan Party, other than any Permitted Management Agreement.
ARTICLE VII
COVENANTS OF THE LOAN PARTIES
          Section 7.01 Affirmative Covenants. So long as any principal of or interest on any Loan, L/C Obligation or any other Obligation (other than unasserted contingent indemnification obligations) shall remain unpaid or any Lender shall have any Commitment hereunder, each Loan Party will and will cause each of its Subsidiaries to:
               (a) Reporting Requirements. Furnish to each Agent and each Lender:
                    (i) as soon as available and in any event within 45 days after the end of each of the first 3 fiscal quarters in each Fiscal Year of the Parent and its Subsidiaries, consolidated and consolidating balance sheets, consolidated and consolidating statements of operations and retained earnings and consolidated and consolidating statements of cash flows of the Parent and its Subsidiaries as at the end of such quarter, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the figures for the corresponding date or period fo the immediately preceding Fiscal Year, all in reasonable detail and certified by an Authorized Officer of the Parent as fairly presenting, in all material respects, the financial position of the Parent and its Subsidiaries as of the end of such quarter and the results of operations and cash flows of the Parent and its Subsidiaries for such quarter, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements of the Parent and its Subsidiaries furnished to the Agents and the Lenders, subject to normal year-end audit adjustments and the absence of footnotes;
                    (ii) as soon as available, and in any event within 90 days after the end of each Fiscal Year of the Parent and its Subsidiaries, consolidated and consolidating balance sheets, consolidated and consolidating statements of operations and retained earnings and consolidated and consolidating statements of cash flows of the Parent and its Subsidiaries as at the end of such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the immediately preceding Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, and accompanied by a report and an unqualified opinion, prepared in accordance with generally accepted auditing standards, of (x) Ernst & Young or (y) other independent certified public accountants of recognized standing selected by the Parent and reasonably satisfactory to the Agents (which opinion shall be without (A) a “going concern” or like qualification or exception, (B) any qualification or exception as to the scope of such audit, or (C) any qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 7.03, together with a written statement of such accountants (1) to the effect that, in making the examination necessary for their audit of such financial statements, they have not obtained any knowledge of the existence of an Event of Default or a Default under Section 7.03 and (2) if such accountants shall have obtained any knowledge of the existence of an Event of Default or such Default under Section 7.03, describing the nature thereof;
                    (iii) as soon as available, and in any event within 30 days after the end of each fiscal month of the Parent and its Subsidiaries, internally prepared consolidated balance sheets, consolidated statements of operations and retained earnings and consolidated statements of cash flows as at the end of such fiscal month, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such fiscal month, in each case, all in the form prepared for the Parent’s board of directors and delivered by an Authorized Officer of the Parent.

                    (iv) simultaneously with the delivery of the financial statements of the Parent and its Subsidiaries required by clauses (i) and (ii) of this Section 7.01(a), a certificate of an Authorized Officer of the Parent (A) stating that such Authorized Officer has reviewed the provisions of this Agreement and the other Loan Documents and has made or caused to be made under his or her supervision a review of the condition and operations of the Parent and its Subsidiaries during the period covered by such financial statements with a view to determining whether the Parent and its Subsidiaries were in compliance with all of the provisions of this Agreement and such Loan Documents at the times such compliance is required hereby and thereby, and that such review has not disclosed, and such Authorized Officer has no knowledge of, the existence during such period of an Event of Default or Default or, if an Event of Default or Default existed, describing the nature and period of existence thereof and the action which the Parent and its Subsidiaries propose to take or have taken with respect thereto and (B) attaching a schedule showing the calculation of the financial covenants specified in Section 7.03;
                    (v) simultaneously with the delivery of the financial statements of the Parent and its Subsidiaries required by clause (i) and (ii) of this Section 7.01(a), a Loan Limiter Certificate, current as of the close of business on the last day of the immediately preceding fiscal quarter, supported by schedules showing the derivation thereof and containing such detail and other information as any Agent may reasonably request from time to time, provided that the Loan Limiter Certificate shall be effective from and including the date such Loan Limiter Certificate is duly received by the Agents but not including the date on which a subsequent Loan Limiter Certificate is received by the Agents;
                    (vi) no later than 60 days after the commencement of each Fiscal Year, financial projections, supplementing and superseding the financial projections for the period referred to in Section 6.01(g)(ii)(A), displayed on a month by month basis and otherwise in form and substance reasonably satisfactory to the Agents for such Fiscal Year for the Parent and its Subsidiaries, all such financial projections to be prepared on a reasonable basis and in good faith, and to be based on assumptions believed by the Parent to be reasonable at the time made and from the best information then available to the Parent;
                    (vii) promptly after submission to any Governmental Authority, all documents and information furnished to such Governmental Authority in connection with any investigation of any Loan Party other than routine inquiries by such Governmental Authority and other than investigations the resolution of which, if determined adversely to the Parent or any of its Subsidiaries, could not reasonably be expected to have a Material Adverse Effect;
                    (viii) as soon as possible, and in any event within 5 Business Days of an Authorized Officer’s knowledge of an Event of Default or Default or the occurrence of any event or development that could reasonably be expected to result in a Material Adverse Effect, the written statement of an Authorized Officer of the Parent setting forth the details of such Event of Default or Default or other event or development having a Material Adverse Effect and the action which the affected Loan Party proposes to take with respect thereto and management’s response thereto;

                    (ix) promptly and in any event within 10 days after any Loan Party thereof sends notice of a plant closing or mass layoff (as defined in WARN) to employees, copies of each such notice sent by such Loan Party thereof;
                    (x) promptly after the commencement thereof but in any event not later than 10 Business Days after service of process with respect thereto on, or the obtaining of knowledge thereof by, any Loan Party, notice of each action, suit or proceeding before any court or other Governmental Authority or other regulatory body or any arbitrator which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;
                    (xi) promptly after the sending or filing thereof, copies of all material written statements, reports and other information any Loan Party sends to all holders of a class of its material Indebtedness or its securities or files with the SEC or any national (domestic or foreign) securities exchange;
                    (xii) promptly upon receipt thereof, copies of all management letters, if any, submitted to any Loan Party by its auditors in connection with any annual or interim audit of the books thereof;
                    (xiii) promptly and in any event within 30 days after the date on which a Loan Party has actual knowledge of the existence thereof, a description of any commercial tort claim, as defined in the Code, that such Loan Party obtains after the Effective Date that could reasonably be expected to result in awarded damages in excess of $2,500,000;
                    (xiv) as soon as possible and in any event within 5 Business Days after execution, receipt or delivery thereof, copies of any material agreements that any Loan Party executes or receives in connection with the sale or other Disposition of the Capital Stock of, or all or substantially all of the assets of, any Loan Party; and
                    (xv) promptly upon request, such other information concerning the condition or operations, financial or otherwise, of any Loan Party as any Agent may from time to time may reasonably request.
               (b) Additional Guaranties and Collateral Security. Cause:
                    (i) each Subsidiary of any Loan Party created or acquired after the Effective Date (the “New Subsidiary”) to execute and deliver to the Collateral Agent promptly and in any event within the earlier of (y) 30 Business Days after the formation or acquisition thereof, or (z) if applicable, the date of the consummation of a subject Acquisition (A) a Guaranty guaranteeing the Obligations, (B) a Security Agreement, together with (x) if such New Subsidiary has any Domestic Subsidiaries, (I) certificates (if any) evidencing all of the Capital Stock of such Domestic Subsidiaries owned by such New Subsidiary, (II) undated stock powers executed in blank, and (III) such opinions of counsel and such approving certificate of such Subsidiaries as the Collateral Agent may reasonably request in respect of complying with any legend on any such certificate or any other matter relating to such shares, and (y) if such New Subsidiary has any first-tier Subsidiaries that are CFCs, (I) certificates (if any) evidencing all (or, 65% of the outstanding voting Capital Stock of such Subsidiaries if pledging or hypothecating more than 65% of the total outstanding voting Capital Stock of such Subsidiaries reasonably could be expected to result in material adverse tax consequences to the Loan Parties) of the outstanding voting Capital Stock of such Subsidiaries, (II) undated stock powers executed in blank, and (III) such opinions of counsel and such approving certificate of such Subsidiaries as the Collateral Agent may reasonably request in respect of complying with any legend on any such certificate or any other matter relating to such shares, (C) if such New Subsidiary has a fee interest in any real property that would constitute After Acquired Property if it were acquired by a Loan Party, one or more Mortgages creating on such real property a perfected, first priority Lien (subject to Permitted Liens) on such real property, a Title Insurance Policy covering such real property, a current ALTA survey of such real property and a surveyor’s certificate, a Phase I Environmental Site Assessment with respect to such real property, certified to the Collateral Agent by a company reasonably satisfactory to the Collateral Agent, each in form and substance reasonably satisfactory to the Collateral Agent, together with such other agreements, instruments, and documents as the Collateral Agent may reasonably require whether comparable to the documents required under Section 7.01(o) or otherwise, (D) an amendment to Schedule 6.01(e) with respect to the creation or acquisition of such New Subsidiary, and (E) such other agreements, instruments, approvals, legal opinions, or other documents reasonably requested by the Collateral Agent in order to create, perfect, establish the first priority of or otherwise protect any Lien (subject to Permitted Liens) purported to be covered by any such Security Agreement or Mortgage, or otherwise to effect the intent that such New Subsidiary shall become bound by all of the terms, covenants, and agreements contained in the Loan Documents and that all property and assets of such New Subsidiary shall become Collateral for the Obligations; provided that the foregoing Guaranty, Security Agreement, and Mortgage requirements shall not be required to be provided to the Collateral Agent with respect to any New Subsidiary of a Loan Party that is a CFC if providing such documents reasonably could be expected to result in material adverse tax consequences to the Loan Parties; and
                    (ii) each Loan Party that is the owner of the Capital Stock of such New Subsidiary to execute and deliver promptly and in any event within 3 Business Days after the formation or acquisition of such New Subsidiary (A) if such New Subsidiary is not a CFC or is a CFC and the pledge of 100% of the voting Capital Stock of such CFC could not reasonably be expected to result in material adverse tax consequences to the Loan Parties, (w) certificates (if any) evidencing all of the Capital Stock of such New Subsidiary, (x) undated stock powers or other appropriate instruments or assignment executed in blank, (y) such opinions of counsel and such approving certificate of such New Subsidiary as the Collateral Agent may reasonably request in respect of complying with any legend on any such certificate or any other matter relating to such shares, and (z) such other agreements, instruments, approvals, legal opinions, or other documents reasonably requested by the Collateral Agent, or (B) if such New Subsidiary is a CFC and the granting of a pledge of more than 65% of the voting Capital Stock of such CFC reasonably could be expected to result in material adverse tax consequences to the Loan Parties, (w) certificates (if any) evidencing 65% of the outstanding voting Capital Stock of such New Subsidiary, (x) undated stock powers or other appropriate instruments or assignment executed in blank, (y) such opinions of counsel and such approving certificate of such New Subsidiary as the Collateral Agent may reasonably request in respect of complying with any legend on any such certificate or any other matter relating to such shares, and (z) such other agreements, instruments, approvals, legal opinions, or other documents reasonably requested by the Collateral Agent.

               (c) Compliance with Laws, Etc. Except to the extent that non-compliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, comply, and cause each of its Subsidiaries to comply, with all applicable laws, rules, regulations, orders (including, without limitation, all Environmental Laws), judgments and awards (including any settlement of any claim that, if breached, could give rise to any of the foregoing), such compliance to include (i) paying before the same become delinquent all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any of its properties, and (ii) paying all other lawful claims which if unpaid might become a Lien or charge upon any of its properties, except, in each case, to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP.
               (d) Preservation of Existence, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the failure to be so qualified and in good standing could reasonably be expected to result in a Material Adverse Effect.
               (e) Keeping of Records and Books of Account. Keep, and cause each of its Subsidiaries to keep, adequate records and books of account, with complete entries made to permit the preparation of financial statements in accordance with GAAP.
               (f) Inspection Rights. Permit, and cause each of its Subsidiaries to permit, the agents and representatives of any Agent at any time and from time to time during normal business hours and, so long as no Default or Event of Default has occurred and is continuing, upon reasonable prior notice, at the expense of the Borrower (subject to the limitations set forth in Section 4.01), to examine and make copies of and abstracts from its records and books of account, to visit and inspect its properties, and to discuss its affairs, finances and accounts with any of its directors, officers, managerial employees, independent accountants or any of its other representatives.
               (g) Maintenance of Properties, Etc. (i) Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear and damage from casualty excepted, and (ii) comply, and cause each of its Subsidiaries to comply, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder, except to the extent any such noncompliance could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
               (h) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including comprehensive general liability, hazard, rent and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any Governmental Authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and in any event in amount, adequacy and scope reasonably satisfactory to the Collateral Agent. All property insurance policies covering the Collateral are to be made payable to the Collateral Agent for the benefit of the Agents and the Lenders, as its interests may appear, in case of loss, pursuant to a standard loss payable endorsement with a standard non-contributory “lender” or “secured party” clause and are to contain such other provisions as the Collateral Agent may reasonably require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies. All certificates of insurance are to be delivered to the Collateral Agent, with the loss payable and additional insured endorsement in favor of the Collateral Agent and such other Persons as the Collateral Agent may designate from time to time, and shall provide for not less than 30 days (10 days in the case of non-payment) prior written notice to the Collateral Agent of the exercise of any right of cancellation. If any Loan Party or any of its Subsidiaries fails to maintain such insurance, the Collateral Agent may arrange for such insurance, but at the Borrower’s expense and without any responsibility on the Collateral Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the sole right, in the name of the Lenders, any Loan Party and its Subsidiaries, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.
               (i) Obtaining of Permits, Etc. Obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all permits, licenses, authorizations, approvals, entitlements and accreditations which are necessary or useful in the proper conduct of its business, except where the failure to obtain, maintain and preserve could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
               (j) Environmental. (i) Keep any property either owned or operated by it or any of its Subsidiaries free of any Environmental Liens caused by any of the Loan Parties; (ii) comply, and cause each of its Subsidiaries to comply, in with Environmental Laws, except to the extent that non-compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and provide to the Collateral Agent any documentation of such compliance which the Collateral Agent may reasonably request; (iii) provide the Agents written notice within 10 Business Days of any material Release of a Hazardous Material in excess of any reportable quantity from or onto property owned or operated by it or any of its Subsidiaries and take any Remedial Actions required to abate said Release; (iv) promptly provide the Agents with written notice within 10 Business Days of the receipt of any of the following: (A) notice that an Environmental Lien has been filed against any property of any Loan Party or any of its Subsidiaries; (B) commencement of any Environmental Action or notice that an Environmental Action will be filed against any Loan Party or any of its Subsidiaries; and (C) written notice of a violation, citation or other administrative order which could reasonably be expected to result in a Material Adverse Effect and (v) defend, indemnify and hold harmless the Agents and the Lenders and their transferees, and their respective employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses (including attorney and consultant fees, investigation and laboratory fees, court costs and litigation expenses) arising out of (A) the presence, disposal, release or threatened release of any Hazardous Materials on any property at any time owned or occupied by any Loan Party or any of its Subsidiaries (or its predecessors in interest or title), (B) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials, (C) any investigation, lawsuit brought or threatened, settlement reached or government order relating to such Hazardous Materials, (D) any violation of any Environmental Law or (E) any Environmental Action filed against any Agent or any Lender.
               (k) Further Assurances. Take such action and execute, acknowledge and deliver, and cause each of its Subsidiaries to take such action and execute, acknowledge, and deliver, at its sole cost and expense, such agreements, instruments, or other documents as any Agent may reasonably request from time to time in order (i) to carry out more effectively the purposes of this Agreement and the other Loan Documents, (ii) to subject to valid and perfected first priority Liens (subject to Permitted Liens) any of the Collateral and all other property of the Loan Parties (including commercial tort claims, deposit accounts, securities accounts and commodities accounts), (iii) to establish and maintain the validity and effectiveness of any of the Loan Documents and the validity, perfection and priority of the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer and confirm unto each Agent and each Lender the rights now or hereafter intended to be granted to it under this Agreement or any other Loan Document. In furtherance of the foregoing, to the maximum extent permitted by applicable law, each Loan Party (A) authorizes each Agent to execute any such agreements, instruments, or other documents contemplated in the foregoing sentence in such Loan Party’s name and to file such agreements, instruments or other documents in any appropriate filing office if Borrower or its Subsidiaries do not promptly execute, deliver, or file same after a request by either Agent, (B) authorizes each Agent to file any financing statement required hereunder or under any other Loan Document, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of such Loan Party, and (C) ratifies the filing of any financing statement, and any continuation statement or amendment with respect thereto, filed without the signature of such Loan Party prior to the date hereof.
               (l) Change in Collateral; Collateral Records. (i) Give the Collateral Agent written notice within 30 days of any change in the location of any Collateral, other than to (or in-transit between) locations set forth on Schedule 6.01(ff) and exclusive of Inventory or Equipment with an aggregate value of less than $1,000,000, (ii) advise the Collateral Agent promptly, in sufficient detail, of any material adverse change relating to the type, quantity or quality of the Collateral or the Lien of the Collateral Agent granted thereon, and (iii) execute and deliver, and cause each of its Subsidiaries to execute and deliver, to the Collateral Agent for the benefit of the Agents and the Lenders from time to time, solely for the Collateral Agent’s convenience in maintaining a record of Collateral, such written statements and schedules as the Collateral Agent may reasonably require, designating, identifying or describing the Collateral.
               (m) [Intentionally Omitted].

               (n) Subordination. Cause all Indebtedness and other obligations now or hereafter owed by it to any of its Affiliates, to be subordinated in right of payment and security to the Obligations pursuant to a subordination agreement in form and substance satisfactory to the Collateral Agent.
               (o) After Acquired Property. Upon the acquisition by any Loan Party of any After Acquired Property, promptly so notify the Collateral Agent, setting forth with specificity a description of the interest acquired, the location of the real property, any structures or improvements thereon and either an appraisal or such Loan Party’s good-faith estimate of the current value of such real property (for purposes of this Section, the “Current Value”). The Collateral Agent shall notify such Loan Party whether it intends to require a Mortgage and the other documents referred to below. Upon receipt of such notice requesting a Mortgage, the Person which has acquired such After Acquired Property shall promptly furnish to the Collateral Agent the following, each in form and substance satisfactory to the Collateral Agent: (i) a Mortgage with respect to such real property and related assets located at the After Acquired Property, each duly executed by such Person and in recordable form; (ii) evidence of the recording of the Mortgage referred to in clause (i) above in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to create and perfect a valid and enforceable first priority Lien on the property purported to be covered thereby or to otherwise protect the rights of the Agents and the Lenders thereunder, (iii) a Title Insurance Policy, (iv) a survey of such real property, certified to the Collateral Agent and to the issuer of the Title Insurance Policy by a licensed professional surveyor reasonably satisfactory to the Collateral Agent, (v) Phase I Environmental Site Assessments with respect to such real property, certified to the Collateral Agent by a company reasonably satisfactory to the Collateral Agent, and (vi) such other documents or instruments (including opinions of counsel) as the Collateral Agent may reasonably require. The Borrower shall pay all fees and expenses, including reasonable attorneys fees and expenses, and all title insurance charges and premiums, in connection with each Loan Party’s obligations under this Section 7.01(o).
               (p) Fiscal Year. Cause the Fiscal Year of the Parent and its Subsidiaries to end on December 31st of each calendar year unless the Agents have been given at least 30 days prior written notice of a change in such fiscal year of Parent and its Subsidiaries (and appropriate related changes to this Agreement have been mutually agreed to by the Borrower and the Collateral Agent).
               (q) Loan Limiter. Maintain all Revolving Loans, Swing Line Loans and L/C Obligations in compliance with the then current Loan Limiter.
          Section 7.02 Negative Covenants. So long as any principal of or interest on any Loan, L/C Obligation or any other Obligation (other than contingent indemnification obligations) shall remain unpaid or any Lender shall have any Commitment hereunder, each Loan Party shall not and shall not permit any of its Subsidiaries to:
               (a) Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired; file or suffer to exist under the Uniform Commercial Code or any similar law or statute of any jurisdiction, a financing statement (or the equivalent thereof) that names it or any of its Subsidiaries as debtor; sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement (or the equivalent thereof); sell any of its property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable) with recourse to it or any of its Subsidiaries or assign or otherwise transfer, or permit any of its Subsidiaries to assign or otherwise transfer, any account or other right to receive income; other than, as to all of the above, Permitted Liens.
               (b) Indebtedness. Create, incur, assume, guarantee or suffer to exist, or otherwise become or remain liable with respect to, or permit any of its Subsidiaries to create, incur, assume, guarantee or suffer to exist or otherwise become or remain liable with respect to, any Indebtedness other than Permitted Indebtedness.
               (c) Fundamental Changes; Dispositions. Wind-up, liquidate or dissolve, or merge, consolidate or amalgamate with any Person, or convey, sell, lease or sublease, transfer or otherwise dispose of, whether in one transaction or a series of related transactions, all or any part of its business, property or assets, whether now owned or hereafter acquired (or agree to do any of the foregoing), or purchase or otherwise acquire, whether in one transaction or a series of related transactions, all or substantially all of the assets of any Person (or any division thereof) (or agree to do any of the foregoing), or permit any of its Subsidiaries to do any of the foregoing; provided, however, that
                    (i) any wholly-owned Subsidiary of any Loan Party (other than Holdings, the Parent and the Borrower) may be merged into such Loan Party or another wholly-owned Subsidiary of such Loan Party, or may consolidate with another wholly-owned Subsidiary of such Loan Party, so long as (A) no other provision of this Agreement would be violated thereby, (B) such Loan Party gives the Agents at least 10 Business Days prior written notice of such merger or consolidation, (C) no Default or Event of Default shall have occurred and be continuing either before or immediately after giving effect to such transaction, (D) the Lenders’ rights in any Collateral, including the existence, perfection and priority of any Lien thereon, are not adversely affected by such merger or consolidation and (E) the surviving Subsidiary, if any, is joined as a Loan Party hereunder and is a party to a Guaranty and a Security Agreement and the Capital Stock of which Subsidiary is the subject of a Security Agreement, in each case, which is in full force and effect on the date of and immediately after giving effect to such merger or consolidation;
                    (ii) any Loan Party and its Subsidiaries may make Permitted Dispositions; and
                    (iii) any Loan Party may make a Permitted Acquisition.
               (d) Change in Nature of Business; Change in Independent Certified Public Accountant. Make, or permit any of its Subsidiaries to make, any material change in the nature of its business as described in Section 6.01(l) and business activities reasonably related or incidental thereto, or acquire any material properties or assets that are not reasonably related to the conduct of such business activities. Make any change in its independent certified public accountant (other than to an accounting firm of nationally recognized standing) without the prior written consent of the Agents, such consent not to be unreasonably withheld or delayed.
               (e) Loans, Advances, Investments, Etc. Make or commit or agree to make any loan, advance guarantee of obligations, other extension of credit or capital contributions to, or hold or invest in or commit or agree to hold or invest in, or purchase or otherwise acquire or commit or agree to purchase or otherwise acquire any shares of the Capital Stock, bonds, notes, debentures or other securities of, or make or commit or agree to make any other investment in, any other Person, or purchase or own any futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or purchase all or substantially all of the assets of any other Person, or permit any of its Subsidiaries to do any of the foregoing, except for: (i) investments existing on the date hereof, as set forth on Schedule 7.02(e) hereto, but not any increase in the amount thereof as set forth in such Schedule or any other material modification of the terms thereof, (ii) loans by a Loan Party to another Loan Party so long as each party has entered into the Intercompany Subordination Agreement, (iii) Permitted Investments, (iv) Permitted Acquisitions, (v) Permitted Foreign Subsidiary Acquisitions, (vi) Permitted Foreign Subsidiary Investments, (vii) other loans, advances or investments by the Parent, the Borrower or any of its wholly-owned Domestic Subsidiaries in any CFC in an amount not exceeding $1,000,000 in the aggregate outstanding at any one time, and (viii) other loans, advances or investments not otherwise permitted under this Section 7.02(e) (other than loans and advances to, or investments in, any CFCs) in an amount not exceeding $1,000,000 in the aggregate outstanding at any time.
               (f) Sale/Leaseback Transactions. Create, incur or suffer to exist, or permit any of its Subsidiaries to create, incur or suffer to exist, any obligations as lessee for the payment of rent for any real or personal property in connection with any sale and leaseback transaction.
               (g) [Intentionally Omitted].
               (h) Restricted Payments. (i) Declare or pay any dividend or other distribution, direct or indirect, on account of any Capital Stock of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, (ii) make any repurchase, redemption, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Capital Stock of any Loan Party or any direct or indirect parent of any Loan Party, now or hereafter outstanding, (iii) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of Capital Stock of any Loan Party, now or hereafter outstanding, or (iv) pay any management fees or any other fees or expenses (including the reimbursement thereof by any Loan Party or any of its Subsidiaries) pursuant to any management, consulting or other services agreement to any of the shareholders or other equityholders of any Loan Party or any of its Subsidiaries or other Affiliates, or to any other Subsidiaries or Affiliates of any Loan Party; provided, however, that so long as no Default or Event of Default has occurred and is continuing or would result therefrom,
               (A) any Subsidiary of the Parent may pay dividends or make other distributions on or in respect of its Capital Stock;

               (B) Holdings may pay dividends in the form of common Capital Stock;
               (C) so long as (1) the amount of Availability plus Qualified Cash both immediately before and immediately after giving effect to any such payment is not less than $7,500,000 and (2) after giving effect to any such payment, the Parent and its Subsidiaries will be in compliance on a pro forma basis with the financial covenants in Section 7.03 (without giving effect to the receipt of any Curative Equity proceeds and assuming for purposes of making such determination with respect to the covenant set forth in Section 7.03(a), the ratio of Consolidated Senior Funded Indebtedness to TTM EBITDA of the Parent and its Subsidiaries is at least 0.25 to 1.00 lower than the applicable ratio set forth therein for the period for which such determination is made), the Parent may pay Permitted Management Fees;
               (D) so long as (1) the amount of Availability plus Qualified Cash both immediately before and immediately after giving effect thereto is not less than $7,500,000, (2) after giving effect to any such payment, the Parent and its Subsidiaries will be in compliance on a pro forma basis with the financial covenants in Section 7.03 (without giving effect to the receipt of any Curative Equity proceeds and assuming for purposes of making such determination with respect to the covenant set forth in Section 7.03(a), the ratio of Consolidated Senior Funded Indebtedness to TTM EBITDA of the Parent and its Subsidiaries is at least 0.25 to 1.00 lower than the applicable ratio set forth therein for the period for which such determination is made), and (3) the Fixed Charge Coverage Ratio as of the last day of the most recently ended fiscal quarter for which financial statements have been delivered hereunder (after giving pro forma effect to such payment) is greater than or equal to 1.10 to 1.00, the Borrower may pay a dividend to the Parent to enable the Parent to make (and the Parent agrees to use such funds solely to make) a dividend to Holdings to enable Holdings to make (and Holdings agrees to use such funds solely to make) dividends to the holders of its Capital Stock in an aggregate amount during the term of this Agreement not to exceed the amount of Cumulative Excess Cash Flow; and
               (E) the Borrower may pay a dividend to the Parent to enable the Parent to make (and the Parent agrees to use such funds solely to make) a dividend to Holdings to enable Holdings to make (and Holdings agrees to use such funds solely to make) payments to redeem the Capital Stock of Holdings held by an employee of any of the Loan Parties or any of their respective Subsidiaries in connection with the termination of such employee’s employment; provided that the aggregate amount of such redemption payments not exceed $1,000,000 in the aggregate during any Fiscal Year.
               (i) Federal Reserve Regulations. Permit any Loan or the proceeds of any Loan under this Agreement to be used for any purpose that would cause such Loan to be a margin loan under the provisions of Regulation T, U or X of the Board.

               (j) Transactions with Affiliates. Enter into, renew, extend or be a party to, or permit any of its Subsidiaries to enter into, renew, extend or be a party to, any transaction or series of related transactions (including the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except (i) for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm’s length transaction with a Person that is not an Affiliate thereof, (ii) transactions with another Loan Party and (iii) transactions permitted by Section 7.02(e) or (h).
               (k) Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries. Create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of any Loan Party (i) to pay dividends or to make any other distribution on any shares of Capital Stock of such Subsidiary owned by any Loan Party or any of its Subsidiaries, (ii) to pay or prepay or to subordinate any Indebtedness owed to any Loan Party or any of its Subsidiaries, (iii) to make loans or advances to any Loan Party or any of its Subsidiaries or (iv) to transfer any of its property or assets to any Loan Party or any of its Subsidiaries, or permit any of its Subsidiaries to do any of the foregoing; provided, however, that nothing in any of clauses (i) through (iv) of this Section 7.02(k) shall prohibit or restrict compliance with:
               (A) this Agreement and the other Loan Documents;
               (B) any agreements in effect on the date of this Agreement and described on Schedule 7.02(k);
               (C) any applicable law, rule or regulation (including applicable currency control laws and applicable state corporate statutes restricting the payment of dividends in certain circumstances);
               (D) in the case of clause (iv), any agreement setting forth customary restrictions on the subletting, assignment or transfer of any property or asset that is leased or licensed; or
               (E) in the case of clause (iv), any agreement, instrument or other document evidencing a Permitted Lien that restricts, on customary terms, the transfer of any property or assets subject thereto.
               (l) Limitation on Issuance of Capital Stock. Except for the issuance or sale of common stock or Permitted Preferred Stock by Holdings, issue or sell or enter into any agreement or arrangement for the issuance and sale of, or permit any of its Subsidiaries to issue or sell or enter into any agreement or arrangement for the issuance and sale of, any shares of its Capital Stock, any securities convertible into or exchangeable for its Capital Stock or any warrants.
               (m) Modifications of Indebtedness, Organizational Documents and Certain Other Agreements; Etc. (i) Amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) any of the provisions of any of its or its Subsidiaries’ Indebtedness or of any instrument or agreement (including any purchase agreement, indenture, loan agreement or security agreement) relating to any such Indebtedness if such amendment, modification or change would shorten the final maturity or average life to maturity of, or require any payment to be made earlier than the date originally scheduled on, such Indebtedness, would increase the interest rate applicable to such Indebtedness, would change the subordination provisions, if any, of such Indebtedness, or would otherwise be adverse to the Lenders or the issuer of such Indebtedness in any respect, (ii) except for (x) the Obligations, (y) the Indebtedness of the Parent evidenced by the Senior Subordinate Notes in connection with any Permitted Note Redemption, and (z) Permitted Indebtedness of the type described in clauses (b), (c), (d), (e), (g), (i) and (j) of the definition thereof, make any voluntary or optional payment, prepayment, redemption, defeasance, sinking fund payment or other acquisition for value of any of its or its Subsidiaries’ Indebtedness (including by way of depositing money or securities with the trustee therefor before the date required for the purpose of paying any portion of such Indebtedness when due), or refund, refinance, replace or exchange any other Indebtedness for any such Indebtedness (except to the extent such Indebtedness is otherwise expressly permitted by the definition of “Permitted Indebtedness”), or make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any outstanding Indebtedness as a result of any asset sale, change of control, issuance and sale of debt or equity securities or similar event, or give any notice with respect to any of the foregoing, (iii) except as permitted by Section 7.02(c), amend, modify or otherwise change its name, jurisdiction of organization, organizational identification number or FEIN, (iv) amend, modify or otherwise change its certificate of incorporation or bylaws (or other similar organizational documents), including by the filing or modification of any certificate of designation, or any agreement or arrangement entered into by it, with respect to any of its Capital Stock (including any shareholders’ agreement), or enter into any new agreement with respect to any of its Capital Stock, except any such amendments, modifications or changes or any such new agreements or arrangements pursuant to this clause (iv) that either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, or (v) amend, modify or otherwise amend (or permit the amendment, modification or other change in any manner of) any of the provisions of any Permitted Management Agreement, except any such amendments, modifiations or changes that are not materially adverse to the Agents and the Lender or to the Loan Parties.
               (n) Investment Company Act of 1940. Engage in any business, enter into any transaction, use any securities or take any other action or permit any of its Subsidiaries to do any of the foregoing, that would cause it or any of its Subsidiaries to become subject to the registration requirements of the Investment Company Act of 1940, as amended, by virtue of being an “investment company” or a company “controlled” by an “investment company” not entitled to an exemption within the meaning of such Act.
               (o) [Intentionally Omitted].
               (p) [Intentionally Omitted].
               (q) Environmental. Permit the use, handling, generation, storage, treatment, release or disposal of Hazardous Materials at any property owned or leased by it or any of its Subsidiaries, except in compliance with Environmental Laws in a manner that such handling, generation, storage, treatment, release or disposal of Hazardous Materials could not reasonably be expected to result in a Material Adverse Effect.

               (r) [Intentionally Omitted].
               (s) Holdings as Holding Company. Permit Holdings to incur any liabilities (other than liabilities arising under the Loan Documents), own or acquire any assets (other than the Capital Stock of the Parent) or engage itself in any operations or business.
               (t) Parent as Holding Company. Permit the Parent to incur any liabilities (other than liabilities arising under the Loan Documents and the Senior Subordinated Notes), own or acquire any assets (other than the Capital Stock of the Borrower) or engage itself in any operations or business.
          Section 7.03 Financial Covenants. So long as any principal of or interest on any Loan, L/C Obligation or any other Obligation (other than unasserted contingent indemnification Obligations) shall remain unpaid or any Lender shall have any Commitment hereunder, each Loan Party shall not:
               (a) Consolidated Senior Leverage Ratio. Permit the ratio of Consolidated Senior Funded Indebtedness of the Parent and its Subsidiaries to TTM EBITDA of the Parent and its Subsidiaries for the period ended as of the last day of such fiscal quarter to be greater than the applicable ratio set forth below:

Fiscal Quarter End	Ratio
June 30, 2007	3.25
September 30, 2007	3.00
December 31, 2007	3.00
March 31, 2008	2.75
June 30, 2008	2.75
September 30, 2008	2.75
December 31, 2008	2.75
March 31, 2009	2.75
June 30, 2009	2.75
September 30, 2009	2.75
December 31, 2009	2.75
March 31, 2010	2.50
June 30, 2010	2.50

Fiscal Quarter End	Ratio
September 30, 2010	2.50
December 31, 2010	2.50
March 31, 2011	2.50
June 30, 2011	2.50
               (b) Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio of the Parent and its Subsidiaries for the period of 4 consecutive fiscal quarters ended as of the last day of each fiscal quarter set forth below to be less than the applicable ratio set forth opposite such date:

Fiscal Quarter End	Ratio
June 30, 2007	0.85
September 30, 2007	0.85
December 31, 2007	0.85
March 31, 2008	0.85
June 30, 2008	0.85
September 30, 2008	0.85
December 31, 2008	0.85
March 31, 2009	0.95
June 30, 2009	0.95
September 30, 2009	0.95
December 31, 2009	0.95
March 31, 2010	1.05
June 30, 2010	1.05
September 30, 2010	1.05
December 31, 2010	1.05
March 31, 2011	1.10
June 30, 2011	1.10

               (c) Consolidated TTM EBITDA. Permit TTM EBITDA of the Parent and its Subsidiaries for the period ended as of the last day of each fiscal quarter set forth below to be less than the applicable amount set forth opposite such date:

Fiscal Quarter End	Consolidated EBITDA
June 30, 2007	$24,000,000
September 30, 2007	$25,000,000
December 31, 2007	$26,000,000
March 31, 2008	$26,750,000
June 30, 2008	$27,500,000
September 30, 2008	$28,250,000
December 31, 2008	$29,000,000
March 31, 2009	$29,250,000
June 30, 2009	$29,500,000
September 30, 2009	$29,750,000
December 31, 2009	$30,000,000
March 31, 2010	$31,250,000
June 30, 2010	$32,500,000
September 30, 2010	$33,750,000
December 31, 2010	$35,000,000
March 31, 2011	$37,500,000
June 30, 2011	$40,000,000
               (d) Capital Expenditures. Make Capital Expenditures and Permitted Foreign Subsidiary Investments in any Fiscal Year in an aggregate amount in excess of $12,000,000; provided that if the amount of the Capital Expenditures and Permitted Foreign

Subsidiary Investments permitted to be made in any Fiscal Year is greater than the actual amount of the Capital Expenditures and Permitted Foreign Subsidiary Investments actually made in such Fiscal Year (such amount, the “Excess Amount”), then the lesser of (i) such Excess Amount and (ii) 50% of the amount set forth herein for the succeeding Fiscal Year (such lesser amount referred to as the “Carry-Over Amount”) may be carried forward to the next succeeding Fiscal Year (the “Succeeding Fiscal Year”); provided further that the Carry-Over Amount applicable to a particular Succeeding Fiscal Year may not be used in that Fiscal Year until the amount permitted above to be expended in such Fiscal Year has first been used in full and the Carry-Over Amount applicable to a particular Succeeding Fiscal Year may not be carried forward to another Fiscal Year.
               (e) Curative Equity.
                    (i) Subject to the limitations set forth in clause (vi) below, Holdings may cure a potential Default arising out of a breach of any of the financial covenants set forth in Sections 7.03(a), (b) or (c) (the “Specified Financial Covenants”) (as the case may be) by way of an investment of Curative Equity prior to the date on which the compliance certificate is delivered to the Collateral Agent pursuant to Section 7.01(a)(iv) in respect of the fiscal quarter with respect to which any such breach occurred; provided that Holdings’ right to inject such proceeds and have the effects set forth in this Section shall be contingent on the timely delivery of such compliance certificate as required under Section 7.01(a)(iv). Neither a Default nor an Event of Default shall be deemed to have occurred as a result of a breach of the Specified Financial Covenant(s) until the period for injecting Curative Equity has elapsed unless, in any such case, Holdings would not be permitted to inject Curative Equity as a result of the limitations set forth in clause (vi) below.
                    (ii) The Borrower shall promptly notify the Collateral Agent of its receipt of any proceeds of Curative Equity (and shall immediately apply the same in accordance with Section 2.05(c)(viii)).
                    (iii) Subject to the limitations set forth in clause (vi) below, any injection of Curative Equity shall be in an amount that is sufficient to cause the Parent and its Subsidiaries to be in compliance with all of the Specified Financial Covenants as at the last day of the most recently ended fiscal quarter, calculated for such purpose as if such amount were additional Consolidated EBITDA of the Parent as at such date and had been included in the financial calculations of the Parent on such date.
                    (iv) In the compliance certificate delivered pursuant to Section 7.01(a)(iv) in respect of the fiscal quarter end on which Curative Equity is used to cure any breach of the Specified Financial Covenants, the Parent shall (i) include evidence of the Borrower’s receipt of Curative Equity proceeds, and (ii) set forth a calculation of the financial results and balance sheet of the Parent and its Subsidiaries as at such fiscal quarter end (including for such purposes the proceeds of such Curative Equity as deemed Consolidated EBITDA as if received on such date), which shall confirm that on a pro forma basis taking into account the application of Curative Equity proceeds, the Parent and its Subsidiaries would have been in compliance with Sections 7.03(a), (b) and (c) (as at such date).

                    (v) Upon the Collateral Agent’s acceptance of a compliance certificate pursuant to Section 7.01(a)(iv) conforming to the requirements of this Section, any Default or Event of Default that would have occurred by virtue of a breach of any of the Specified Financial Covenants shall be deemed cured with no further action required by the Required Lenders.
                    (vi) Notwithstanding the foregoing, (i) Holdings’ rights under this Section 7.03(e) may be exercised on not more than 2 occasions during any Fiscal Year, (ii) the maximum amount of Curative Equity permitted to be contributed under this Section 7.03(e) shall not exceed $5,000,000 on any single occasion, and (iii) the sum of Availability plus Qualified Cash immediately after giving effect to the receipt of Curative Equity on any occasion under this Section 7.03(e) shall not be less than $7,500,000.
                    (vii) To the extent that Curative Equity is received and included in the calculation of the Specified Financial Covenants as deemed Consolidated EBITDA for any fiscal quarter pursuant to this Section 7.03(e), such Curative Equity shall be deemed to be Consolidated EBITDA for purposes of determining compliance with the Specified Financial Covenants for subsequent periods that include such fiscal quarter.
ARTICLE VIII
MANAGEMENT, COLLECTION AND STATUS OF
ACCOUNTS RECEIVABLE AND OTHER COLLATERAL
          Section 8.01 Management of Collateral.
               (a) Within 60 days of the Effective Date, the Loan Parties shall assist the Administrative Agent in establishing, and, during the term of this Agreement, maintaining blocked accounts (the “Blocked Accounts”) with respect to each Loan Party’s principal concentration accounts with the financial institutions set forth on Schedule 8.01 hereto (the “Blocked Account Bank”), and entering into a Control Agreement relating to the Blocked Account with the Borrower, the Collateral Agent, and the Blocked Account Bank. Each of the Loan Parties shall irrevocably instruct its Account Debtors, with respect to its Accounts Receivable, to remit all payments to be made by them, whether by means of checks or other drafts or by wire transfer or by Automated Clearing House, Inc. payment, to a Blocked Account and shall instruct the Blocked Account Bank to deposit all amounts received by it to a Blocked Account at such Blocked Account Bank on the day received or, if such day is not a Business Day, on the next succeeding Business Day. Each Loan Party will enforce, collect and receive all amounts owing on their Accounts Receivable for the Agents’ benefit and on the Administrative Agent’s behalf, but at such Loan Party’s expense; such privilege shall terminate, at the election of any Agent, upon the occurrence and during the continuation of an Event of Default. All checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness received directly by any of the Loan Parties from any Account Debtor, as proceeds from their Accounts Receivable, or as proceeds of any other Collateral, shall be held by such Loan Parties in trust for the Agents and the Lenders and upon receipt be deposited by such Loan Parties in original form and no later than the next Business Day after receipt thereof into a Blocked Account. The Loan Parties shall not commingle such collections with their own funds or with the proceeds of any assets not included in the Collateral. All funds received in the Blocked Accounts (i) after the occurrence and during the continuance of an Event of Default, upon request by the Collateral Agent, shall be sent by wire transfer or Automated Clearing House, Inc. payment to the Payment Office to be credited to the Administrative Agent’s Account for application at the end of each Business Day when such funds are received in the Administrative Agent’s Account to reduce the then principal balance of the Loans, conditional upon final payment to the Administrative Agent, and (ii) at all other times, may be transferred to an operating account of the Loan Parties. No checks, drafts or other instruments received by the Administrative Agent shall constitute final payment to the Administrative Agent unless and until such checks, drafts or instruments have actually been collected.
               (b) After the occurrence and during the continuance of an Event of Default, the Collateral Agent may send a notice of assignment or notice of the Collateral Agent’s security interest to any and all Account Debtors of the Loan Parties and, thereafter, the Collateral Agent shall have the sole right to collect the Accounts Receivable and payment intangibles of the Loan Parties or take possession of the Collateral and the books and records relating thereto. After the occurrence and during the continuation of an Event of Default, none of the Loan Parties shall, without prior written consent of the Collateral Agent, grant any extension of time of payment of any Account Receivable or payment intangible, compromise or settle any Account Receivable or payment intangible for less than the full amount thereof, release, in whole or in part, any Person or property liable for the payment thereof, or allow any credit or discount whatsoever thereon.
               (c) Each Loan Party hereby appoints each Agent or its designee on behalf of such Agent as such Loan Party’s attorney-in-fact with power exercisable during the continuance of an Event of Default to (i) endorse such Loan Party’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Accounts Receivable or payment intangibles of such Loan Party, (ii) sign such Loan Party’s name on any invoice or bill of lading relating to any of the Accounts Receivable or payment intangibles of such Loan Party, drafts against Account Debtors with respect to Accounts Receivable or payment intangibles of such Loan Party, assignments and verifications of Accounts Receivable or payment intangibles and notices to Account Debtors with respect to Accounts Receivable or payment intangibles of such Loan Party, (iii) send verification of Accounts Receivable of such Loan Party, and (iv) notify the Postal Service authorities to change the address for delivery of mail addressed to such Loan Party to such address as such Agent may designate and to do all other acts and things necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission (other than acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction), or for any error of judgment or mistake of fact or law; this power being coupled with an interest is irrevocable until all of the Loans and other Obligations under the Loan Documents are paid in full and all of the Commitments are terminated.
               (d) Nothing herein contained shall be construed to constitute any Agent as agent of any Loan Party for any purpose whatsoever, and the Agents shall not be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof (other than from acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction). The Agents shall not, under any circumstance or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Accounts Receivable of any Loan Party or any instrument received in payment thereof or for any damage resulting therefrom (other than acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction). The Agents, by anything herein or in any assignment or otherwise, do not assume any of the obligations under any contract or agreement assigned to any Agent and shall not be responsible in any way for the performance by any Loan Party of any of the terms and conditions thereof.
               (e) If any Account Receivable of any Loan Party includes a charge for any tax payable to any Governmental Authority, each Agent is hereby authorized (but in no event obligated) in its discretion to pay the amount thereof to the proper taxing authority for such Loan Party’s account and to charge the Borrower therefor. The Borrower shall notify the Agents if any Account Receivable of any Loan Party includes any taxes due to any such Governmental Authority and, in the absence of such notice, the Agents shall have the right to retain the full proceeds of such Account Receivable and shall not be liable for any taxes that may be due by reason of the sale and delivery creating such Account Receivable.
               (f) Notwithstanding any other terms set forth in the Loan Documents, the rights and remedies of the Agents and the Lenders herein provided, and the obligations of the Loan Parties set forth herein, are cumulative of, may be exercised singly or concurrently with, and are not exclusive of, any other rights, remedies or obligations set forth in any other Loan Document or as provided by law.
          Section 8.02 [Intentionally Omitted].
          Section 8.03 Status of Collateral. With respect to Collateral of any Loan Party at the time the Collateral becomes subject to the Collateral Agent’s Lien, each Loan Party covenants, represents and warrants: (a) such Loan Party shall be the sole owner, free and clear of all Liens (except for the Liens granted in the favor of the Collateral Agent for the benefit of the Agents and the Lenders and Permitted Liens), and shall be fully authorized to sell, transfer, pledge or grant a security interest in each and every item of said Collateral; (b) such Loan Party shall maintain books and records pertaining to said Collateral in such detail, form and scope as the Agents shall reasonably require; (c) such Loan Party will, immediately upon learning thereof, report to the Agents any material loss or destruction of, or substantial damage to, any material portion of the Collateral, and any other matters affecting the value, enforceability or collectability of any material portion of the Collateral; (d) if any amount payable under or in connection with any Account Receivable is evidenced by a promissory note or other instrument, such promissory note or instrument shall be immediately pledged, endorsed, assigned and delivered to the Collateral Agent for the benefit of the Agents and the Lenders as additional Collateral; and (e) such Loan Party is not and shall not be entitled to pledge any Agent’s or any Lender’s credit on any purchases or for any purpose whatsoever.
          Section 8.04 Collateral Custodian. Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent may at any time and from time to time employ and maintain on the premises of any Loan Party a custodian selected by the Collateral Agent who shall have full authority to do all acts necessary to protect the Agents’ and the Lenders’ interests. Each Loan Party hereby agrees to, and to cause its Subsidiaries to, cooperate with any such custodian and to do whatever the Collateral Agent may reasonably request to preserve the Collateral. All reasonable costs and expenses incurred by the Collateral Agent by reason of the employment of the custodian shall be the responsibility of the Borrower and charged to the Loan Account.
ARTICLE IX
EVENTS OF DEFAULT
          Section 9.01 Events of Default. If any of the following events shall occur:
               (a) the Borrower shall fail to pay (i) any principal of any Loan or any Collateral Agent Advance when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), or (ii) any interest on any Loan or any Collateral Agent Advance when due, or any fee, indemnity or other amount payable under this Agreement or any other Loan Document when due and such Default under this clause (ii) shall not be cured by payment in full of such amounts within 3 Business Days;
               (b) any representation, warranty, or certification made or deemed made by or on behalf of any Loan Party or by any officer of the foregoing under or in connection with any Loan Document or under or in connection with any report, certificate, or other document delivered to any Agent, any Lender or the L/C Issuer by or on behalf of any Loan Party pursuant to any Loan Document shall have been incorrect in any material respect when made or deemed made;
               (c) any Loan Party shall fail to perform or comply with any covenant or agreement contained in
                    (i) clauses (d), (f), (h) (as to only the first two sentences thereof) or (q) of Section 7.01, Section 7.02, Section 7.03, or Article VIII, or any Loan Party shall fail to perform or comply with any covenant or agreement contained in any Security Agreement (subject to applicable notice and cure periods set forth therein) to which it is a party or any Mortgage (subject to applicable notice and cure periods set forth therein) to which it is a party;
                    (ii) clauses (a), (b) and (n) of Section 7.01 and (in circumstances described in this clause (ii)) such failure, if capable of being remedied, shall remain unremedied for 3 Business Days, after the earlier of the date on which an Authorized Officer of any Loan Party shall have knowledge of such failure or the date written notice of such default shall have been given by any Agent or Lender to such Loan Party,
                    (iii) clauses (e), (i), (j) (other than clauses (i) and (ii)), (l) (other than clause (iii)), or (p) of Section 7.01 and (in circumstances described in this clause (ii)) such failure, if capable of being remedied, shall remain unremedied for 5 Business Days, after the earlier of the date on which an Authorized Officer of any Loan Party shall have knowledge of such failure or the date written notice of such default shall have been given by any Agent or Lender to such Loan Party, or
                    (iv) clauses (c), (g), (k), (l)(iii), or (o) of Section 7.01 and (in circumstances described in this clause (iii)) such failure, if capable of being remedied, shall remain unremedied for 10 Business Days, after the earlier of the date on which an Authorized Officer of any Loan Party shall have knowledge of such failure or the date written notice of such default shall have been given by any Agent or Lender to such Loan Party;
               (d) any Loan Party shall fail to perform or comply with any other term, covenant or agreement contained in any Loan Document to be performed or observed by it and, except as set forth in subsections (a), (b) and (c) of this Section 9.01, such failure, if capable of being remedied, shall remain unremedied for 30 days after the earlier of the date an Authorized Officer of any Loan Party becomes aware of such failure and the date written notice of such default shall have been given by any Agent to such Loan Party;
               (e) Holdings or any of its Subsidiaries shall fail to pay any principal of or interest or premium on any of its Indebtedness (excluding the Obligations) to the extent that the aggregate principal amount of all such Indebtedness exceeds $2,500,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or any other default under any agreement or instrument relating to any such Indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case, prior to the stated maturity thereof other than solely by operation of any due on sale clause applicable thereto;
               (f) Holdings or any of its Subsidiaries (i) shall institute any proceeding or voluntary case seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, (ii) shall be generally not paying its debts as such debts become due or shall admit in writing its inability to pay its debts generally, (iii) shall make a general assignment for the benefit of creditors, or (iv) shall take any action to authorize or effect any of the actions set forth above in this subsection (f);
               (g) any proceeding shall be instituted against Holdings or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, and either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including the entry of an order for relief against any such Person or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur;
               (h) any material provision of any Loan Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against any Loan Party intended to be a party thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by any Loan Party or any Governmental Authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or any Loan Party shall deny in writing that it has any liability or obligation purported to be created under any Loan Document;
               (i) any Security Agreement, any Mortgage or any other security document, after delivery thereof pursuant hereto, shall for any reason (other than as a direct result of any action or omission of the Collateral Agent) fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien in favor of the Collateral Agent for the benefit of the Agents and the Lenders on any Collateral purported to be covered thereby;
               (j) one or more judgments, awards, or orders (or any settlement of any claim that, if breached, could result in a judgment, order, or award) for the payment of money exceeding $2,500,000 in the aggregate (the “Maximum Judgment Amount”) shall be rendered against Borrower or any of its Subsidiaries and remain unsatisfied, or the Borrower or any of its Subsidiaries shall agree to the settlement of any one or more pending or threatened claims, actions, suits, or proceedings and the amount of such settlements requires that the affected Loan Party pay an amount exceeding $2,500,000 in the aggregate, and in the case of any such judgment or order either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order, award or settlement, or (ii) there shall be a period of 30 consecutive days after entry thereof during which a stay of enforcement of any such judgment, order, award or settlement, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment, order, award or settlement shall not give rise to an Event of Default under this subsection if and for so long as (A) the amount of such judgment, order, award or settlement in excess of the Maximum Judgment Amount is covered by a valid and binding policy of insurance between the Borrower and the insurer covering full payment thereof (subject to applicable deductibles) and (B) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment, order, award or settlement;
               (k) any cessation of a substantial part of the business of any Loan Party for any period, or any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than 15 days, the cessation or substantial curtailment of revenue producing activities at any facility of any Loan Party, in each case if any such cessation, event or circumstance could reasonably be expected to result in a Material Adverse Effect;

               (l) the indictment of Holdings or any of its Subsidiaries under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against any Loan Party, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture to any Governmental Authority of any material portion of the property of Holdings and its Subsidiaries, taken as a whole; or
               (m) a Change of Control shall have occurred;
          then, and in any such event, the Collateral Agent may, and shall at the request of the Required Lenders, by notice to the Borrower, (i) terminate all Commitments, whereupon all Commitments shall immediately be so terminated, (ii) declare all or any portion of the Loans and Unreimbursed Amounts then outstanding to be due and payable, whereupon all or such portion of the aggregate principal of all Loans and Unreimbursed Amounts, all accrued and unpaid interest thereon, all fees and all other amounts payable under this Agreement and the other Loan Documents shall become due and payable immediately, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Loan Party and (iii) exercise any and all of its other rights and remedies under applicable law, hereunder and under the other Loan Documents; provided, however, that upon the occurrence of any Event of Default described in subsection (f) or (g) of this Section 9.01, without any notice to any Loan Party or any other Person or any act by any Agent or any Lender, all Commitments shall automatically terminate and all Loans and Unreimbursed Amounts then outstanding, together with all accrued and unpaid interest thereon, all fees and all other amounts due under this Agreement and the other Loan Documents shall become due and payable automatically and immediately, without presentment, demand, protest or notice of any kind, all of which are expressly waived by each Loan Party. Upon demand by the Administrative Agent after the occurrence and during the continuation of any Event of Default, the Borrower shall deposit with the Administrative Agent with respect to each Letter of Credit then outstanding cash in an amount equal to 103% of the greatest amount for which such Letter of Credit may be drawn. Such deposits shall be held by the Administrative Agent in the Cash Collateral Account as security for, and to provide for the payment of, the L/C Obligations.
ARTICLE X
AGENTS
          Section 10.01 Appointment. Each Lender (and each subsequent maker of any Loan by its making thereof) hereby irrevocably appoints and authorizes the Administrative Agent and the Collateral Agent to perform the duties of each such Agent as set forth in this Agreement including: (i) to receive on behalf of each Lender any payment of principal of or interest on the Loans outstanding hereunder and all other amounts accrued hereunder for the account of the Lenders and paid to such Agent, and, subject to Section 2.02 of this Agreement, to distribute promptly to each Lender its Pro Rata Share of all payments so received; (ii) to distribute to each Lender copies of all material notices and agreements received by such Agent and not required to be delivered to each Lender pursuant to the terms of this Agreement, provided that the Agents shall not have any liability to the Lenders for any Agent’s inadvertent failure to distribute any such notices or agreements to the Lenders; (iii) to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the

Obligations, the Loans, and related matters and to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Collateral and related matters; (iv) to execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to this Agreement or any other Loan Document; (v) to make the Loans and Collateral Agent Advances, for such Agent or on behalf of the applicable Lenders as provided in this Agreement or any other Loan Document; (vi) to perform, exercise, and enforce any and all other rights and remedies of the Lenders with respect to the Loan Parties, the Obligations, or otherwise related to any of same to the extent reasonably incidental to the exercise by such Agent of the rights and remedies specifically authorized to be exercised by such Agent by the terms of this Agreement or any other Loan Document; (vii) to incur and pay such fees necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to this Agreement or any other Loan Document; and (viii) subject to Section 10.03 of this Agreement, to take such action as such Agent deems appropriate on its behalf to administer the Loans and the Loan Documents and to exercise such other powers delegated to such Agent by the terms hereof or the other Loan Documents (including the power to give or to refuse to give notices, waivers, consents, approvals and instructions and the power to make or to refuse to make determinations and calculations) together with such powers as are reasonably incidental thereto to carry out the purposes hereof and thereof. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including enforcement or collection of the Loans), the Agents shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions of the Required Lenders shall be binding upon all Lenders and all makers of Loans; provided, however, that the L/C Issuer shall not be required to refuse to honor a drawing under any Letter of Credit and the Agents shall not be required to take any action which, in the reasonable opinion of any Agent, exposes such Agent to liability or which is contrary to this Agreement or any other Loan Document or applicable law.
          Section 10.02 Nature of Duties. The Agents shall have no duties or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents. The duties of the Agents shall be mechanical and administrative in nature. The Agents shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any other Loan Document, express or implied, is intended to or shall be construed to impose upon the Agents any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of the Loan Parties in connection with the making and the continuance of the Loans hereunder and shall make its own appraisal of the creditworthiness of the Loan Parties and the value of the Collateral, and the Agents shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into their possession before the initial Loan hereunder or at any time or times thereafter, provided that, upon the reasonable request of a Lender, each Agent shall provide to such Lender any documents or reports delivered to such Agent by the Loan Parties pursuant to the terms of this Agreement or any other Loan Document. If any Agent seeks the consent or approval of the Required Lenders to the taking or refraining from taking any action hereunder, such Agent shall send notice thereof to each Lender. Each

Agent shall promptly notify each Lender any time that the Required Lenders have instructed such Agent to act or refrain from acting pursuant hereto.
          Section 10.03 Rights, Exculpation, Etc. The Agents and their directors, officers, agents or employees shall not be liable for any action taken or omitted to be taken by them under or in connection with this Agreement or the other Loan Documents, except for their own gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. Without limiting the generality of the foregoing, the Agents (i) may treat the payee of any Loan as the owner thereof until the Collateral Agent receives written notice of the assignment or transfer thereof, pursuant to Section 12.07, signed by such payee and in form satisfactory to the Collateral Agent; (ii) may consult with legal counsel (including counsel to any Agent or counsel to the Loan Parties), independent public accountants, and other experts selected by any of them and shall not be liable for any action taken or omitted to be taken in good faith by any of them in accordance with the advice of such counsel or experts; (iii) make no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, certificates, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Person, the existence or possible existence of any Default or Event of Default, or to inspect the Collateral or other property (including the books and records) of any Person; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (vi) shall not be deemed to have made any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Agents be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral. The provisions of this Section 10.03 are subject to, and shall not limit in any respect, the provisions of Section 12.07. The Agents shall not be liable for any apportionment or distribution of payments made in good faith pursuant to Section 4.04, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount which they are determined to be entitled. The Agents may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents the Agents are permitted or required to take or to grant, and if such instructions are promptly requested, the Agents shall be absolutely entitled to refrain from taking any action or to withhold any approval under any of the Loan Documents until they shall have received such instructions from the Required Lenders. Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders.
          Section 10.04 Reliance. Each Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper

Person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.
          Section 10.05 Indemnification. To the extent that any Agent or the L/C Issuer is not reimbursed and indemnified by any Loan Party, the Lenders will reimburse and indemnify such Agent and the L/C Issuer from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Agent or the L/C Issuer in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by such Agent or the L/C Issuer under this Agreement or any of the other Loan Documents, in proportion to each Lender’s Pro Rata Share, including advances and disbursements made pursuant to Section 10.08; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements for which there has been a final judicial determination that such liability resulted from such Agent’s or the L/C Issuer’s gross negligence or willful misconduct. The obligations of the Lenders under this Section 10.05 shall survive the payment in full of the Loans and the termination of this Agreement.
          Section 10.06 Agents Individually. With respect to its Pro Rata Share of the Total Commitment hereunder and the Loans made by it, each Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or maker of a Loan. The terms “Lenders” or “Required Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity as a Lender or one of the Required Lenders. Each Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Borrower as if it were not acting as an Agent pursuant hereto without any duty to account to the other Lenders.
          Section 10.07 Successor Agent.
               (a) Each Agent may resign from the performance of all its functions and duties hereunder and under the other Loan Documents at any time by giving at least 30 Business Days prior written notice to the Borrower and each Lender. Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to clauses (b) and (c) below or as otherwise provided below.
               (b) Upon any such notice of resignation, the Required Lenders may appoint a successor Agent. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After any Agent’s resignation hereunder as an Agent, the provisions of this Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement and the other Loan Documents.
               (c) If a successor Agent shall not have been so appointed within said thirty (30) Business Day period, the retiring Agent, with the consent of the other Agent shall then appoint a successor Agent who shall serve as an Agent until such time, if any, as the Required Lenders, with the consent of the other Agent, appoint a successor Agent as provided above.
          Section 10.08 Collateral Matters.
               (a) The Collateral Agent may (but shall not be obligated) from time to time make such disbursements and advances (“Collateral Agent Advances”) which the Collateral Agent, in its reasonable discretion, deems necessary or desirable to preserve, protect, prepare for sale or lease or dispose of the Collateral or any portion thereof, to enhance the likelihood or maximize the amount of repayment by the Borrower of the Loans and other Obligations or to pay any other amount chargeable to the Borrower pursuant to the terms of this Agreement, including costs, fees and expenses as described in Section 12.04; provided, however that (i) the Collateral Agent shall not make any Collateral Agent Advance that (A) would cause the aggregate principal amount of all Collateral Agent Advances outstanding at such time to exceed $5,000,000 or (B) would cause the sum of all Collateral Agent Advances outstanding at such time plus the aggregate principal amount of Revolving Loans and Swing Line Loans outstanding at such time to exceed the difference between the Total Revolving Credit Commitment and the aggregate L/C Obligations, and (ii) at or about the time of the making of any Collateral Agent Advance (as the urgency of the of the circumstances may dictate), the Collateral Agent shall provide a written offer to the Administrative Agent to participate (on a ratable basis), and the Administrative Agent shall have the right, but not the obligation, to participate in such Collateral Agent Advance by sending a written acceptance with 1 Business Day of its receipt of such written offer to the Collateral Agent. The Collateral Agent Advances shall be repayable on demand and be secured by the Collateral. The Collateral Agent Advances shall constitute Obligations hereunder which may be charged to the Loan Account in accordance with Section 4.02. The Collateral Agent shall notify each Lender and the Borrower in writing of each such Collateral Agent Advance, which notice shall include a description of the purpose of such Collateral Agent Advance. Without limitation to its obligations pursuant to Section 10.05, each Lender agrees that it shall make available to the Collateral Agent, upon the Collateral Agent’s demand, in Dollars in immediately available funds, the amount equal to such Lender’s Pro Rata Share of each such Collateral Agent Advance. If such funds are not made available to the Collateral Agent by such Lender, the Collateral Agent shall be entitled to recover such funds on demand from such Lender, together with interest thereon for each day from the date such payment was due until the date such amount is paid to the Collateral Agent, at the Federal Funds Rate for 3 Business Days and thereafter at the Reference Rate.
               (b) The Lenders hereby irrevocably authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral upon termination of the Total Commitment and payment in full in cash of all Obligations (other than unasserted contingent indemnification Obligations); or constituting property being sold or disposed of in compliance with the terms of this Agreement and the other Loan Documents; or constituting property in which the Loan Parties owned no interest at the time the Lien was granted or at any time thereafter; or if approved, authorized or ratified in writing by the Lenders, and in each case to execute such customary documentation with respect to such release as is reasonably requested by the Borrower, at the Borrower’s expense. Upon request by the Collateral Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this

Section 10.08(b). The Collateral Agent agrees for the benefit of the Loan Parties to execute such reasonably requested documentation on the foregoing conditions.
               (c) Without in any manner limiting the Collateral Agent’s authority to act without any specific or further authorization or consent by the Lenders (as set forth in Section 10.08(b)), each Lender agrees to confirm in writing, upon request by the Collateral Agent, the authority to release Collateral conferred upon the Collateral Agent under Section 10.08(b). Either without such confirmation (if the Collateral Agent has not requested such confirmation) or upon receipt by the Collateral Agent of such confirmation (if the Collateral Agent has requested such confirmation), and upon prior written request by any Loan Party, the Collateral Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Collateral Agent to the extent permitted by Section 10.08; provided, however, that (i) the Collateral Agent shall not be required to execute any such document on terms which, in the Collateral Agent’s opinion, would expose the Collateral Agent to liability or create any obligations or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Lien upon (or obligations of any Loan Party in respect of) all interests in the Collateral retained by any Loan Party.
               (d) The Collateral Agent shall have no obligation whatsoever to any Lender to assure that the Collateral exists or is owned by the Loan Parties or is cared for, protected or insured or has been encumbered or that the Lien granted to the Collateral Agent pursuant to this Agreement or any other Loan Document has been properly or sufficiently or lawfully created, perfected, protected or enforced or is entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 10.08 or in any other Loan Document, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to any other Lender, except as otherwise provided herein.
          Section 10.09 Agency for Perfection. Each Lender hereby appoints each Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral in assets which, in accordance with Article 9 of the Code, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and each Agent and each Lender hereby acknowledges that it holds possession or control of any such Collateral for the benefit of the Collateral Agent as secured party. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver possession or control of such Collateral to the Collateral Agent or in accordance with the Collateral Agent’s instructions. Each Loan Party by its execution and delivery of this Agreement hereby consents to the foregoing.

ARTICLE XI
GUARANTY
          Section 11.01 Guaranty. Each Guarantor hereby jointly and severally unconditionally and irrevocably guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of the Borrower now or hereafter existing under any Loan Document, whether for principal, interest (including all interest that accrues after the commencement of any Insolvency Proceeding irrespective of whether a claim therefor is allowed in such case or proceeding), fees, expenses or otherwise (such obligations, to the extent not paid by the Borrower, being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by the Agents, the Lenders and the L/C Issuer (or any of them) in enforcing any rights under the guaranty set forth in this Article. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrower to the Agents, the Lenders and the L/C Issuer under any Loan Document but for the fact that they are unenforceable or not allowable for any reason whatsoever, including due to the existence of a bankruptcy, reorganization or similar proceeding involving any Loan Party.
          Section 11.02 Guaranty Absolute. Each Guarantor jointly and severally guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agents, the Lenders or the L/C Issuer with respect thereto. Each Guarantor agrees that this Article constitutes a guaranty of payment when due and not of collection and waives any right to require that any resort be made by any Agent or any Lender to any Collateral. The obligations of each Guarantor under this Article are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce such obligations, irrespective of whether any action is brought against any Loan Party or whether any Loan Party is joined in any such action or actions. The liability of each Guarantor under this Article shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:
               (a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;
               (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from any Loan Document, including any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or otherwise;
               (c) any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

               (d) the existence of any claim, set-off, defense or other right that any Guarantor may have at any time against any Person, including, without limitation, any Agent, any Lender or the L/C Issuer;
               (e) any change, restructuring or termination of the corporate, limited liability company or partnership structure or existence of any Loan Party; or
               (f) any other circumstance (including any statute of limitations) or any existence of or reliance on any representation by the Agents, the Lenders or the L/C Issuer that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.
This Article shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Agents, the Lenders, the L/C Issuer or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made.
          Section 11.03 Waiver. Each Guarantor hereby waives (i) promptness and diligence, (ii) notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Article and any requirement that the Agents, the Lenders or the L/C Issuer exhaust any right or take any action against any Loan Party or any other Person or any Collateral, (iii) any right to compel or direct any Agent, any Lender or the L/C Issuer to seek payment or recovery of any amounts owed under this Article from any one particular fund or source or to exhaust any right or take any action against any other Loan Party, any other Person or any Collateral, (iv) any requirement that any Agent, any Lender or the L/C Issuer protect, secure, perfect or insure any security interest or Lien on any property subject thereto or exhaust any right to take any action against any Loan Party, any other Person or any Collateral, and (v) to the extent permitted by applicable law, any other defense available to sureties. Each Guarantor agrees that the Agents, the Lenders and the L/C Issuer shall have no obligation to marshal any assets in favor of any Guarantor or against, or in payment of, any or all of the Obligations. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated herein and that the waiver set forth in this Section 11.03 is knowingly made in contemplation of such benefits. Each Guarantor hereby waives any right to revoke this Article, and acknowledges that this Article is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.
          Section 11.04 Continuing Guaranty; Assignments. This Article is a continuing guaranty and shall (a) remain in full force and effect until the later of (i) the cash payment in full of the Guaranteed Obligations (other than indemnification obligations as to which no claim has been made) and all other amounts payable under this Article and (ii) the Final Maturity Date, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Agents, the Lenders and the L/C Issuer and their successors, pledgees, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender may pledge, assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including all or any portion of its Commitments, its Loans and the L/C Obligations owing to it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted such Lender herein or otherwise, in each case as provided in Section 12.07.
     Section 11.05 Subrogation. No Guarantor will exercise any rights that it may now or hereafter acquire against any Loan Party or any other guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under this Article, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Agents and the Lenders against any Loan Party or any other guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from any Loan Party or any other guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Article shall have been paid in full in cash and all of the Commitments have been terminated. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence, such amount shall be held in trust for the benefit of the Agents and the Lenders and shall forthwith be paid to the Agents and the Lenders to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Article, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Article thereafter arising. If (i) any Guarantor shall make payment to the Agents and the Lenders of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Article shall be paid in full in cash and (iii) all Commitments have been terminated, the Agents and the Lenders will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment by such Guarantor.
ARTICLE XII
MISCELLANEOUS
          Section 12.01 Notices, Etc. All notices and other communications provided for hereunder shall be in writing and shall be mailed, telecopied or delivered, if to any Loan Party, at the following address:
SPHERIS OPERATIONS LLC
9009 Carothers Parkway
Franklin, TN 37067
Attention: Chief Financial Officer
Telephone: (615) 261-1500
Telecopier: (615) 261-1792
with copies to:
SPHERIS INC.
9009 Carothers Parkway

Franklin, TN 37067
Attention: General Counsel
Telephone: (615) 261-1500
Telecopier: (615) 261-1792
BASS, BERRY & SIMS PLC
315 Deaderick Street, Suite 2700
Nashville, TN 37238-3001
Attention: Felix R. Dowsley, III
Telephone: (615) 742-6200
Telecopier: (615) 742-6293
if to the Administrative Agent, to it at the following address:
CRATOS CAPITAL MANAGEMENT, LLC
3440 Preston Ridge Road, Suite 400
Alpharetta, GA 30005
Attention: Portfolio Manager
Telephone: (678) 368-4150
Telecopier: (678) 366-0794
with a copy to:
BINGHAM MCCUTCHEN LLP
399 Park Avenue
New York, NY 10022
Attention: Katherine G. Weinstein
Telephone: (212) 705-7761
Telecopier: (212) 702-3691
if to the Collateral Agent, to it at the following address:
ABLECO FINANCE LLC
299 Park Avenue, 23rd Floor
New York, NY 10171
Attention: Gerald M. Daniello
Telephone: (212) 284-7810
Telecopier: (212) 909-1489
in each case, with a copy to:
PAUL, HASTINGS, JANOFSKY & WALKER LLP
515 South Flower Street
Los Angeles, CA 90071
Attention: John Francis Hilson, Esq.
Telephone: (213) 683-6300
Telecopier: (213) 996-3300

          or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section 12.01. All such notices and other communications shall be effective, (i) if mailed, when received or 3 days after deposited in the mails, whichever occurs first, (ii) if telecopied, when transmitted and confirmation received, or (iii) if delivered, upon delivery, except that notices to any Agent or the L/C Issuer pursuant to Articles II and III shall not be effective until received by such Agent or the L/C Issuer, as the case may be.
          Section 12.02 Amendments, Etc.
               (a) Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, waived, or modified except in accordance with the provisions of this Section 12.02. Subject to the additional requirements of Sections 12.02(b) and 12.02(c), as applicable, the Required Lenders and each Loan Party party to the relevant Loan Document may (or, with the consent of the Required Lenders, the Collateral Agent and each Loan Party party to the relevant Loan Document), from time to time, (i) enter into written amendments, waivers, or modifications hereto or to the other Loan Documents, or written consents to any departure herefrom or therefrom, or (ii) enter into written waivers, on such terms and conditions as the Required Lenders (or, with the consent of the Required Lenders, the Collateral Agent) may specify in such waivers, of any of the terms or provisions of this Agreement or the other Loan Documents or of any Default or Event of Default and its consequences.
               (b) No amendment, waiver, modification, or consent shall:
                    (i) increase the amount or extend the expiration date of any Commitment of any Lender, forgive the principal amount or extend the final scheduled date of maturity of any Loan or L/C Obligation, extend the scheduled date of any amortization payment in respect of any Loan, reduce the stated rate of interest on any Loan or any fee payable hereunder (except (x) in connection with the waiver of applicability of the Post-Default Rate (which waiver shall be effective with the written consent of the Required Lenders), and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the stated rate of interest or a reduction of fees for purposes of this clause (i)) or extend the scheduled date of payment thereof, in each case without the written consent of each Lender directly affected thereby,
                    (ii) increase the Total Commitment without the written consent of each Lender,
                    (iii) eliminate or change the voting rights of any Lender under this Section 12.02 without the written consent of such Lender,
                    (iv) reduce the percentage specified in the definition of “Required Lenders” or amend the definition of “Pro Rata Share”, without the written consent of each Lender,
                    (v) release the Borrower or consent to the assignment or transfer by the Borrower of any of its rights or duties under this Agreement or the other Loan Documents, release all or substantially all of the Collateral, release all or substantially all of the

Guarantors from their obligations under the Loan Documents, or subordinate any Lien granted in to the Collateral Agent (other than in respect of Permitted Liens), in each case without the written consent of each Lender,
                    (vi) amend, modify or waive Section 4.04 or this Section 12.02 of this Agreement, without the written consent of each Lender,
                    (vii) amend or modify the definition of “Loan Limiter” without the written consent of each Lender,
                    (viii) amend, modify, or waive any provision of Section 10 pertaining to the Collateral Agent, the definition of, or the terms or provisions of, the Fee Letter, or any other rights or duties of the Collateral Agent under this Agreement or the other Loan Documents, without the written consent of the Collateral Agent,
                    (ix) amend, modify, or waive any provision of Section 10 pertaining to the Administrative Agent or any other rights or duties of the Administrative Agent under this Agreement or the other Loan Documents, without the written consent of the Administrative Agent, or
                    (x) amend, modify, or waive any rights or duties of the Swing Line Lender (solely in its capacity as such) under this Agreement or the other Loan Documents without the written consent of the Swing Line Lender.
          Section 12.03 No Waiver; Remedies, Etc. No failure on the part of any Agent or any Lender to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the Agents and the Lenders provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law. The rights of the Agents and the Lenders under any Loan Document against any party thereto are not conditional or contingent on any attempt by the Agents and the Lenders to exercise any of their rights under any other Loan Document against such party or against any other Person.
          Section 12.04 Expenses; Taxes; Attorneys Fees. The Borrower will pay on demand, all reasonable costs and expenses incurred by or on behalf of each Agent, each of its Affiliates and each of its Related Funds (and, in the case of clauses (c) through (n) below, each Lender), regardless of whether the transactions contemplated hereby are consummated (subject to any limitations set forth in Section 4.01), including reasonable fees, costs, client charges and expenses of counsel for each Agent (provided that, in the case of clauses (a) and (b) and (n) (to the extent related to clauses (a) or (b)) below, the Borrower shall not be required to pay fees, costs, client charges and expenses for the Administrative Agent accruing prior to the Effective Date in excess of $50,000) (and, in the case of clauses (c) through (n) below, each Lender), accounting, due diligence, periodic field audits, physical counts, valuations, investigations, searches and filings, monitoring of assets, appraisals of Collateral, title searches and reviewing environmental assessments, miscellaneous disbursements, examination, travel, lodging and meals, arising from or relating to: (a) the negotiation, preparation, execution, delivery, performance and administration of this Agreement and the other Loan Documents (including the preparation of any additional Loan Documents pursuant to Section 7.01(b) or the review of any of the agreements, instruments and documents referred to in Section 7.01(f)), (b) any syndication of the Loans or the Commitments (including the rating of the Term Loan), (c) any requested amendments, waivers or consents to this Agreement or the other Loan Documents whether or not such documents become effective or are given, (d) the preservation and protection of any of the Lenders’ rights under this Agreement or the other Loan Documents, (e) the defense of any claim or action asserted or brought against any Agent or any Lender by any Person that arises from or relates to this Agreement, any other Loan Document, the Agents’ or the Lenders’ claims against any Loan Party, or any and all matters in connection therewith (in each case, other than a claim or action arising from the gross negligence or willful misconduct of the applicable Agent or Lender, as determined by a final judgment of a court of competent jurisdiction), (f) the commencement or defense of, or intervention in, any court proceeding arising from or related to this Agreement or any other Loan Document (in each case, other than a claim or action arising from the gross negligence or willful misconduct of the applicable Agent or Lender, as determined by a final judgment of a court of competent jurisdiction), (g) the filing of any petition, complaint, answer, motion or other pleading by any Agent or any Lender, or the taking of any action in respect of the Collateral or other security, in connection with this Agreement or any other Loan Document, (h) the protection, collection, lease, sale, taking possession of or liquidation of, any Collateral or other security in connection with this Agreement or any other Loan Document, (i) any attempt to enforce any Lien or security interest in any Collateral or other security in connection with this Agreement or any other Loan Document, (j) any attempt to collect from any Loan Party, (k) all liabilities and costs of any Agent or Lender arising from or in connection with the past, present or future operations of any Loan Party involving any damage to real or personal property or natural resources alleged to have resulted from any Release of Hazardous Materials or any harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property, (l) any Environmental Liabilities and Costs of any Agent or Lender incurred in connection with the investigation, removal, cleanup or remediation of any Hazardous Materials present at or arising out of the operations of any facility owned or operated by any Loan Party (in each case, other than Environmental Liabilities and Costs arising from the actual operation of any such facility by such Agent or Lender), or (m) any Environmental Liabilities and Costs of any Agent or Lender incurred in connection with any Environmental Lien upon any property owned or operated by any Loan Party, or (n) the receipt by any Agent or any Lender of any advice from professionals with respect to any of the foregoing. Without limitation of the foregoing or any other provision of any Loan Document: (x) the Borrower agrees to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or hereafter determined by any Agent or any Lender to be payable in connection with this Agreement or any other Loan Document, and the Borrower agrees to save each Agent and each Lender harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions, (y) the Borrower agrees to pay all broker fees that may become due in connection with the transactions contemplated by this Agreement and the other Loan Documents (other than any broker engaged by any Agent or Lender), and (z) if the Borrower fails to perform any covenant or agreement contained herein or in any other Loan Document, any Agent may itself perform or cause performance of such covenant or agreement, and the reasonable expenses of such Agent incurred in connection therewith shall be reimbursed on demand by the Borrower.
          Section 12.05 Right of Set-off.
          (a) Each of the Lenders agrees that it shall not, without the express written consent of the Collateral Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of the Collateral Agent, set off against the Obligations, any amounts owing by such Lender to Borrower or any deposit accounts of Borrower now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by the Collateral Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against any Loan Party or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.
          (b) If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Administrative Agent pursuant to the terms of this Agreement, or (ii) payments from Administrative Agent in excess of such Lender’s ratable portion of all such distributions by Administrative Agent, such Lender promptly shall (1) turn the same over to Administrative Agent, in kind, and with such endorsements as may be required to negotiate the same to Administrative Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (2) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.
          Section 12.06 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.
          Section 12.07 Assignments and Participations. (a) This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of each Loan Party and each Agent and each Lender and their respective successors and assigns; provided, however, that none of the Loan Parties may assign or transfer any of its rights hereunder or under the other Loan Documents without the prior written consent of each Lender and any such assignment without the Lenders’ prior written consent shall be null and void.
               (b) Each Lender may (x) with the written consent of either Agent, assign to one or more other lenders or other entities all or a portion of its rights and obligations under this Agreement with respect to all or a portion of its Term Loan Commitment and all or any portion of the Term Loan made by it, and (y) with the written consent of either Agent, assign to one or more other lenders or other entities all or a portion of its rights and obligations under this Agreement with respect to all or a portion of its Revolving Credit Commitment and the Revolving Loans made by it (including, for purposes of this Section 12.07(b), participations in L/C Obligations and Swing Line Loans); provided, however, that (i) such assignment is in an amount which is at least $5,000,000 or a multiple of $1,000,000 in excess thereof (or the remainder of such Lender’s Commitment) (except such minimum amount shall not apply to an assignment by a Lender to (x) a Lender, an Affiliate of such Lender or a Related Fund of such Lender or (y) a group of new Lenders, each of whom is an Affiliate or Related Fund of each other to the extent the aggregate amount to be assigned to all such new Lenders is at least $5,000,000 or a multiple of $1,000,000 in excess thereof), (ii) except as provided in the last sentence of this Section 12.07(b), the parties to each such assignment shall execute and deliver to the Collateral Agent (and the Administrative Agent), for its acceptance, an Assignment and Acceptance, together with any promissory note subject to such assignment and such parties shall deliver to the Collateral Agent, for the benefit of the Collateral Agent, a processing and recordation fee of $5,000 (except the payment of such fee shall not be required (y) in connection with an assignment by a Lender to a Lender, an Affiliate of such Lender or to a Related Fund of such Lender or (z) if Collateral Agent, in its sole discretion, waives payment of such fee), (iii) no written consent of the Collateral Agent or the Administrative Agent shall be required (1) in connection with any assignment by a Lender to an Affiliate of such Lender or a Related Fund of such Lender or (2) if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of such Lender, and (iv) so long as no Default or Event of Default has occurred and is continuing, such assignment shall require the prior written consent of the Borrower, such consent not to be unreasonably withheld or delayed (except that no such consent of the Borrower shall be required in connection with (1) an assignment by a Lender to a Lender, to an Affiliate of such Lender, or to a Related Fund of such Lender or (2) if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of such Lender). Upon such execution, delivery and acceptance, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least 3 Business Days after the delivery thereof to the Collateral Agent (or such shorter period as shall be agreed to by the Collateral Agent and the parties to such assignment), (A) the assignee thereunder shall become a “Lender” hereunder and, in addition to the rights and obligations hereunder held by it immediately prior to such effective date, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and (B) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto). Notwithstanding anything to the contrary contained in this Section 12.07(b), a Lender may assign any or all of its rights under the Loan Documents to an Affiliate of such Lender or a Related Fund of such Lender without delivering an Assignment and Acceptance to the Agents or to any other Person (a “Related Party Assignment”); provided, however, that (I) the Borrower and the Administrative Agent may continue to deal solely and directly with such assigning Lender until an Assignment and

Acceptance has been delivered to the Administrative Agent for recordation on the Register, (II) the Collateral Agent may continue to deal solely and directly with such assigning Lender until receipt by the Collateral Agent of a copy of the fully executed Assignment and Acceptance pursuant to Section 12.07(e), (III) the failure of such assigning Lender to deliver an Assignment and Acceptance to the Agents shall not affect the legality, validity, or binding effect of such assignment, and (IV) an Assignment and Acceptance between the assigning Lender and an Affiliate of such Lender or a Related Fund of such Lender shall be effective as of the later of the date specified in such Assignment and Acceptance and the date when such Assignment and Acceptance is recorded on the Related Party Register.
               (c) By executing and delivering an Assignment and Acceptance, the assigning Lender and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto; (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or any of its Subsidiaries or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the assigning Lender, any Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (v) such assignee appoints and authorizes the Agents to take such action as agents on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agents by the terms hereof and thereof, together with such powers as are reasonably incidental hereto and thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender.
               (d) The Administrative Agent shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain, or cause to be maintained at the Payment Office, a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitments of, and the principal amount of the Loans (and stated interest thereon) (each, a “Registered Loan”) and L/C Obligations and Swing Line Loans owing to each Lender from time to time. Subject to the last sentence of this Section 12.07(d), the entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agents and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice. In the case of an assignment pursuant to the last sentence of Section 12.07(b) as to which an Assignment and Acceptance is not delivered to the Administrative Agent, the assigning

Lender shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register (the “Related Party Register”) comparable to the Register on behalf of the Borrower. Any such Related Party Register shall be available for inspection by the Borrower, any Agent and any Lender at any reasonable time and from time to time upon reasonable prior notice.
               (e) Upon receipt by the Administrative Agent of an Assignment and Acceptance, and subject to any consent required from the Administrative Agent, the Collateral Agent or the Borrower pursuant to Section 12.07(b) (which consents of the Administrative Agent, the Collateral Agent and the Borrower, as applicable must be evidenced by their respective execution of an acceptance to such Assignment and Acceptance), the Administrative Agent shall accept such assignment, record the information contained therein in the Register and provide to the Collateral Agent a copy of the fully executed Assignment and Acceptance.
               (f) A Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register or the Related Party Register (and each registered note shall expressly so provide). Any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register or the Related Party Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any, evidencing the same), the Agents shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon, notwithstanding notice to the contrary.
               (g) In the event that any Lender sells participations in a Registered Loan, such Lender shall maintain a register for this purpose as a non-fiduciary agent of the Borrower on which it enters the name of all participants in the Registered Loans held by it and the principal amount (and stated interest thereon) of the portion of the Registered Loan that is the subject of the participation (the “Participant Register”). A Registered Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register. Any such Participant Register shall be available for inspection by the Borrower, any Agent and any Lender at any reasonable time and from time to time upon reasonable prior notice.
               (h) Any Non-U.S. Lender who is assigned an interest in any portion of such Registered Loan pursuant to an Assignment and Acceptance shall comply with Section 2.08(d).
               (i) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other

Loan Documents (including, all or a portion of its Commitments, the Loans made by it, and its Pro Rata Share of the L/C Obligations and Swing Line Loans); provided, that (i) such Lender’s obligations under this Agreement (including without limitation, its Commitments hereunder) and the other Loan Documents shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents; and (iii) a participant shall not be entitled to require such Lender to take or omit to take any action hereunder except (A) action directly effecting an extension of the maturity dates or decrease in the principal amount of the Loans or the L/C Obligations, (B) action directly effecting an extension of the due dates or a decrease in the rate of interest payable on the Loans or the fees payable under this Agreement, or (C) actions directly effecting a release of all or a substantial portion of the Collateral or any Loan Party (except as set forth in Section 10.08 of this Agreement or any other Loan Document). The Loan Parties agree that each participant shall be entitled to the benefits of Section 2.08 and Section 4.05 of this Agreement with respect to its participation in any portion of the Commitments and the Loans as if it was a Lender.
               (j) Notwithstanding anything to the contrary contained herein, if at any time Cratos and its Affiliates that are Lenders hereto assign all of their Revolving Credit Commitments and Revolving Loans pursuant to Section 12.07(b), Cratos may, (i) upon 5 days’ notice to the Borrower and the Lenders, resign as Swing Line Lender. In the event of any such resignation of the Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor Swing Line Lender hereunder (subject to such Lender’s acceptance of such appointment); provided, that no failure by the Borrower to appoint any such successor shall affect the resignation of Cratos as Swing Line Lender. If Cratos resigns as the Swing Line Lender, it shall retain all the rights of the Swing Line Lender hereunder with respect to the Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Revolving Loan Lenders to make Reference Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.02(e).
          Section 12.08 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.
          Section 12.09 GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

          Section 12.10 CONSENT TO JURISDICTION; SERVICE OF PROCESS AND VENUE. EACH OF THE PARTIES HERETO AGREE THAT ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT COLLATERAL AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE COLLATERAL AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH LOAN PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES, AND DOCUMENTS IN ANY SUIT, ACTION, OR PROCEEDING BROUGHT IN THE UNITED STATES OF AMERICA ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS BY THE MAILING (BY REGISTERED MAIL OR CERTIFIED MAIL, POSTAGE PREPAID) OR DELIVERING OF A COPY OF SUCH PROCESS TO SUCH LOAN PARTY, C/O THE BORROWER, AT THE BORROWER’S ADDRESS FOR NOTICES AS SET FORTH IN SECTION 12.01. THE LOAN PARTIES AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENTS AND THE LENDERS TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY LOAN PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH LOAN PARTY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.
          Section 12.11 WAIVER OF JURY TRIAL, ETC. EACH LOAN PARTY, EACH AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A

COURT AND NOT BEFORE A JURY. EACH LOAN PARTY CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF ANY AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT ANY AGENT OR ANY LENDER WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS. EACH LOAN PARTY HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENTS AND THE LENDERS ENTERING INTO THIS AGREEMENT.
          Section 12.12 Consent by the Agents and Lenders. Except as otherwise expressly set forth herein to the contrary, if the consent, approval, satisfaction, determination, judgment, acceptance or similar action (an “Action”) of any Agent or any Lender shall be permitted or required pursuant to any provision hereof or any provision of any other agreement to which any Loan Party is a party and to which any Agent or any Lender has succeeded thereto, such Action shall be required to be in writing and may be withheld or denied by such Agent or such Lender, in its sole discretion, with or without any reason, and without being subject to question or challenge on the grounds that such Action was not taken in good faith.
          Section 12.13 No Party Deemed Drafter. Each of the parties hereto agrees that no party hereto shall be deemed to be the drafter of this Agreement.
          Section 12.14 Reinstatement; Certain Payments. If any claim is ever made upon any Agent, any Lender or the L/C Issuer for repayment or recovery of any amount or amounts received by such Agent, such Lender or the L/C Issuer in payment or on account of any of the Obligations, such Agent, such Lender or the L/C Issuer shall give prompt notice of such claim to each other Agent and Lender and the Borrower, and if such Agent, such Lender or the L/C Issuer repays all or part of such amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such Agent, such Lender or the L/C Issuer or any of its property, or (ii) any good faith settlement or compromise of any such claim effected by such Agent, such Lender or the L/C Issuer with any such claimant, then and in such event each Loan Party agrees that (A) any such judgment, decree, order, settlement or compromise shall be binding upon it notwithstanding the cancellation of any Indebtedness hereunder or under the other Loan Documents or the termination of this Agreement or the other Loan Documents, and (B) it shall be and remain liable to such Agent, such Lender or the L/C Issuer hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Agent, such Lender or the L/C Issuer. The provisions of this Section shall survive the repayment of the Obligations and release of the Liens granted under the Loan Documents.
          Section 12.15 Indemnification. In addition to each Loan Party’s other Obligations under this Agreement, each Loan Party agrees to, jointly and severally, defend, protect, indemnify and hold harmless each member of the Lender Group and all of their respective officers, directors, employees, attorneys, consultants and agents (collectively called the “Indemnitees”) from and against any and all out-of-pocket losses, damages, liabilities, obligations, penalties, reasonable fees, reasonable costs and expenses (including reasonable attorneys fees, costs and expenses) (“Losses”) incurred by such Indemnitees, whether prior to or from and after the Effective Date, whether direct, indirect or consequential, as a result of or arising from or relating to or in connection with any of the following: (i) any Losses arising out of the negotiation, preparation, execution or performance or enforcement of this Agreement, any other Loan Document or of any other document executed in connection with the transactions contemplated by this Agreement, (ii) any Losses arising out of any Agent’s or any Lender’s furnishing of funds to the Borrower under this Agreement or any other Loan Document, including the management of any such Loans, (iii) any Losses arising out of any matter relating to the financing transactions contemplated by this Agreement or the other Loan Documents or by any document executed in connection with the transactions contemplated by this Agreement or the other Loan Documents, or (iv) any Losses arising out of any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (collectively, the “Indemnified Matters”); provided, however, that the Loan Parties shall not have any obligation to any Indemnitee under this Section 12.15 for any Indemnified Matter caused by the gross negligence or willful misconduct of such Indemnitee or bad faith breach of such Indemnitee’s obligations under the Loan Documents, in each case, as determined by a final judgment of a court of competent jurisdiction. Such indemnification for all of the foregoing losses, damages, fees, costs and expenses of the Indemnitees are chargeable against the Loan Account. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 12.15 may be unenforceable because it is violative of any law or public policy, each Loan Party shall, jointly and severally, contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees. This Indemnity shall survive the repayment of the Obligations and the discharge of the Liens granted under the Loan Documents.
          Section 12.16 Records. The unpaid principal of and interest on the Loans, the interest rate or rates applicable to such unpaid principal and interest, the duration of such applicability, the Commitments, and the accrued and unpaid fees payable pursuant to Sections 2.06 or 3.03 hereof or the Fee Letter shall at all times be ascertained from the records of the Agents, which shall be conclusive and binding absent manifest error.
          Section 12.17 Binding Effect. This Agreement shall become effective when it shall have been executed by each Loan Party, each Agent and each Lender and thereafter shall be binding upon and inure to the benefit of each Loan Party, each Agent and each Lender, and their respective successors and assigns, except that the Loan Parties shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of each Lender, and any assignment by any Lender shall be governed by Section 12.07 hereof.
          Section 12.18 Interest. It is the intention of the parties hereto that each Agent and each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby or by any other Loan Document would be usurious as to any Agent or any Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Agent or such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in this Agreement or any other Loan Document or any agreement entered into in connection with or as security for the Obligations, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to any Agent or any Lender that is contracted for, taken, reserved, charged or received by such Agent or such Lender under this Agreement or any other Loan Document or agreements or otherwise in connection with the Obligations shall under no circumstances exceed the maximum amount allowed by such applicable law, any excess shall be canceled automatically and if theretofore paid shall be credited by such Agent or such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such Lender, as applicable, to the Borrower); and (ii) in the event that the maturity of the Obligations is accelerated by reason of any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Agent or any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Agent or such Lender, as applicable, as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Agent or such Lender, as applicable, on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such Lender to the Borrower). All sums paid or agreed to be paid to any Agent or any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Agent or such Lender, be amortized, prorated, allocated and spread throughout the full term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (i) the amount of interest payable to any Agent or any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Agent or such Lender pursuant to this Section 12.18 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Agent or such Lender would be less than the amount of interest payable to such Agent or such Lender computed at the Highest Lawful Rate applicable to such Agent or such Lender, then the amount of interest payable to such Agent or such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Agent or such Lender until the total amount of interest payable to such Agent or such Lender shall equal the total amount of interest which would have been payable to such Agent or such Lender if the total amount of interest had been computed without giving effect to this Section 12.18.
          For purposes of this Section 12.18, the term “applicable law” shall mean that law in effect from time to time and applicable to the loan transaction between the Borrower, on the one hand, and the Agents and the Lenders, on the other, that lawfully permits the charging and collection of the highest permissible, lawful non-usurious rate of interest on such loan transaction and this Agreement, including laws of the State of New York and, to the extent controlling, laws of the United States of America.
          The right to accelerate the maturity of the Obligations does not include the right to accelerate any interest that has not accrued as of the date of acceleration.
          Section 12.19 Confidentiality. Each Agent and each Lender agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to keep confidential (using the same degree of care as it use to protect its own confidential information), any material non-public information supplied to it by the Loan Parties pursuant to this Agreement or the other Loan Documents which is identified in writing (including, in the case of information supplied orally, by email) by the Loan Parties as being confidential at the same time (or, the case of information supplied orally, at substantially the same time) such information is delivered to such Person (and which at the time is not, and does not thereafter become, publicly available or available to such Person from another source not known to be subject to a confidentiality obligation to such Person not to disclose such information), provided that nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process, (ii) to counsel for any Agent or any Lender so long as such counsel is bound by a duty of confidentiality with such Agent or Lender, (iii) to examiners, auditors or accountants so long as such examiners, auditors or accountants are bound by a duty of confidentiality with such Agent or Lender, (iv) to Securitization Parties; provided, however, that the Agent or Lender making disclosure to such Securitization Party shall be liable to the Borrower for actual damages suffered by the Borrower if such Securitization Party makes a disclosure of information received solely from the applicable Agent or Lender which disclosure would not be permitted to be made hereunder by such applicable Agent or Lender, (v) to the extent required, in connection with any litigation relating hereto or to the other Loan Documents and the transactions contemplated hereby and thereby to which any Agent or any Lender is a party or (vi) to any permitted assignee or participant (or prospective permitted assignee or participant) so long as such permitted assignee or participant (or prospective permitted assignee or participant) first agrees, in writing, to be bound by confidentiality provisions similar in substance to this Section 12.19. Each Agent and each Lender agrees that, upon receipt of a request or identification of the requirement for disclosure pursuant to clause (v) hereof, it will make reasonable efforts to keep the Loan Parties informed of such request or identification and will limit disclosure to that required by applicable law; provided that each Loan Party acknowledges that each Agent and each Lender may make disclosure as required or requested by any Governmental Authority or representative thereof and that each Agent and each Lender may be subject to review by Securitization Parties or other regulatory agencies and may be required to provide to, or otherwise make available for review by, the representatives of such parties or agencies any such non-public information.
          Section 12.20 [Intentionally Omitted].
          Section 12.21 Debtor-Creditor Relationship. The relationship between the Lenders, Agents and L/C Issuer, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. None of the Lenders, the Agents or the L/C Issuer has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with, and there is no agency or joint venture relationship between the Agents, the Lenders and L/C Issuer, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.
          Section 12.22 Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.
          Section 12.23 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

SPHERIS OPERATIONS LLC,
a Tennessee limited liability company

By:	/s/ Gregory T. Stevens

Name: Gregory T. Stevens
Title: Secretary

GUARANTORS:

SPHERIS HOLDING II, INC.,
a Delaware corporation

By:	/s/ Gregory T. Stevens

Name: Gregory T. Stevens
Title: Secretary

SPHERIS INC.,
a Delaware corporation

By:	/s/ Gregory T. Stevens

Name: Gregory T. Stevens
Title: Chief Administrative Officer and General
Counsel; Chief Compliance Officer and Secretary

SPHERIS LEASING LLC,
a Tennessee limited liability company

By:	/s/ Gregory T. Stevens

Name: Gregory T. Stevens
Title: Secretary

SPHERIS CANADA INC.,
a Tennessee corporation

By:	/s/ Gregory T. Stevens

Name: Gregory T. Stevens
Title: Secretary
Signature page to financing agreement

VIANETA COMMUNICATIONS,
a California corporation

By:	/s/ Gregory T. Stevens

Name: Gregory T. Stevens
Title: Secretary

COLLATERAL AGENT AND LENDER:

ABLECO FINANCE LLC,
a Delaware limited liability company

By:	/s/ Daniel Wolf

Name: Daniel Wolf
Title: President

ADMINISTRATIVE AGENT AND LENDER:

CRATOS CAPITAL MANAGEMENT, LLC,
a Delaware limited liability company

By:	/s/ Phyliss Heisen

Name: Phyliss Heisen
Title: Director
Signature page to financing agreement